As filed with the Securities and Exchange Commission on September 15, 2016

Registration No. 333-212995
UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

Amendment No.2 to FORM S-1 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TOWERSTREAM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	4899	20-8259086
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Code Number)	Identification Number)

88 Silva Lane

Middletown, Rhode Island 02842

(401) 848-5848

 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Philip Urso

Interim Chief Executive Officer

Towerstream Corporation

88 Silva Lane

Middletown, Rhode Island 02842

(401) 848-5848

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Harvey Kesner, Esq. Sichenzia Ross Friedman Ference LLP 61 Broadway, 32nd Fl. New York, NY 10006 (212) 930-9700	Steven M. Skolnick, Esq. Lowenstein Sandler LLP 1251 Avenue of the Americas New York, NY 10020 (646) 414-6847

 Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.001 per share (1)(2)		$5,750,000.00 (3)	$579.03
Common stock, par value $0.001 per share being registered for resale (4)	805,000	$1,730,750.00 (5)	$174.29
Total		$7,480,750.00	$753.32

(1)

Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(2)	Includes shares subject to underwriters’ over-allotment option.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(4)	Includes 680,000 shares of common stock that are issuable upon the conversion of Series C Convertible Preferred Stock.
(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Registrant’s common stock as reported by The Nasdaq Capital Market on September 12, 2016.  The shares offered hereunder may be sold by the selling stockholders from time to time in the open market, through privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale or at negotiated prices.

*$2,014 previously paid

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement contains two forms of prospectus, as set forth below.

•

Public Offering Prospectus.  A prospectus to be used for the initial public offering by the Registrant of $5 million of shares of common stock (and an additional 15% of shares of common stock which may be sold upon exercise of the underwriters’ over-allotment option) through the underwriters named on the cover page of the Public Offering Prospectus.

•

Selling Stockholder Prospectus.  A prospectus to be used in connection with the potential resale by certain selling stockholders of up to an aggregate of 805,000 shares of common stock, of which 680,000 are issuable upon conversion of the Company’s Series C Convertible Preferred Stock.

The Public Offering Prospectus and the Selling Stockholder Prospectus will be identical in all respects except for the following principal points:

•	they contain different front covers;
•	they contain different Use of Proceeds sections;
•	a Shares Registered for Resale section is included in the Selling Stockholder Prospectus;
•	a Selling Stockholders section is included in the Selling Stockholder Prospectus;
•	the Underwriting section from the Public Offering Prospectus is deleted from the Selling Stockholder Prospectus and a Plan of Distribution section is inserted in its place;
•	they contain different disclosures in the Legal Matters section;
•	the Risk Factors sections contain immaterial differences; and
•	they contain different back covers.

The registrant has included in this registration statement, after the financial statements, a set of alternate pages to reflect the foregoing differences between the Selling Stockholder Prospectus and the Public Offering Prospectus.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED SEPTEMBER __, 2016

_____ Shares of Common Stock

Towerstream Corporation is offering $5,000,000 of shares of its common stock pursuant to this prospectus.

Our common stock is presently quoted on The NASDAQ Capital Market (“NASDAQ”) under the symbol “TWER”. On September 12, 2016, the last reported sale price for our common stock on NASDAQ was $2.13 per share.

Our business and an investment in our securities involve a high degree of risk. See “Risk Factors” beginning on page 13 of this prospectus for a discussion of information that you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price
Underwriting discount (1)
Proceeds, before expenses, to us (2)

(1)

We have agreed to reimburse the underwriter for certain of its reasonable out-of-pocket expenses. See “Underwriting” beginning on page 74 for more information on this offering and the underwriting arrangements.

(2)	We estimate the total expenses of this offering payable by us, excluding the underwriting discount, will be approximately $375,000. All costs associated with the registration will be borne by us.

The underwriters may also purchase up to an additional 15% of shares of our common stock within 45 days from the date of this prospectus to cover over-allotments, if any.

The underwriter expects to deliver the shares against payment therefor on or about         , 2016.

Sole Book Running Manager

Laidlaw & Company (UK) Ltd.

The date of this prospectus is ______, 2016

You should rely only on the information contained in this prospectus or in any free writing prospectus that we may specifically authorize to be delivered or made available to you. We have not, and the underwriters have not, authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell shares of our common stock. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted.

For investors outside the United States: We have not and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each case included elsewhere in this prospectus.

Unless the context otherwise requires, references to “we,” “our,” “us,” or the “Company” in this prospectus mean Towerstream Corporation on a consolidated basis with its wholly-owned subsidiaries.

Towersteam Corporation

Towerstream Corporation is primarily a provider of fixed wireless services to businesses in twelve major urban markets across the U.S. During its first decade of operations, the Company's business activities were focused on delivering fixed wireless broadband services to commercial customers over a wireless network transmitting over both regulated and unregulated radio spectrum. The Company's fixed wireless service supports bandwidth on demand, wireless redundancy, virtual private networks, disaster recovery, bundled data and video services. The Company provides services to business customers in New York City, Boston, Chicago, Los Angeles, San Francisco, Seattle, Miami, Dallas-Fort Worth, Houston, Philadelphia, Las Vegas-Reno and Providence-Newport. The Company's "Fixed Wireless Services Business" ("Fixed Wireless" or "FW") has historically grown both organically and through the acquisition of five other fixed wireless broadband providers in various markets.

The Company's traditional fixed wireless business delivers high volume broadband to clients through a radio receiver/transmitter on each client’s building which is dedicated solely to the Company’s clients in such building. Beginning in the first half of 2014, the Company shifted its sales and marketing strategy to focus on its fixed wireless On-Net platform, which allows one radio receiver/transmitter to service multiple clients per building. Under its On-Net platform, the Company is able to connect, or “light”, the entire building at once and at a cost similar to what was traditionally required for one high bandwidth customer requiring point-to-point equipment. This can be accomplished, in part, because the capabilities of the equipment installed by the Company have improved even as the cost has decreased. As a result, Towerstream is able to leverage the initial installation cost to serve the entire building tenant base. In place of a wireless install for every single customer, Towerstream now only has to install the wireless portion of the install once. Subsequent customers are connected by simply running a wire to the common space in the building where the wireless service terminates. Additionally, instead of having multiple antennas on both the customer building and the Points-of-Presence (“PoP” or “Company Locations”), there generally needs to be only one antenna on each location.

Currently Towerstream is offering 20M, 50M, 100M and up to 1000M bandwidth denominations. This unique portfolio of bandwidth services is able to go up and down existing markets from small business to Fortune 500 companies.  Such service is as fast as fiber and equally as stable.

Towerstream exited its capital intensive shared wireless business, which was operated through its subsidiary Hetnets Tower Corporation, at the end of 2015, secured a long term revenue and cash flow generating agreement with Time Warner Cable which purchased the Hetnets business and assumed all liabilities associated with it, and realized substantial write-downs from discontinued operations related to this sale which impacted stockholders equity in the fourth quarter of 2015 and the first quarter of 2016. However, on August 9, 2016, the Company reported results for the second quarter ended June 30, 2016 which included:

a)	Sales of $6.9 million, an increase over the $6.7 million reported for the preceding quarter and the first time the Company reported quarter-over-quarter growth since late 2013;

b)	A 48% increase in its On-Net customer base compared to the preceding quarter;

c)	Operating expenses, excluding depreciation and amortization, of $6.9 million, a reduction compared to the $7.9 million reported for the preceding quarter;

d)	Positive Adjusted EBITDA* of $414 thousand representing almost a $1.0 million upswing compared to the preceding quarter; and

e)	Cash burn of $1.9 million, a significant reduction compared to the $5.5 million reported for the preceding quarter.

f)

A total of 267 buildings "On Net" as of June 30, 2016 and sufficient equipment inventory on hand to bring an additional 300 buildings “On-Net” at significantly reduced capital expenditure costs compared to previous installations.

* Adjusted EBITDA, a non-GAAP measurement, represents income (loss) before interest, taxes, depreciation, amortization, stock-based compensation and non-recurring income and expense amounts. This amount was computed by starting with the $3,075 thousand loss reported on a GAAP basis for the quarter ended June 30, 2106 and then adding back $3,044 thousand in depreciation and amortization, $322 thousand in non-recurring expenses, $142 thousand in stock-based compensation, and $4 thousand in other expenses and then subtracting $23 thousand in deferred rent resulting in $414 thousand in Adjusted EBITDA.

Our Networks

The foundation of our networks consists of PoPs which are generally located on very tall buildings in each urban market. We enter into long term lease agreements with the owners of these buildings which provide us with the right to install communications equipment on the rooftop. We deploy this equipment in order to connect customers to the Internet or to pass small cell signals to carriers and other service providers. Each PoP is "linked" to one or more other PoPs to enhance redundancy and ensure that there is no single point of failure in the network. One or more of our PoPs are located in buildings where national Internet service providers such as Cogent or Level 3 are located, and we enter into IP transit or peering arrangements with these organizations in order to connect to the Internet. Each PoP has a coverage area averaging approximately six miles. Our PoPs are utilized by both our Fixed Wireless and Shared Wireless Infrastructure segments.

Our network does not depend on traditional copper wire or fiber connections which are the backbone of many of our competitors' networks. We believe this provides us with an advantage because we may not be significantly affected by events such as natural disasters and power outages.

Markets

We launched our fixed wireless business in April 2001 in the Boston and Providence markets. In June 2003, we launched service in New York City and followed that with our entry into the Chicago, Los Angeles, San Francisco, Miami and Dallas-Fort Worth markets at various times through April 2008. Philadelphia was our last market launch in November 2009. We entered the Seattle, Las Vegas-Reno, and Houston markets through acquisitions of service providers based in those markets. We also expanded our market coverage and presence in Boston, Providence, and Los Angeles through acquisitions.

We determine which geographic markets to enter by assessing criteria in four broad categories. First, we evaluate our ability to deploy our service in a given market after taking into consideration our spectrum position, the availability of towers and zoning constraints. Second, we assess the market by evaluating the number of competitors, existing price points, demographic characteristics and distribution channels. Third, we evaluate the economic potential of the market, focusing on our forecasts of revenue opportunities and capital requirements. Finally, we look at market clustering opportunities and other cost efficiencies that might be realized. Based on this approach, as of June 30, 2016, we offered wireless broadband connectivity in 12 markets, of which ten are in the top 20 metropolitan areas in the United States based on the number of small to medium businesses in each market. These ten markets cover approximately 50% of small and medium businesses (5 to 249 employees) in the United States.

Competitive Strengths

Even though we face substantial existing and prospective competition, we believe that we have a number of competitive advantages that allow us to retain existing customers and attract new customers over time.

Reliability

Our network was designed specifically to support wireless broadband services. The networks of cellular, cable and DSL companies rely on infrastructure that was originally designed for non-broadband purposes. We also connect our customers to our Wireless Ring in the Sky which has no single point of failure. This ring is fed by multiple national Internet providers located at opposite ends of our service cities and connected to our national ring which is fed by multiple leading carriers. We believe that we are the only wireless broadband provider that offers true separate egress for true redundancy. With DSL and cable offerings, the wireline connection can be terminated by one backhoe swipe or switch failure. Our Wireless Ring in the Sky is not likely to be affected by backhoe or other below-ground accidents or severe weather. As a result, our network has historically experienced reliability rates of approximately 99%.

Flexibility

Our wireless infrastructure and service delivery enables us to respond quickly to changes in a customer’s broadband requirements. We offer bandwidth options ranging from 0.5 megabits per second up to 1.5 gigabit per second. We can usually adjust a customer’s bandwidth remotely and without having to visit the customer location to modify or install new equipment. Changes can often be made on a same day basis.

Timeliness

We have demonstrated the capability to install a new customer and begin delivering Internet connectivity within 3 to 5 business days after receiving a customer’s order. Many of the larger telecommunications companies can take 30 to 60 days to complete an installation. The timeliness of service delivery has become more important as businesses conduct more of their business operations through the Internet.

Value

We own our entire network which enables us to price our services lower than most of our competitors. Specifically, we are able to offer competitive prices because we do not have to buy a local loop charge from the telephone company.

Efficient Economic Model

We believe our economic model is characterized by low fixed capital and operating expenditures relative to other wireless and wireline broadband service providers. We own our entire network which eliminates costs involved with using leased lines owned by telephone or cable companies. Our network is modular. Coverage is directly related to various factors including the height of the facility we are on and the frequencies we utilize. The average area covered by a PoP is a six-mile radius.

Prime Real Estate Locations

We have secured long term lease agreements for prime real estate locations in the twelve markets in which we have built our fixed wireless network. These locations are some of the tallest buildings in each city which facilitates our ability to deliver Internet connectivity to customer locations where line of sight is not available to our competitors.

Corporate History and Information

We were organized in the State of Nevada in June 2005. In January 2007, we merged with and into a wholly-owned Delaware subsidiary for the sole purpose of changing our state of incorporation to Delaware. In January 2007, a wholly-owned subsidiary of ours merged with and into a private company formed in 1999, Towerstream Corporation, with Towerstream Corporation being the surviving company. Upon closing of the merger, we discontinued our former business and succeeded to the business of Towerstream Corporation as our sole line of business. At the same time, we also changed our name to Towerstream Corporation and our subsidiary, Towerstream Corporation, changed its name to Towerstream I, Inc.

Our principal executive offices are located at 88 Silva Lane, Middletown, Rhode Island, 02842.  Our telephone number is (401) 848-5848. The Company’s website address is http://www.towerstream.com . Information contained on the Company’s website is not incorporated into this prospectus.

Recent Warrant Exchange

On September 14, 2016, in connection with obtaining the required approval of the investors in our June 2016 financing to this offering, we entered into separate exchange agreements with the holders of all of the warrants issued in our June 2016 and July 2016 financings. Under the terms of the exchange agreements, each investor exchanged its respective warrants (an aggregate of 973,214 warrants), without the payment of any exercise price therefore, and relinquished any and all other rights it may have under the warrants, for an aggregate of 680,000 shares of the Company’s newly authorized shares of Series C Convertible Preferred Stock. We have agreed to register for resale the shares of common stock underlying the Series C Convertible Preferred Stock, which we are effecting concurrently with this offering.

Each share of Series C Convertible Preferred Stock has a liquidation value of $0.001 and is convertible into one share of common stock, subject to adjustments for stock dividends, stock splits and similar corporate actions. The Company is prohibited from effecting the conversion of a holder’s Series C Convertible Preferred Stock to the extent that, as a result of such exercise, such holder would beneficially own more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon such conversion. The Series C Convertible Preferred Stock shall rank senior to the Series A Preferred Stock and the Company’s Common Stock.

Summary of the Offering

Securities offered by us	2,347,428 shares of common stock (assuming a public offering price of $2.13 per share, the closing price per share of our common stock on The Nasdaq Capital Market on September 12, 2016.)

Common stock to be outstanding after this offering	7,023,224 shares of common stock (assuming a public offering price of $2.13 per share, the closing price per share of our common stock on The Nasdaq Capital Market on September 12, 2016.)

Overallotment Option

We have granted the underwriter an option for a period of up to 45 days from the date of this prospectus to purchase up to 352,113 additional shares of our common stock at the public offering price less the underwriting discount, solely to cover over-allotments.

Use of proceeds

We intend to use the net proceeds received from this offering either for working capital, acquisitions and general corporate purposes, or to prepay up to $5.0 million of our outstanding debt to Melody Business Finance, LLC. As of the date of this prospectus, we have not entered into any binding agreement with Melody Business Finance, LLC relating to prepayment of the outstanding debt and there is no guarantee that we shall be able to enter into such an agreement on terms favorable to us or at all.

See “Use of Proceeds” on page 28 of this prospectus.

Risk factors

See “Risk Factors” beginning on page 13 of this prospectus and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

NASDAQ trading symbol	TWER

Unless we indicate otherwise, all information in this prospectus has been adjusted for a 1 for 20 reverse stock split effective on July 7, 2016 and is based on 4,675,796 shares of common stock issued and outstanding as of September 14, 2016, and:

●	excludes 180,000 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $16.87 per share as of September 14, 2016;

●	excludes 990,241 shares of our common stock issuable upon exercise of outstanding options at a weighted average exercise price of $11.05 per share as of September 14, 2016;

●	excludes 680,000 shares of our common stock issuable upon conversion of outstanding shares of Series C Convertible Preferred Stock;

●	excludes 66,775 shares of our common stock reserved for issuance under our equity incentive plans; and

●	excludes shares issuable upon exercise of the underwriters’ over-allotment option.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table includes (i) summary consolidated statement of operations data for the years ended December 31, 2013, 2014, and 2015 and the three and six months ended June 30, 2015 and 2016 and (ii) summary consolidated balance sheet data as of December 31, 2014 and 2015 and June 30, 2016 (unaudited), derived from our audited and unaudited consolidated financial statements and related notes included elsewhere in this prospectus. This table also includes (i) summary consolidated statement of operations data for the years ended December 31, 2011 and 2012 and (ii) summary consolidated balance sheet data as of December 31, 2011, 2012, and 2013, 2014 and June 30, 2015 (unaudited), derived from our audited and unaudited consolidated financial statements which are not included in this prospectus. Our financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States. The results indicated below are not necessarily indicative of our future performance.

Certain operating expenses in these financial statements have been reclassified to conform to the presentation in the current condensed consolidated financial statements. These reclassifications had no impact upon the previously reported net losses.

You should read this information together with the sections entitled “Capitalization”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Selected Consolidated Financial Data”, and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Years ended December 31,					Three Months Ended June 30,		Six Months Ended June 30,
	2011	2012	2013	2014	2015	2015	2016	2015	2016
						(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$26,494,737	$32,279,430	$31,892,584	$29,936,181	$27,905,023	$7,030,907	$6,872,342	$14,203,374	$13,606,432

Operating expenses:
Infrastructure and access	8,931,312	13,265,422	10,040,584	9,946,602	10,389,660	2,490,508	2,631,114	5,049,484	5,182,841
Depreciation and amortization	9,138,318	13,634,294	11,842,795	9,681,631	9,643,583	2,393,254	3,044,132	4,741,127	5,571,778
Network operations	4,648,435	6,904,187	5,225,772	5,176,857	5,407,454	1,370,126	1,298,590	2,704,558	2,589,778
Customer support	2,067,054	3,070,137	2,323,783	2,302,032	2,404,573	653,534	484,664	1,326,417	1,027,855
Sales and marketing	4,613,836	6,852,798	5,186,875	5,138,325	5,367,205	1,545,366	883,961	2,876,048	2,378,881
General and administrative	6,260,310	9,298,258	7,052,863	6,971,966	7,282,523	1,561,775	1,604,542	3,485,842	3,584,335
Total Operating Expenses	35,659,265	53,025,096	41,672,672	39,217,413	40,494,997	10,014,563	9,947,003	20,183,476	20,335,468

Operating Loss	(9,164,528)	(20,745,666)	(9,780,088)	(9,281,232)	(12,589,974)	(2,983,656)	(3,074,661)	(5,980,102)	(6,729,036)

Other income (expense):
Interest, net	35,486	(63,714)	(217,741)	(1,672,846)	(6,652,786)	(1,670,428)	(1,588,291)	(3,334,692)	(3,195,411)
Gain on business acquisitions	2,231,534	(40,079)	1,004,099	-	-	-	-	-	-
Other	(9,581)	(13,860)	-	-	-	-	-	-	-
Total other income	2,257,439	(117,653)	786,358	(1,672,846)	(6,652,786)	(1,670,428)	(1,588,291)	(3,334,692)	(3,195,411)

Loss before income taxes	(6,907,089)	(20,863,319)	(8,993,730)	(10,954,078)	(19,242,760)	(4,654,084)	(4,662,952)	(9,314,794)	(9,924,447)

(Provision for) benefit from income taxes	(118,018)	(126,256)	(78,531)	(78,532)	37,562	-	-	-	-

Loss from continuing operations	(7,025,107)	(20,989,575)	(9,072,261)	(11,032,610)	(19,205,198)	(4,654,084)	(4,662,952)	(9,314,794)	(9,924,447)

Loss from discontinued operations:
Operating Loss	-	-	(15,703,028)	(16,559,140)	(21,277,604)	(4,196,727)	(67,576)	(8,459,083)	(2,977,143)
Gain on Sale of assets	-	-	-	-	-	-	-	-	1,177,742
Total loss from discontinued operations	-	-	(15,703,028)	(16,559,140)	(21,277,604)	(4,196,727)	(67,576)	(8,459,083)	(1,799,401)

Net Loss	$(7,025,107)	$(20,989,575)	$(24,775,289)	$(27,591,750)	$(40,482,802)	$(8,850,811)	$(4,730,528)	$(17,773,877)	$(11,723,848)

Net loss per share - Basic and diluted
Continuing operations	$(2.96)	$(7.71)	$(2.78)	$(3.30)	$(5.65)	$(1.39)	$(1.36)	$(2.79)	$(2.93)
Discontinued operations	-	-	(4.82)	(4.96)	(6.26)	(1.26)	(0.02)	(2.54)	(0.53)
Total net loss per share - Basic and diluted	$(2.96)	$(7.71)	$(7.60)	$(8.26)	$(11.92)	$(2.65)	$(1.38)	$(5.33)	$(3.46)

Weighted average common shares outstanding	2,375,293	2,721,709	3,259,066	3,340,188	3,396,583	3,336,219	3,432,384	3,334,539	3,387,462

	As of December 31,					As of June 30,
	2011	2012	2013	2014	2015	2015	2016
						(unaudited)	(unaudited)
Cash and cash equivalents	$44,672,587	$15,152,226	$28,181,531	$38,027,509	$15,116,531	$26,117,134	$9,977,495
Working capital	$40,231,504	$7,399,143	$23,697,158	$35,067,152	$13,506,611	$22,639,193	$4,530,584
Total assets	$83,636,896	$67,109,714	$74,917,467	$82,321,838	$47,029,839	$67,185,429	$36,479,402

Non-current debt and other liabilities	$835,859	$2,688,775	$2,802,018	$35,162,108	$35,527,976	$36,746,278	$36,099,368
Stockholders’ equity (Deficit)	$77,144,910	$57,803,908	$66,093,941	$41,962,027	$2,545,687	$24,631,751	$(6,471,727)

PROFORMA BALANCE SHEET
AS OF JUNE 30, 2016

(UNAUDITED)

	As of June 30, 2016
	Reported	Pro Forma		Pro Forma
		Adjustments		As Adjusted

ASSETS

Current assets:
Cash and cash equivalents	$9,977,495	1,250,000	(2)	$11,227,495
Other current assets - Countinuing operations	1,166,800			1,166,800
Other current assets - Discountinued operations	238,050			238,050
Total current assets	11,382,345			12,632,345

Non-current assets:
Property and equipment, net	18,545,590			18,545,590
Intangible assets, net	4,488,256			4,488,256
Goodwill	1,674,281			1,674,281
Other non-current assets	388,930			388,930
Total non-current assets	25,097,057			25,097,057

Total assets	$36,479,402			$37,729,402

LIABILITIES AND STOCKHOLDERS DEFICIT

Liabilities:
Current liabilities:
Continuing operations	$3,844,581			3,844,581
Discontinued operations	3,007,180			3,007,180
Total current liabilities	6,851,761			6,851,761
Non-current liabilities:
Long-term debt, net of debt discount and deferred financing costs of $2,868,708	34,627,096			34,627,096
Other non-current liabilities	1,472,272			1,472,272
Total non-current liabilities	36,099,368			36,099,368

Total liabilities	42,951,129			42,951,129

Stockholders Deficit:
Preferred stock	-	680	(3)	680
Common stock	4,103	2	(1)	4,551
		446	(2)
Additional paid-in capital	161,466,749	(2	)(1)	162,715,621
		1,249,554	(2)
		(680	)(3)
Accumulated deficit	(167,942,579)			(167,942,579)

Total stockholders deficit	(6,471,727)			(5,221,727)

Total liabilities and stockholders deficit	$36,479,402			$37,729,402

Pro Forma Adjustments:

1)	Issuance of shares on July 7, 2016 in connection with reverse stock split

2)

Issuance of 892,857 Preferred Series B shares on July 7, 2016 for net proceeds of $1,250,000 which was subsequently completely converted into 446,420 common shares (Amount of shares adjusted for the reverse stock split on July 7, 2016)

3)	Issuance of 680,000 shares of Preferred Series C on September 14, 2016 in connection with the exchange of certain warrants for common shares

RISK FACTORS

Investing in our common stock involves a high degree of risk. Prospective investors should carefully consider the risks described below and other information contained in this prospectus, including our financial statements and related notes before purchasing shares of our common stock. There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In that case, the trading price of our common stock could decline and investors in our common stock could lose all or part of their investment.

Risks Relating to Our Financial Condition

We believe we will need to raise additional capital and we may not be able to obtain additional financing to fund our operations on terms acceptable to us or at all.

In addition to the net proceeds from this offering, we believe we will need to raise additional funds in the future. There can be no assurance that sufficient debt or equity financing will be available at all or, if available, that such financing will be at terms and conditions acceptable to us. Should we fail to obtain additional debt financing or raise additional capital, we may not be able to achieve our longer term business objectives and may face other serious adverse consequences. If we raise additional funds by issuing equity securities or convertible debt, investors may experience significant dilution of their ownership interest, and the newly-issued securities may have rights senior to those of the holders of our common stock. If we raise additional funds by obtaining loans from third parties, the terms of those financing arrangements may include negative covenants or other restrictions on our business that could impair our operational flexibility and may require us to provide collateral to secure the loan. In addition, in a liquidation, debtholders will be entitled to repayment before any proceeds can be paid to our stockholders.

We have a history of operating losses and expect to continue incurring losses for the foreseeable future.

Our net losses for the fiscal years ending December 31, 2015, 2014, 2013 and the six months ending June 30, 2016, 2015 and 2014 were $40,482,802, $27,591,750, $24,775,289, $11,723,848, $17,773,877, and $12,904,413, respectively. We cannot anticipate when, if ever, our operations will become profitable. We expect to incur significant net losses as we develop our network, expand our markets, undertake acquisitions, acquire spectrum and pursue our business strategy. We intend to invest significantly in our business before we expect cash flow from operations to be adequate to cover our operating expenses. If we are unable to execute our business strategy and grow our business, either as a result of the risks identified in this section or for any other reason, our business, prospects, financial condition and results of operations will be adversely affected.

Cash and cash equivalents represent one of our largest assets and we may be at risk of being uninsured for a large portion of such assets.

As of June 30, 2016, we had approximately $10.0 million in cash and cash equivalents with two large financial banking institutions. At times, our cash and cash equivalents may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance limits. If the institution at which we have placed our funds were to become insolvent or fail, we could be at risk for losing a substantial portion of our cash deposits, or incur significant time delays in obtaining access to such funds. In light of the limited amount of federal insurance for deposits, even if we were to spread our cash assets among several institutions, we would remain at risk for the amount not covered by insurance.

Our growth may be slowed if we do not have sufficient capital.

The continued growth and operation of our business may require additional funding for working capital, debt service, the enhancement and upgrade of our network, the build-out of infrastructure to expand our coverage, possible acquisitions and possible bids to acquire spectrum licenses. We may be unable to secure such funding when needed in adequate amounts or on acceptable terms, if at all. To execute our business strategy, we may issue additional equity securities in public or private offerings, potentially at a price lower than the market price at the time of such issuance. Similarly, we may seek debt financing and may be forced to incur significant interest expense. If we cannot secure sufficient funding, we may be forced to forego strategic opportunities or delay, scale back or eliminate network deployments, operations, acquisitions, spectrum bids and other investments.

We are required to obtain the consent of certain existing investors to future financings through December 19, 2016, which may hinder our ability to obtain future financing.

Until December 19, 2016, without the prior written consent of certain investors in our June 2016 offering, subject to certain exceptions, the Company shall not  issue any common stock or securities convertible into or exercisable for shares of common stock (or modify any of the foregoing which may be outstanding) to any person or entity.

In order to obtain these investors’ consent for this offering and any future offerings prior to December 19, 2016, the Company had to provide concessions and may be required for future financings to provide them with concessions on terms that are unfavorable to the Company and there is no guarantee that the Company will be able to obtain these investors’ consent at all. If the Company is unable to obtain additional capital, the Company may need to curtail or cease its operations and implement a plan to extend payables or reduce overhead until sufficient additional capital is raised to support further operations. There can be no assurance that such a plan will be successful.

There is substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

The Company’s condensed consolidated financial statements for the three and six months ended June 30, 2016 have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of June 30, 2016, the Company had cash and cash equivalents of approximately $10.0 million and working capital of approximately $4.5 million. The Company has incurred significant operating losses since inception and continues to generate losses from operations and as of June 30, 2016, the Company had an accumulated deficit of $167.9 million. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Historically, the Company has financed its operation through private and public placement of equity securities, as well as debt financing and capital leases. The Company’s ability to fund its longer term cash requirements is subject to multiple risks, many of which are beyond its control. The Company intends to raise additional capital, either through debt or equity financings or through the potential sale of the Company’s assets in order to achieve its business plan objectives. Management believes that it can be successful in obtaining additional capital; however, no assurance can be provided that the Company will be able to do so. There is no assurance that any funds raised will be sufficient to enable the Company to attain profitable operations or continue as a going concern. To the extent that the Company is unsuccessful, the Company may need to curtail or cease its operations and implement a plan to extend payables or reduce overhead until sufficient additional capital is raised to support further operations. There can be no assurance that such a plan will be successful.

Our Chief Financial Officer is not required to work exclusively for us, which could materially and adversely affect us and our business.

Frederick Larcombe, our Chief Financial Officer, is not required to work exclusively for us and does not devote all of his time to our operations. Since the start of his employment he has devoted approximately 50 hours a week of his time to the operation of our business. He also serves as Chief Financial Officer of Rittenhouse Foods, Inc. (a private food distribution company) and as Chief Financial Officer of InterCore, Inc. (OTCPink: ICOR) (a publicly-held developer of software to monitor driver fatigue). It is possible that his pursuit of other activities may slow our operations and impact our ability to timely complete our financial statements.

Risks Related to Our Secured Indebtedness

Our cash flows and capital resources may be insufficient to meet minimum balance requirements or to make required payments on our secured indebtedness, which is secured by substantially all of our assets.

In October 2014, we entered into a loan agreement which provided us with a five-year $35 million term loan. As of June 30, 2016, we had $37.5 million of principal and interest outstanding under the terms of this loan. We have agreed to maintain a minimum balance of cash or cash equivalents equal to or greater than $6,500,000 at all times throughout the term of the loan. As of June 30, 2016, we had approximately $10.0 million in cash and cash equivalents with two large financing banking institutions. The loan bears interest payable in cash at a rate equal to the greater of (i) the sum of the one month LIBOR rate on each payment date plus 7% or (ii) 8% per annum, and additional paid in kind (“PIK”), or deferred, interest that accrues at 4% per annum. The Company paid $750,659 and $720,892 of interest, and accrued $375,329 and $360,446 of PIK interest for the three months ended June 30, 2016 and 2015, respectively.  The Company paid $1,493,803 and $1,426,803 of interest and accrued $746,900 and $713,402 of PIK interest for the six months ended June 30, 2016 and 2015, respectively.

Our indebtedness could have important consequences to you. For example, it could:

●	make it difficult for us to satisfy our debt obligations;

●	make us more vulnerable to general adverse economic and industry conditions;

●	limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and other general corporate requirements;

●	expose us to interest rate fluctuations because the interest rate on our long-term debt is variable;

●	require us to dedicate a portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow for operations and other purposes;

●	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

●	place us at a competitive disadvantage compared to competitors that may have proportionately less debt and greater financial resources.

In addition, our ability to meet minimum balance requirements, make scheduled payments or refinance our obligations depends on our successful financial and operating performance, cash flows and capital resources, which in turn depend upon prevailing economic conditions and certain financial, business and other factors, many of which are beyond our control. These factors include, among others:

●	economic and demand factors affecting our industry;

●	pricing pressures;

●	increased operating costs;

●	competitive conditions; and

●	other operating difficulties.

If our cash flows and capital resources are insufficient to fund our minimum balance requirements or debt service obligations, we may be forced to reduce or delay capital expenditures, sell material assets or operations, obtain additional capital or restructure our debt. In the event that we are required to dispose of material assets or operations to meet our debt service and other obligations, the value realized on such assets or operations will depend on market conditions and the availability of buyers. Accordingly, any such sale may not, among other things, be for a sufficient dollar amount. Our obligations pursuant to our long-term debt agreement are secured by a security interest in all of our assets, exclusive of capital stock of the Company, certain capital leases, certain contracts and certain assets secured by purchase money security interests. The foregoing encumbrances may limit our ability to dispose of material assets or operations. We also may not be able to restructure our indebtedness on favorable economic terms, if at all.

Our long-term secured debt agreement contains various covenants limiting the discretion of our management in operating our business.

Our long-term secured debt agreement contains, subject to certain carve-outs, various restrictive covenants that limit our management's discretion in operating our business. The debt is secured by substantially all of our assets, including all deposit accounts, equipment, network assets, customer contracts, and cash proceeds and profits from the foregoing. In particular, these instruments limit our ability to, among other things:

●	incur additional debt;

●	grant liens on assets;

●	issue capital stock with certain features;

●	sell or acquire assets outside the ordinary course of business; and

●	make fundamental business changes.

Although we are currently in compliance with the covenants contained in the debt agreement, if we fail to comply with the restrictions in our long-term debt agreement, a default may allow the lender under the relevant instruments to accelerate the related debt and to exercise their remedies under these agreements, which will typically include the right to declare the principal amount of that debt, together with accrued and unpaid interest and other related amounts, immediately due and payable, to exercise any remedies the lender may have to foreclose on assets that are subject to liens securing that debt and to terminate any commitments they had made to supply further funds. The long-term debt agreement governing our indebtedness also contains various covenants that may limit our ability to pay dividends.

Risks Relating to Fixed Wireless Services

We may be unable to successfully execute any of our current or future business strategies.

In order to pursue business strategies, we will need to continue to build our infrastructure and strengthen our operational capabilities. Our ability to do these successfully could be affected by any one or more of the following factors:

●	the ability of our equipment, our equipment suppliers or our service providers to perform as we expect;

●	the ability of our services to achieve market acceptance;

●	our ability to manage third party relationships effectively;

●	our ability to identify suitable locations and then negotiate acceptable agreements with building owners so that we can establish POPs on their rooftop;

●	our ability to work effectively with new customers to secure approval from their landlord to install our equipment;

●	our ability to effectively manage the growth and expansion of our business operations without incurring excessive costs, high employee turnover or damage to customer relationships;

●	our ability to attract and retain qualified personnel, especially individuals experienced in network operations and engineering;

●	equipment failure or interruption of service which could adversely affect our reputation and our relations with our customers;

●	our ability to accurately predict and respond to the rapid technological changes in our industry; and

●	our ability to raise additional capital to fund our growth and to support our operations until we reach profitability.

Our failure to adequately address any one or more of the above factors could have a significant adverse impact on our ability to execute our business strategy and the long term viability of our business.

We depend on the continued availability of leases and licenses for our communications equipment.

We have constructed proprietary networks in each of the markets we serve by installing antennae on rooftops, cellular towers and other structures pursuant to lease or license agreements to send and receive wireless signals necessary for the operation of our network. We typically seek initial five year terms for our leases with three to five-year renewal options. Such renewal options are generally exercisable at our discretion before the expiration of the current term. If these leases are terminated or if the owners of these structures are unwilling to continue to enter into leases or licenses with us in the future, we would be forced to seek alternative arrangements with other providers. If we are unable to continue to obtain or renew such leases on satisfactory terms, our business would be harmed.

We may not be able to attract and retain customers if we do not maintain and enhance our brand.

We believe that our brand is critical part to our success. Maintaining and enhancing our brand may require us to make substantial investments with no assurance that these investments will be successful. If we fail to promote and maintain the “Towerstream” brand, or if we incur significant expenses in this effort, our business, prospects, operating results and financial condition may be harmed. We anticipate that maintaining and enhancing our brand will become increasingly important, difficult and expensive and we may not be able to do so.

Many of our competitors are better established and have significantly greater resources which may make it difficult for us to attract and retain customers.

The market for broadband and related services is highly competitive, and we compete with several other companies within each of our markets. Many of our competitors are well established with larger and better developed networks and support systems, longer relationships with customers and suppliers, greater name recognition and greater financial, technical and marketing resources than we have. Our competitors may subsidize competing services with revenue from other sources and, thus, may offer their products and services at prices lower than ours. Our competitors may also reduce the prices of their services significantly or may offer broadband connectivity packaged with other products or services. We may not be able to reduce our prices or otherwise combine our services with other products or services which may make it more difficult to attract and retain customers. In addition, businesses which are presently focused on providing services to residential customers may expand their target base and begin offering service to business customers.

We expect existing and prospective competitors to adopt technologies or business plans similar to ours, or seek other means to develop competitive services, particularly if our services prove to be attractive in our target markets. This competition may make it difficult to attract new customers and retain existing customers.

We may experience difficulties constructing, upgrading and maintaining our network which could increase customer turnover and reduce our revenues.

Our success depends on developing and providing products and services that provide customers with high quality Internet connectivity. If the number of customers using our network increases, we will require more infrastructure and network resources to maintain the quality of our services. Consequently, we may be required to make substantial investments to improve our facilities and equipment, and to upgrade our technology and network infrastructure. If we do not complete these improvements successfully, or if we experience inefficiencies, operational failures or unforeseen costs during implementation then the quality of our products and services could decline.

We may experience quality deficiencies, cost overruns and delays in implementing network improvements and completing maintenance and upgrade projects. Portions of these projects may not be within our control or the control of our contractors. Our network requires the receipt of permits and approvals from numerous governmental bodies including municipalities and zoning boards. Such bodies often limit the expansion of transmission towers and other construction necessary for our business. Failure to receive approvals in a timely fashion can delay system rollouts and raise the cost of completing projects. In addition, we are typically required to obtain rights from land, building or tower owners to install antennae and other equipment to provide service to our customers. We may not be able to obtain, on terms acceptable to us, or at all, the rights necessary to construct our network and expand our services.

We also face challenges in managing and operating our network. These challenges include operating, maintaining and upgrading network and customer premise equipment to accommodate increased traffic or technological advances, and managing the sales, advertising, customer support, billing and collection functions of our business while providing reliable network service at expected speeds and quality. Our failure in any of these areas could adversely affect customer satisfaction, increase customer turnover or churn, increase our costs and decrease our revenues.

We may be unable to operate in certain markets if we are unable to obtain and maintain rights to use licensed spectrum.

We provide our services in some markets by using spectrum obtained through licenses or long-term leases. Obtaining licensed spectrum can be a long and difficult process that can be costly and require substantial management resources.  Securing licensed spectrum may subject us to increased operational costs, greater regulatory scrutiny and arbitrary government decision making and we may be unable to secure such licensed spectrums.

Licensed spectrum, whether owned or leased, poses additional risks, including:

●	inability to satisfy build-out or service deployment requirements upon which spectrum licenses or leases may be conditioned;

●	increases in spectrum acquisition costs or complexity;

●	competitive bids, pre-bid qualifications and post-bid requirements for spectrum acquisitions, in which we may not be successful leading to, among other things, increased competition;

●	adverse changes to regulations governing spectrum rights;

●	the risk that acquired or leased spectrum will not be commercially usable or free of damaging interference from licensed or unlicensed operators in the licensed or adjacent bands;

●	contractual disputes with, or the bankruptcy or other reorganization of, the license holders which could adversely affect control over the spectrum;

●	failure of the FCC or other regulators to renew spectrum licenses as they expire; and

●	invalidation of authorization to use all or a significant portion of our spectrum.

We utilize unlicensed spectrum in all of our markets which is subject to intense competition, low barriers of entry and slowdowns due to multiple users.

We presently utilize unlicensed spectrum in all of our markets to provide our service offerings.  Unlicensed or “free” spectrum is available to multiple users and may suffer bandwidth limitations, interference and slowdowns if the number of users exceeds traffic capacity. The availability of unlicensed spectrum is not unlimited and others do not need to obtain permits or licenses to utilize the same unlicensed spectrum that we currently utilize or may utilize in the future.  The inherent limitations of unlicensed spectrum could potentially threaten our ability to reliably deliver our services. Moreover, the prevalence of unlicensed spectrum creates low barriers of entry in our industry which naturally creates the potential for increased competition.

Interruption or failure of our information technology and communications systems could impair our ability to provide services which could damage our reputation.

Our services depend on the continuing operation of our information technology and communications systems. We have experienced service interruptions in the past and may experience service interruptions or system failures in the future. Any unscheduled service interruption adversely affects our ability to operate our business and could result in an immediate loss of revenues and adversely impact our operating results. If we experience frequent or persistent system or network failures, our reputation could be permanently harmed. We may need to make significant capital expenditures to increase the reliability of our systems; however, these capital expenditures may not achieve the results we expect.

Excessive customer churn may adversely affect our financial performance by slowing customer growth, increasing costs and reducing revenues.

The successful implementation of our business plan depends upon controlling customer churn. Customer churn is a measure of customers who cancel their services agreement. Customer churn could increase as a result of:

●	interruptions to the delivery of services to customers over our network;

●

the availability of competing technology such as cable modems, DSL, third-generation cellular, satellite, wireless Internet service and other emerging technologies, some of which may be less expensive or technologically superior to those offered by us;

●	changes in promotions and new marketing or sales initiatives;

●	new competitors entering the markets in which we offer service;

●	a reduction in the quality of our customer service billing errors;

●	a change in our fee structure; and

●	existing competitors whose services may be less expensive.

An increase in customer churn can lead to slower customer growth, increased costs and a reduction in our revenues.

If our business strategy is unsuccessful, we will not be profitable and our stockholders could lose their investment.

Many fixed wireless companies have failed and there is no guarantee that our strategy will be successful or profitable. If our strategy is unsuccessful, the value of our company may decrease and our stockholders could lose their entire investment.

We may not be able to effectively control and manage our growth which would negatively impact our operations.

If our business and markets continue to grow and develop, it will be necessary for us to finance and manage expansion in an orderly fashion. In addition, we may face challenges in managing expanding product and service offerings, and in integrating acquired businesses discussed below. Such events would increase demands on our existing management, workforce and facilities. Failure to satisfy increased demands could interrupt or adversely affect our operations and cause backlogs and administrative inefficiencies.

The success of our business depends on the contributions of key personnel and our ability to attract, train and retain highly qualified personnel.

We are highly dependent on the continued services of our key personnel across all facets of operations. We do not have an employment agreement with any of these individuals. We cannot guarantee that any of these persons will stay with us for any definite period. Loss of the services of any of these individuals could adversely impact our operations. We do not maintain policies of "key man" insurance on our executives.

In addition, we must be able to attract, train, motivate and retain highly skilled and experienced technical employees in order to successfully introduce our services in new markets and grow our business in existing markets. Qualified technical employees often are in great demand and may be unavailable in the time frame required to satisfy our business requirements. We may not be able to attract and retain sufficient numbers of highly skilled technical employees in the future. The loss of technical personnel or our inability to hire or retain sufficient technical personnel at competitive rates of compensation could impair our ability to grow our business and retain our existing customer base.

We may pursue acquisitions that we believe complement our existing operations but which involve risks that could adversely affect our business.

Acquisitions involve risks that could adversely affect our business including the diversion of management’s time and focus from operations and difficulties integrating the operations and personnel of acquired companies. In addition, any future acquisition could result in significant costs, the incurrence of additional debt to fund the acquisition, and the assumption of contingent or undisclosed liabilities, all of which could materially adversely affect our business, financial condition and results of operations.

In connection with any future acquisition, we generally will seek to minimize the impact of contingent and undisclosed liabilities by obtaining indemnities and warranties from the seller. However, these indemnities and warranties, if obtained, may not fully cover the liabilities due to their limited scope, amount or duration, as well as the financial limitations of the indemnitor or warrantor.

We may continue to consider strategic acquisitions, some of which may be larger than those previously completed and which could be material transactions. Integrating acquisitions is often costly and may require significant attention from management. Delays or other operational or financial problems that interfere with our operations may result. If we fail to implement proper overall business controls for companies or assets we acquire or fail to successfully integrate these acquired companies or assets in our processes, our financial condition and results of operations could be adversely affected. In addition, it is possible that we may incur significant expenses in the evaluation and pursuit of potential acquisitions that may not be successfully completed.

We could encounter difficulties integrating acquisitions which could result in substantial costs, delays or other operational or financial difficulties.

Since 2010, we have completed five acquisitions.  We may seek to acquire other fixed wireless businesses, including those operating in our current business markets or those operating in other geographic markets. We cannot accurately predict the timing, size and success of our acquisition efforts and the associated capital commitments that might be required. We expect to encounter competition for acquisitions which may limit the number of potential acquisition opportunities and may lead to higher acquisition prices. We may not be able to identify, acquire or profitably manage additional businesses or successfully integrate acquired businesses, if any, without substantial costs, delays or other operational or financial difficulties.

In addition, such acquisitions involve a number of other risks, including:

●	failure to obtain regulatory approval for such acquisitions;

●	failure of the acquired businesses to achieve expected results;

●	integration difficulties could increase customer churn and negatively affect our reputation;

●	diversion of management’s attention and resources to acquisitions;

●	failure to retain key personnel of the acquired businesses;

●	disappointing quality or functionality of acquired equipment and personnel; and

●	risks associated with unanticipated events, liabilities or contingencies.

The inability to successfully integrate and manage acquired companies could result in the incurrence of substantial costs to address the problems and issues encountered.

Our inability to finance acquisitions could impair the growth and expansion of our business.

The extent to which we will be able or willing to use shares of our common stock to consummate acquisitions will depend on (i) the market value of our securities which will vary, (ii) liquidity which can fluctuate, and (iii) the willingness of potential sellers to accept shares of our common stock as full or partial payment. Using shares of our common stock for acquisitions may result in significant dilution to existing stockholders. To the extent that we are unable to use common stock to make future acquisitions, our ability to grow through acquisitions may be limited by the extent to which we are able to raise capital through debt or equity financings. We may not be able to obtain the necessary capital to finance any acquisitions. If we are unable to obtain additional capital on acceptable terms, we may be required to reduce the scope of expansion or redirect resources committed to internal purposes. Our inability to use shares of our common stock to make future acquisitions may hinder our ability to actively pursue our acquisition program.

We rely on a limited number of third party suppliers that manufacture network equipment, and install and maintain our network sites.

We depend on a limited number of third party suppliers to produce and deliver products required for our networks. If these companies fail to perform or experience delays, shortages or increased demand for their products or services, we may face a shortage of components, increased costs, and may be required to suspend our network deployment and our service introduction.  We also depend on a limited number of third parties to install and maintain our network facilities. We do not maintain any long term supply contracts with these manufacturers. If a manufacturer or other provider does not satisfy our requirements, or if we lose a manufacturer or any other significant provider, we may have insufficient network equipment for delivery to customers and for installation or maintenance of our infrastructure. Such developments could force us to suspend the deployment of our network and the installation of new customers thus impairing future growth.

Customers may perceive that our network is not secure if our data security controls are breached which may adversely affect our ability to attract and retain customers and expose us to liability.

Network security and the authentication of a customer’s credentials are designed to protect unauthorized access to data on our network. Because techniques used to obtain unauthorized access to or to sabotage networks change frequently and may not be recognized until launched against a target, we may be unable to anticipate or implement adequate preventive measures against unauthorized access or sabotage. Consequently, unauthorized parties may overcome our encryption and security systems, and obtain access to data on our network. In addition, because we operate and control our network and our customers’ Internet connectivity, unauthorized access or sabotage of our network could result in damage to our network and to the computers or other devices used by our customers. An actual or perceived breach of network security, regardless of whether the breach is our fault, could harm public perception of the effectiveness of our security controls, adversely affect our ability to attract and retain customers, expose us to significant liability and adversely affect our business prospects.

The delivery of our services could infringe on the intellectual property rights of others which may result in costly litigation, substantial damages and prohibit us from selling our services.

Third parties may assert infringement or other intellectual property claims against us. We may have to pay substantial damages, including for past infringement if it is ultimately determined that our services infringe a third party’s proprietary rights. Further, we may be prohibited from selling or providing some of our services before we obtain additional licenses, which, if available at all, may require us to pay substantial royalties or licensing fees. Even if claims are determined to be without merit, defending a lawsuit takes significant time, may be expensive and may divert management’s attention from our other business concerns. Any public announcements related to litigation or interference proceedings initiated or threatened against us could cause our business to be harmed and our stock price to decline.

Risks Related to Discontinued Operations

We may incur additional charges in connection with our decision to exit the shared wireless infrastructure business, and any additional costs would adversely impact our cash flows.

During the fourth quarter of 2015, we determined to exit the shared wireless infrastructure business and curtailed activity in our smaller markets. In connection with this action, we recognized charges in the fourth quarter of 2015 aggregating approximately $5,359,000, consisting of approximately $3,284,000 of estimated cost to settle our lease obligations, $1,618,000 to write-off network assets which could not be redeployed into the fixed wireless network and writing off $456,000 of deferred acquisition costs and security deposits which are not expected to be recovered.

During the first quarter of 2016, we sold the majority of network locations in New York City, our largest market, to a major cable company. We also determined that we would not be able to sell the remaining network locations in New York City.  As a result, we recognized charges totaling $1,585,319 in the first quarter of 2016 which included $453,403 representing the estimated cost to settle lease obligations, $528,364 to write off network assets which could not be redeployed into the fixed wireless network, $110,500 related to security deposits which are not expected to be recovered, and $493,052 related to the accelerated expensing of deferred acquisition costs. These costs were partially offset by a $1,244,284 reduction in the accrual for terminated lease obligations that was recorded in the fourth quarter of 2015. This reduction reflects the outcome of settlements negotiated in the first quarter of 2016 with certain landlords.

We believe that we have recognized principally all of the costs required to exit this business but can provide no assurance that additional costs will not be incurred. Any additional costs would adversely impact our operating results and cash flows, and our stock price could decline.

Risks Relating to the Wireless Industry

An economic or industry slowdown may materially and adversely affect our business.

Slowdowns in the economy or in the wireless or broadband industry may impact demand for our services.   Customers may reduce the amount of bandwidth that they purchase from us during economic downturns which will directly affect our revenues and operating results.  An economic or industry slowdown may cause other businesses or industries to delay or abandon implementation of new systems and technologies, including wireless broadband services. Further, political uncertainties, including acts of terrorism and other unforeseen events, may impose additional risks upon and adversely affect the wireless or broadband industry generally, and our business, specifically.

We operate in an evolving industry which makes it difficult to forecast our future prospects as our services may become obsolete and we may not be able to develop competitive products or services on a timely basis or at all.

The broadband and wireless services industries are characterized by rapid technological change, competitive pricing, frequent new service introductions, and evolving industry standards and regulatory requirements. We believe that our success depends on our ability to anticipate and adapt to these challenges, and to offer competitive services on a timely basis. We face a number of difficulties and uncertainties such as:

●	competition from service providers using more efficient, less expensive technologies including products not yet invented or developed;

●	responding successfully to advances in competing technologies in a timely and cost-effective manner;

●	migration toward standards-based technology which may require substantial capital expenditures; and

●	existing, proposed or undeveloped technologies that may render our wireless broadband services less profitable or obsolete.

As the services offered by us and our competitors develop, businesses and consumers may not accept our services as a commercially viable alternative to other means of delivering wireless broadband services. As a result, our services may become obsolete and we may be unable to develop competitive products or services on a timely basis, or at all.

We are subject to extensive regulation that could limit or restrict our activities.

Our business activities, including the acquisition, lease, maintenance and use of spectrum licenses, are extensively regulated by federal, state and local governmental authorities. A number of federal, state and local privacy, security, and consumer laws also apply to our business. These regulations and their application are subject to continuous change as new legislation, regulations or amendments to existing regulations are periodically implemented by governmental or regulatory authorities, including as a result of judicial interpretations of such laws and regulations. Current regulations directly affect the breadth of services we are able to offer and may impact the rates, terms and conditions of our services. Regulation of companies that offer competing services such as cable and DSL providers, and telecommunications carriers also affects our business. If we fail to comply with these regulations, we may be subject to penalties, both monetary and nonmonetary, which may adversely affect our financial condition and results of operations.

On February 26, 2015, the FCC adopted an Open Internet order in which fixed and mobile broadband services is reclassified as telecommunications services governed by Title II of the Communications Act. This reclassification includes forbearance from applying many sections of the Communications Act and the FCC’s rules to broadband service providers. As part of the Title II reclassification, the FCC in the future could adopt new regulations requiring broadband service providers to register and pay Universal Service Fund (“USF”) fees as well as submit to a significant amount of other common carrier regulations.

The Open Internet order also adopted rules prohibiting broadband service providers from: (1) blocking access to legal content, applications, services or non-harmful devices; (2) impairing or degrading lawful Internet traffic on the basis, content, applications or services; or (3) favoring certain Internet traffic over other traffic in exchange for consideration. Depending on how the Open Internet rules are implemented, the Open Internet order could limit our ability to manage customers’ use of our networks, thereby limiting our ability to prevent or address customers’ excessive bandwidth demands. To maintain the quality of our network and user experience, we may manage the bandwidth used by our customers’ applications, in part by restricting the types of applications that may be used over our network. The FCC Open Internet regulations may constrain our ability to employ bandwidth management practices. Excessive use of bandwidth-intensive applications would likely reduce the quality of our services for all customers. Such decline in the quality of our services could harm our business.

The breach of a license or applicable law, even if accidentally, can result in the revocation, suspension, cancellation or reduction in the term of a license or the imposition of fines. In addition, regulatory authorities may grant new licenses to third parties, resulting in greater competition in territories where we already have rights to licensed spectrum. In order to promote competition, licenses may also require that third parties be granted access to our bandwidth, frequency capacity, facilities or services. We may not be able to obtain or retain any required license, and we may not be able to renew a license on favorable terms, or at all.

Wireless broadband services may become subject to greater state or federal regulation in the future. The scope of the regulations that may apply to companies like us and the impact of such regulations on our competitive position are presently unknown and could be detrimental to our business and prospects.

Risks Relating to Our Organization

Our certificate of incorporation allows for our board of directors to create new series of preferred stock without further approval by our stockholders which could adversely affect the rights of the holders of our common stock.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors also has the authority to issue preferred stock without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to such holders (i) the preferred right to our assets upon liquidation, (ii) the right to receive dividend payments before dividends are distributed to the holders of common stock and (iii) the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing common stockholders.

Any of the actions described in the preceding paragraph could significantly adversely affect the investment made by holders of our common stock. Holders of common stock could potentially not receive dividends that they might otherwise have received. In addition, holders of our common stock could receive less proceeds in connection with any future sale of the Company, whether in liquidation or on any other basis.

We are subject to extensive financial reporting and related requirements for which our accounting and other management systems and resources may not be adequately prepared.

We are subject to reporting and other obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the requirements of Section 404 of the Sarbanes-Oxley Act. Section 404 requires us to conduct an annual management assessment of the effectiveness of our internal controls over financial reporting. These reporting and other obligations place significant demands on our management, administrative, operational and accounting resources. In order to maintain compliance with these requirements, we may need to (i) upgrade our systems, (ii) implement additional financial and management controls, reporting systems and procedures, (iii) implement an internal audit function, and (iv) hire additional accounting, internal audit and finance staff. If we are unable to accomplish these objectives in a timely and effective manner, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies could be impaired. Any failure to maintain effective internal controls could have a negative impact on our ability to manage our business and on our stock price.

We may be at risk to accurately report financial results or detect fraud if we fail to maintain an effective system of internal controls.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report that contains an assessment by management on the Company’s internal control over financial reporting in their annual and quarterly reports on Form 10-K and 10-Q. While we are consistently working on improvements and conducting rigorous reviews of our internal controls over financial reporting, our independent auditors may interpret Section 404 requirements and apply related rules and regulations differently. If our independent auditors are not satisfied with our internal control over financial reporting or with the level at which it is documented, operated or reviewed, they may decline to accept management’s assessment and not provide an attestation report on our internal control over financial reporting. Additionally, if we are not able to meet all the requirements of Section 404 in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities such as the SEC.

We cannot assure you that significant deficiencies or material weaknesses in our disclosure controls and internal control over financial reporting will not be identified in the future. Also, future changes in our accounting, financial reporting, and regulatory environment may create new areas of risk exposure. Failure to modify our existing control environment accordingly may impair our controls over financial reporting and cause our investors to lose confidence in the reliability of our financial reporting which may adversely affect our stock price.

Risks Relating to Our Common Stock

NASDAQ has informed us that it has determined to delist our common stock from The NASDAQ Capital Market and if we are not successful in appealing this determination, a delisting of our stock could make it more difficult for investors to sell their shares

Our common stock was approved for listing on The NASDAQ Capital Market in May 2007 where it continues to be listed. The listing Rules (the “Rules”) of NASDAQ require the company to meet certain requirements. These continued listing standards include specific criteria, including:

•	a $1.00 minimum closing price;
•	stockholders’ equity of $2.5 million;
•	500,000 shares of publicly-held common stock with a market value of at least $1 million;
•	300 round-lot stockholders; and
•	compliance with NASDAQ’s corporate governance requirements, as well as additional or more stringent criteria that may be applied in the exercise of NASDAQ’s discretionary authority.

On November 24, 2015, and as previously disclosed in a current report on Form 8-K filed on November 27, 2015, NASDAQ notified us that, based upon the closing price of our common stock for the 30 prior consecutive business days, we no longer satisfied the minimum $1.00 closing price requirement and provided a 180-day grace period through May 23, 2016 to regain compliance with that requirement. On May 17, 2016, and as previously disclosed in a current report on Form 8-K filed on May 23, 2016, NASDAQ notified us that we also no longer satisfied the minimum $2.5 million stockholders’ equity requirement.

On July 7, 2016, we effected a 1 for 20 reverse split of our common stock which remedied the $1.00 closing price deficiency. On that same day, we met with NASDAQ representatives and presented a plan to comply with the minimum $2.5 million stockholders' equity requirement. On July 14, 2016, NASDAQ responded favorably to our plan and granted us until November 22, 2016 to comply with the stockholders' equity requirement.

We are diligently working to meet this remaining requirement for continued listing on NASDAQ. However, there is no assurance that we will be able to meet that requirement on or before November 22, 2016.

If we are delisted and our common stock will trade, if at all, only on the over-the-counter market, such as the OTC Bulletin Board or OTCQX market, and then only if one or more registered broker-dealer market makers comply with quotation requirements.  In addition, delisting of our common stock could depress our stock price, substantially limit liquidity of our common stock and materially adversely affect our ability to raise capital on terms acceptable to us, or at all.

Finally, delisting of our common stock would likely result in our common stock becoming a “penny stock” under the Exchange Act.  The principal result or effect of being designated a “penny stock” is that securities broker-dealers cannot recommend the shares but must trade it on an unsolicited basis. Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for shares that become subject to those penny stock rules. Under such circumstances, shareholders may find it more difficult to sell, or to obtain accurate quotations, for our common stock, and our common stock would become substantially less attractive to certain purchasers such as financial institutions, hedge funds and other similar investors.

We could fail in future financing efforts or be delisted from The NASDAQ Capital Market if we fail to receive stockholder approval when needed.

We are required under the NASDAQ rules to obtain stockholder approval for any issuance of additional equity securities that would comprise more than 20% of the total shares of our common stock outstanding before the issuance of such securities sold at a discount to the greater of book or market value in an offering that is not deemed to be a “public offering” by NASDAQ. Funding of our operations and potential acquisitions of assets may require issuance of additional equity securities that would comprise more than 20% of the total shares of our common stock outstanding, but we might not be successful in obtaining the required stockholder approval for such an issuance. We have a special meeting of shareholders scheduled for September 28, 2016 for the purpose of seeking approval of future issuances of securities, subject to certain parameters, in one or more non-public offerings where the maximum discount at which securities will be offered will be equivalent to a discount of 30% below the market price of our common stock, as required by and in accordance with NASDAQ Marketplace Rule 5635(d), and, in the event that such proposal is not approved, approval of the issuance of securities in one or more non-public offerings where the maximum discount at which securities will be offered will be equivalent to a discount of 20% below the market price of our common stock, as required by and in accordance with Nasdaq Marketplace Rule 5635(d), and approval of any change of control that could result from the potential issuance of securities in the non-public offerings following approval of such two proposals, as required by and in accordance with NASDAQ Marketplace Rule 5635(b). If we are unable to obtain financing due to stockholder approval difficulties, such failure may have a material adverse effect on our ability to continue operations.

Our common stock may be affected by limited trading volume and price fluctuations which could adversely impact the value of our common stock.

While there has been relatively active trading in our common stock over the past twelve months, there can be no assurance that an active trading market in our common stock will be maintained. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to periodically enter the market in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our common stock will be stable or appreciate over time.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on an investment in our common stock is expected to be limited to an increase in the value of the common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on our earnings, financial condition, and other business and economic factors as our board of directors may consider relevant. If we do not pay dividends, our common stock may be considered less valuable because a return on a shareholder’s investment will only occur if our stock price appreciates.

We adopted a Rights Plan in 2010 which may discourage third parties from attempting to acquire control of our Company and have an adverse effect on the price of our common stock.

In November 2010, we adopted a rights plan (the “Rights Plan”) and declared a dividend distribution of twenty preferred share purchase rights for each outstanding share of common stock as of the record date on November 24, 2010. Each right, when exercisable, entitles the registered holder to purchase one-hundredth (1/100th) of a share of Series A Preferred Stock, par value $0.001 per shares of the Company at a purchase price of $18 per one-hundredth (1/100th) of a share of the Series A Preferred Stock, subject to certain adjustments. The rights will generally separate from the common stock and become exercisable if any person or group acquires or announces a tender offer to acquire 15% or more of our outstanding common stock without the consent of our board of directors. Because the rights may substantially dilute the stock ownership of a person or group attempting to take us over without the approval of our board of directors, our Rights Plan could make it more difficult for a third party to acquire us (or a significant percentage of our outstanding capital stock) without first negotiating with our board of directors. In addition, we are governed by provisions of Delaware law that may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us.

The provisions in our charter, bylaws, Rights Plan and under Delaware law related to the foregoing could discourage takeover attempts that our stockholders would otherwise favor, or otherwise reduce the price that investors might be willing to pay for our common stock in the future.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market, including upon the expiration of any statutory holding period under Rule 144 or registration for resale, or issued upon the conversion of preferred stock, if any, or exercise of warrants, it could create a circumstance commonly referred to as an "overhang" and in anticipation of which the market price of our common stock could fall.  As of the date of this prospectus, we currently have 180,000 shares underlying warrants that have been registered for resale pursuant to an effective registration statement on Form S-3 (File No. 212437) and 805,000 shares of common stock that we are registering for resale pursuant to a resale prospectus we are filing simultaneously with this prospectus. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.  Further, a substantial number of shares of common stock are being offered by this prospectus, and we cannot predict if and when the purchasers may sell such shares in the public markets. In addition, we cannot predict the number of these shares that might be sold nor the effect that future sales of our shares of common stock would have on the market price of our shares of common stock. As of September 14, 2016, we have 4,675,796 shares of common stock issued and outstanding. Following the effectiveness of the registration statement of which this prospectus forms a part, 805,000 shares of common stock, including 680,000 shares of common stock underlying our Series C Convertible Preferred Stock, will be immediately available for resale pursuant to the resale prospectus included therein.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus contains forward-looking statements. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects”, “anticipates”, “intends”, “estimates”, “plans”, “potential”, “possible”, “probable”, “believes”, “seeks”, “may”, “should”, “could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

You should read this prospectus and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. These risks and uncertainties, along with others, are described above under the heading “Risk Factors” beginning on page 13 of this prospectus. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus, and particularly our forward-looking statements, by these cautionary statements.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $4,275,000, or approximately $4,972,000 if the underwriters exercise the over-allotment option in full, assuming the sale of 2,347,428 shares of our common stock at an assumed public offering price of $2.13 per share, the closing price of our common stock on the NASDAQ market on September 12, 2016, after deducting the estimated underwriting discount and estimated offering expenses payable by us.

A $0.25 increase (decrease) in the assumed public offering price of $2.13 per share would increase (decrease) the expected net proceeds of this offering by approximately $546,000, assuming the number of shares offered by us remains the same and after deducting the estimated underwriting discount and estimated offering expenses payable by us. A 100,000, increase (decrease) in the assumed number of shares of our common stock sold in this offering would increase (decrease) the expected net proceeds of this offering by approximately $198,000, assuming the assumed public offering price per share remains the same.

We intend to use the net proceeds received from this offering either for working capital, acquisitions and general corporate purposes, or to prepay up to $5.0 million of our outstanding debt to Melody Business Finance, LLC. As of the date of this prospectus, we have not entered into any binding agreement with Melody Business Finance, LLC relating to prepayment of the outstanding debt and there is no guarantee that we shall be able to enter into such an agreement on terms favorable to us or at all.

We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. Accordingly, we will retain broad discretion over the use of these proceeds. Pending any use as described above, we intend to invest the net proceeds in high-quality, short-term, interest-bearing securities.

In October 2014, we entered into a loan agreement with Melody Business Finance,, LLC which provided the Company with a five-year $35 million term loan (the "Financing" or "Note").  The Note was issued at a 3% discount totaling $1,050,000 which is being amortized over the term of the Note.  The loan bears interest payable in cash at a rate equal to the greater of (i) the sum of the one month Libor rate on each payment date plus 7% or (ii) 8% per annum, and additional paid in kind (“PIK”), or deferred, interest that accrues at 4% per annum.

In October 2019, we must repay the principal amount outstanding plus all accrued interest. As of June 30, 2016, $37,495,804 principal and accrued interest remained outstanding. We have the option of prepaying the loan (i) on or before October 16, 2016, but only in full, and (ii) at any time after October 16, 2016, in the minimum principal amount of $5,000,000 (or to the extent in excess of $5,000,000, in integral multiples of $1,000,000 thereof) or in full if the balance outstanding is less. All optional prepayments are subject to certain premiums between 101% to 107%.

PRICE RANGE OF COMMON STOCK AND RELATED MATTERS

Our common stock trades on The NASDAQ Capital Market under the symbol “TWER”. The following table sets forth the high and low sales prices for our common stock for each quarterly period within the three most recent fiscal years. All stock prices included in the following table are adjusted for the 1 for 20 reverse stock split effected on July 7, 2016.

	High	Low

2016
Quarter ended March 31, 2016	$8.00	$2.00
Quarter ended June 30, 2016	11.40	2.40
Quarter ended September 30, 2016 (through September 12, 2016)	4.17	2.10

2015
Quarter ended March 31, 2015	51.00	32.40
Quarter ended June 30, 2015	45.80	34.40
Quarter ended September 30, 2015	43.00	20.40
Quarter ended December 31, 2015	22.00	5.60

2014
Quarter ended March 31, 2014	67.20	46.00
Quarter ended June 30, 2014	49.80	29.00
Quarter ended September 30, 2014	41.20	25.60
Quarter ended December 31, 2014	39.00	21.20

2013
Quarter ended March 31, 2013	77.00	44.60
Quarter ended June 30, 2013	53.40	41.60
Quarter ended September 30, 2013	63.60	44.20
Quarter ended December 31, 2013	59.20	43.60

As of September 14, 2016 there were 35 stockholders of record of our common stock.

DIVIDEND POLICY

We have never paid our stockholders cash dividends, and we do not anticipate paying any cash dividends in the foreseeable future as we intend to retain any earnings for use in our business. Any future determination to pay dividends will be at the discretion of our board of directors.

DILUTION

If you purchase our securities in this offering, you will experience dilution in the net tangible book value per share of the common stock you purchase to the extent of the difference between the public offering price per share and the net tangible book value per share of our common stock immediately after this offering. The pro forma net tangible book value of our common stock on June 30, 2016 was $(11,384,264), or $(2.50) per share. Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the aggregate number of shares of our common stock outstanding.

After giving effect to the assumed sale by us of 2,347,428 shares of common stock in this offering at an assumed public offering price of $2.13 per share (the closing price of our common stock on the NASDAQ market on September 12, 2016 and after deducting the estimated underwriting discount and estimated offering expenses payable by us, our adjusted pro forma net tangible book value as of June 30, 2016 would have been approximately $(7,109,264), or $(1.03) per share. This represents an immediate improvement in pro forma net tangible book value of $1.47 per share to existing stockholders and an immediate dilution of $3.16 per share to new investors purchasing shares of our common stock in this offering. The following table illustrates this per share dilution:

Assumed public offering price per common share	$2.13

Pro forma net tangible book value per common share as of June 30, 2016	(2.50)
Increase in pro forma net tangible book per common share attributable to this offering	1.47
Adjusted pro forma net tangible book value per common share after this offering	(1.03)

Dilution in pro forma net tangible book value per common share to new investors	$3.16

A $0.25 increase (decrease) in the assumed public offering price of $2.13 per share would increase (decrease) our as adjusted pro forma net tangible book value after this offering by approximately $546,000, or $0.08 per share, and increase (decrease) the dilution to new investors by $0.17 per share, assuming that the number of shares of common stock offered by us, as set forth above, remains the same and after deducting the estimated underwriting discount and estimated offering expenses payable by us. We may also increase or decrease the number of shares of common stock and warrants we are offering from the assumed number of shares set forth above. An increase (decrease) of 100,000 in the assumed number of shares of common stock sold in this offering would increase (decrease) our as adjusted pro forma net tangible book value after this offering by approximately $198,000, or $0.04 per share, and decrease (increase) the dilution per share to new investors by $0.04 per share, assuming that the public offering price of $2.13 per share remains the same. The information discussed above is illustrative only and will adjust based on the actual public offering price, the actual number of shares of common stock that we offer in this offering, and other terms of this offering determined at pricing.

If the underwriters exercise in full their option to purchase 352,113 additional shares of common stock at the assumed public offering price of $2.13 per share, the as adjusted pro forma net tangible book value of our common stock after this offering would be $(0.88) per share, representing an immediate improvement in pro forma net tangible book value of $1.62 per share to existing stockholders and an immediate dilution of $3.01 per share to the investors in this offering, after deducting the underwriting discount and estimated offering expenses payable by us.

This table does not take into account further dilution to new investors that could occur upon the exercise of outstanding options and warrants having a per share exercise price less than the public offering price per share in this offering. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2016:

●	On an actual basis;

●

On a pro forma basis to give effect to issuance of common and preferred shares in connection with: a) a reverse stock split; b) a $1,250,000 financing; and c) an exchange for warrants between June 30, 2016 and the date of this prospectus; and

●

On a pro forma as adjusted basis to give effect to the receipt of $4,275,000 as previously discussed through the issuance of 2,347,428 shares of common stock in this offering at an assumed public offering price of $2.13 per share (the closing price of our common stock on the NASDAQ market on September 12, 2016) and after deducting the estimated underwriting discount and estimated offering expenses payable by us.

You should consider this table in conjunction with “Use of Proceeds”, “Description of Securities” and our financial statements and the notes to those financial statements included elsewhere in this prospectus.

	As of June 30, 2016
	Reported	Pro Forma		Pro Forma	Pro Forma		Pro Forma
		Adjustment			Adjustment
					For This
					Offering

Long-term debt, net of debt discount and deferred financing costs of $2,868,708	$34,627,096	$-		$34,627,096	$-		$34,627,096

Stockholders equity (deficit):

Preferred stock, par value $0.001; 5,000,000 shares authorized, 350,000 shares designated as Preferred Series A, 892,857 shares designated as Preferred Series B, and 680,000 shares designated as Preferred Series C; 680,000 shares of Preferred Series C issued or outstanding as of June 30, 2016 for the "Pro Forma As Adjusted" and for the "Pro Forma As Adjusted For This Offering"	-	680	(3)	680	-		680

Common stock, par value $0.001; 200,000,000 shares authorized; 4,102,577 shares issued and outstanding as reported as of June 30, 2016; 4,550,796 shares issued and outstanding as of "Pro Forma As Adjusted"; 6,898,214 shares issued and outstanding as of "Pro Forma As Adjusted For This Offering"	4,103	2	(1)	4,551	2,347	(4)	6,898
		446	(2)

Additional paid-in capital	161,466,749	(2	)(1)	162,715,621	4,272,653	(4)	166,988,274
		1,249,554	(2)
		(680	)(3)

Accumulated deficit	(167,942,579)			(167,942,579)			(167,942,579)

Total stockholders equity (deficit)	(6,471,727)			(5,221,727)			(946,727)

Total capilitization	$28,155,369			$29,405,369			$33,680,369

Pro Forma Adjustments:

1)	Issuance of shares on July 7, 2016 in connection with reverse stock split

2)

Issuance of 892,857 shares of Preferred Series B Stock on July 7, 2016 for net proceeds of $1,250,000 which was subsequently completely converted into 446,420 shares of common stock (Amount of shares adjusted for the reverse stock split on July 7, 2016)

3)	Issuance of 680,000 shares of Preferred Series C Stock on September 14, 2016 in connection with the exchange of certain warrants for those shares

4)

Issuance of 2,347,428 shares of common stock in this offering at an assumed public offering price of $2.13 per share (the closing price of our common stock on the NASDAQ market on September 12, 2016) and after deducting the estimated underwriting discount and estimated offering expenses payable by us

A $0.25 increase (decrease) in the assumed public offering price of $2.13 per share would increase (decrease) the expected net proceeds of this offering by approximately $546,000, assuming the number of shares offered by us remains the same and after deducting the estimated underwriting discount and estimated offering expenses payable by us. A 100,000, increase (decrease) in the assumed number of shares of our common stock sold in this offering would increase (decrease) the expected net proceeds of this offering by approximately $198,000, assuming the assumed public offering price per share remains the same.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table includes (i) consolidated statement of operations data for the years ended December 31, 2013, 2014, and 2015 and the three and six months ended June 30, 2015 and 2016 and (ii) summary consolidated balance sheet data as of December 31, 2014 and 2015 and June 30, 2016 (unaudited), derived from our audited and unaudited consolidated financial statements and related notes included elsewhere in this prospectus. This table also includes (i) consolidated statement of operations data for the years ended December 31, 2011 and 2012 and (ii) summary consolidated balance sheet data as of December 31, 2011, 2012, 2013, 2014 and June 30, 2015 (unaudited), derived from our audited and unaudited consolidated financial statements which are not included in this prospectus. Our financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States. The results indicated below are not necessarily indicative of our future performance.

Certain operating expenses in these financial statements have been reclassified to conform to the presentation in the current condensed consolidated financial statements. These reclassifications had no impact upon the previously reported net losses.

You should read this information together with the sections entitled “Capitalization”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Years Ended December 31,					Three Months Ended June 30,		Six Months Ended June 30,
	2011	2012	2013	2014	2015	2015	2016	2015	2016
						(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$26,494,737	$32,279,430	$31,892,584	$29,936,181	$27,905,023	$7,030,907	$6,872,342	$14,203,374	$13,606,432

Operating expenses	35,659,265	53,025,096	41,672,671	39,217,413	40,494,997	10,014,563	9,947,003	20,183,476	20,335,468

Operating Loss	(9,164,528)	(20,745,666)	(9,780,087)	(9,281,232)	(12,589,974)	(2,983,656)	(3,074,661)	(5,980,102)	(6,729,036)

Other income (expense):
Interest, net	35,486	(63,714)	(217,741)	(1,672,846)	(6,652,786)	(1,670,428)	(1,588,291)	(3,334,692)	(3,195,411)
Gain on business acquisitions	2,231,534	(40,079)	1,004,099	-	-	-	-	-	-
Other	(9,581)	(13,860)	-	-	-	-	-	-	-
Total other income	2,257,439	(117,653)	786,358	(1,672,846)	(6,652,786)	(1,670,428)	(1,588,291)	(3,334,692)	(3,195,411)

Loss before income taxes	(6,907,089)	(20,863,319)	(8,993,730)	(10,954,078)	(19,242,760)	(4,654,084)	(4,662,952)	(9,314,794)	(9,924,447)

(Provision for) benefit from income taxes	(118,018)	(126,256)	(78,531)	(78,532)	37,562	-	-	-	-

Loss from continuing operations	(7,025,107)	(20,989,575)	(9,072,261)	(11,032,610)	(19,205,198)	(4,654,084)	(4,662,952)	(9,314,794)	(9,924,447)

Loss from discontinued operations	-	-	(15,703,028)	(16,559,140)	(21,277,604)	(4,196,727)	(67,576)	(8,459,083)	(1,799,401)

Net Loss	$(7,025,107)	$(20,989,575)	$(24,775,289)	$(27,591,750)	$(40,482,802)	$(8,850,811)	$(4,730,528)	$(17,773,877)	$(11,723,848)

Net loss per share - Basic and diluted
Continuing operations	$(2.96)	$(7.71)	$(2.78)	$(3.30)	$(5.65)	$(1.39)	$(1.36)	$(2.79)	$(2.93)
Discontinued operations	-	-	(4.82)	(4.96)	(6.26)	(1.26)	(0.02)	(2.54)	(0.53)
Total net loss per share	$(2.96)	$(7.71)	$(7.60)	$(8.26)	$(11.92)	$(2.65)	$(1.38)	$(5.33)	$(3.46)

Weighted average common shares outstanding	2,375,293	2,721,709	3,259,066	3,340,188	3,396,583	3,336,219	3,432,384	3,334,539	3,387,462

	As of December 31,					As of June 30,
	2011	2012	2013	2014	2015	2015	2016
						(unaudited)	(unaudited)
Cash and cash equivalents	$44,672,587	$15,152,226	$28,181,531	$38,027,509	$15,116,531	$26,117,134	$9,977,495
Working capital	$40,231,504	$7,399,143	$23,697,158	$35,067,152	$13,506,611	$22,639,193	$4,530,584
Total assets	$83,636,896	$67,109,714	$74,917,467	$82,321,838	$47,029,839	$67,185,429	$36,479,402

Non-current debt and other liabilities	$835,859	$2,688,775	$2,802,018	$35,162,108	$35,527,976	$36,746,278	$36,099,368
Stockholders’ equity (deficit)	$77,144,910	$57,803,908	$66,093,941	$41,962,027	$2,545,687	$24,631,751	$(6,471,727)

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read together with our financial statements and accompanying notes appearing elsewhere in this Prospectus. This Management’s Discussion and Analysis contains forward-looking statements that involve risks and uncertainties. Please see “Forward-Looking Statements” set forth in the beginning of this Prospectus, and see “Risk Factors” beginning on page 13 for a discussion of certain risk factors applicable to our business, financial condition, and results of operations. Operating results are not necessarily indicative of results that may occur in future periods.

Characteristics of Revenues and Expenses

Infrastructure and access expenses relate directly to maintaining our network and providing connectivity to our customers. Infrastructure primarily relates to our Points-of-Presence ("PoPs") where we install a substantial amount of equipment, mostly on the roof, which we utilize to connect numerous customers to the internet. We enter into long term lease agreements to maintain our equipment on these PoPs and these rent payments comprise the majority of our infrastructure and access costs. Access expenses primarily consist of bandwidth connectivity agreements that we enter into with national service providers.

Network operations costs relate to the daily operations of our network and ensuring that our customers have connectivity within the terms of our service level agreement. We have employees based in our largest markets who are dedicated to ensuring that our network operates effectively on a daily basis. Other employees monitor network operations from our network operating center which is located at our corporate headquarters. Payroll comprises approximately 55 to 60% of network operations costs. Information technology systems and support comprises approximately 20 to 25% of network operations costs.

Customer support costs relate to our continuing communications with customers regarding their service level agreement. Payroll comprises approximately 75 to 80% of customer support costs. Other costs include travel expenses to service customer locations, shipping, troubleshooting, and facilities related expenses.

Sales and marketing expenses primarily consist of the salaries, benefits, travel and other costs of our sales and marketing teams, as well as marketing initiatives and business development expenses.

General and administrative expenses include costs attributable to corporate overhead and the overall support of our operations. Salaries and other related payroll costs for executive management and finance personnel are included in this category. Other costs include accounting, legal and other professional services, and other general operating expenses.

Overview – Fixed Wireless

We provide fixed wireless broadband services to commercial customers and deliver access over a wireless network transmitting over both regulated and unregulated radio spectrum. Our service supports bandwidth on demand, wireless redundancy, virtual private networks, disaster recovery, bundled data and video services. We currently provide service to business customers in twelve metropolitan markets.

As of March 31, 2016, we operated in twelve metropolitan markets consisting of New York, Boston, Los Angeles, Chicago, San Francisco, Miami, Seattle, Dallas-Fort Worth, Houston, Philadelphia, Las Vegas-Reno and Providence-Newport. Although we provide services in multiple markets, these operations have been aggregated into one reportable segment based on the similar economic characteristics among all markets, including the nature of the services provided and the type of customers purchasing such services. The markets were launched at different times, and as a result, may have different operating metrics based on their size and stage of maturation. We incur significant up-front costs in order to establish a network presence in a new market. These costs include building PoPs and network costs. Other material costs include hiring and training sales and marketing personnel who will be dedicated to securing customers in that market. Once we have established a network presence in a new market, we are capable of servicing a significant number of customers. The rate of customer additions varies from market to market, and we are unable to predict how many customers will be added in a market during any specific period.

Overview - Shared Wireless Infrastructure

In January 2013, we incorporated a wholly-owned subsidiary, Hetnets Tower Corporation (“Hetnets”), to operate a new business designed to leverage our fixed wireless network in urban markets to provide other wireless technology solutions and services. Hetnets built a carrier-class network which offered a shared wireless infrastructure platform, primarily for (i) co-location of customer owned antenna and related equipment and (ii) Wi-Fi access and offloading. We referred to this as our “shared wireless infrastructure” or “shared wireless” business. During the fourth quarter of 2015, we determined to exit this business and curtailed activities in our smaller markets. The remaining network, located in New York, was the largest and had a lease access contract with a major cable company. As a result, we explored opportunities during the fourth quarter of 2015 and continuing into the first quarter of 2016 to sell the New York City network. On March 9, 2016, we completed a sale and transfer of certain assets pursuant to an Asset Purchase Agreement (the "Agreement") with a large cable company (the "Buyer"). Under the terms of the Agreement, the Buyer assumed certain rooftop leases and acquired ownership of and the right to operate the Wi-Fi access point and related equipment associated with such leases. We retained ownership of all backhaul and related equipment, and the parties entered into an agreement under which we provide backhaul services to the Buyer. The agreement is for a three-year period with two, one year renewals and is cancellable by the Buyer on sixty days’ notice. During the first quarter of 2016, we determined that we would not be able to sell the remainder of the New York City network, and accordingly, all remaining assets are being redeployed into the fixed wireless network or written off. The operating results and cash flows for Hetnets have been reclassified and presented as discontinued operating results for all periods presented in these condensed consolidated financial statements.

Reverse Stock Split

On May 2, 2016, our stockholders approved authorization for our board of directors to effectuate a reverse split in the ratio range of 1 for 5 to 1 for 25. Our board of directors subsequently approved a reverse split of 1 for 20 (the “Reverse Split”), and on July 5, 2016, we filed a certificate of amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware in order to effectuate the Reverse Split on July 7, 2016.

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

Continuing Operations – Fixed Wireless

Revenues. Revenues totaled $27,905,023 during the year ended December 31, 2015 compared to $29,936,181 during the year ended December 31, 2014 representing a decrease of $2,031,158, or 7%. The decrease principally related to a 7% decrease in the base of customers billed on a monthly recurring basis. In March 2015, we opened a second sales office in Florida and believe that our ability to recruit talent from an additional geographic area will increase the number of account executives and improve sales productivity levels.

Average revenue per user (“ARPU”) totaled $764 as of December 31, 2015 compared to $772 as of December 31, 2014 representing a decrease of $8, or 1%. ARPU for new customers totaled $640 during the year ended December 31, 2015 compared to $639 during the year ended December 31, 2014 representing an increase of $1, or less than 1%. ARPU for new customers can fluctuate from period to period.

Customer churn, calculated as a percent of revenue lost on a monthly basis from customers terminating service or reducing their service level, totaled 1.88% during the year ended December 31, 2015 compared to 1.85% during the year ended December 31, 2014. Our goal is to maintain churn levels below industry averages of approximately 2.00%. Churn levels can fluctuate from period to period depending upon whether customers move to a location not serviced by us, go out of business, or a myriad of other reasons.

Cost of Revenues. Cost of revenues totaled $10,603,845 during the year ended December 31, 2015 compared to $10,299,906 during the year ended December 31, 2014 representing an increase of $303,939 or 3%. The increase primarily related to tower rents which increased by $428,863, or 5%. This increase was partially offset by lower customer network costs which decreased by $131,251 or 18%. Gross margin for continuing operations totaled 62% for the 2015 period compared to 66% for the 2014 period.

Depreciation and Amortization. Depreciation and amortization totaled $9,643,583 during the year ended December 31, 2015 compared to $9,681,631 during the year ended December 31, 2014 representing a decrease of $38,048 or less than 1%. Depreciation expense totaled $9,251,312 during the year ended December 31, 2015 compared to $8,792,662 during the year ended December 31, 2014 representing an increase of $458,650, or 5%. The base of depreciable assets as of December 31, 2015 increased approximately 10% compared to December 31, 2014, however, newly acquired assets will not have a full year of depreciation in the year of acquisition which lessens the impact of a higher base on depreciation expense. The increase in the depreciable base during the year ended December 31, 2015 primarily reflects continued investment in our network which totaled approximately $7.0 million.

Amortization expense totaled $392,272 during the year ended December 31, 2015 compared to $888,969 during the year ended December 31, 2014 representing a decrease of $496,697, or 56%. Amortization expense relates to customer related intangible assets recorded in connection with acquisitions and can fluctuate significantly from period to period depending upon the timing of acquisitions, the relative amounts of intangible assets recorded, and the amortization periods. The decrease related entirely to amortization associated with the Color Broadband acquisition which became fully amortized in April 2014.

Customer Support Services. Customer support services totaled $4,425,764 during the year ended December 31, 2015 compared to $4,127,294 during the year ended December 31, 2014 representing an increase of $298,470 or 7%. The increase was primarily related to higher payroll costs as average headcount totaled 71 during the 2015 period as compared to 69 during the 2014 period representing an increase of 2, or 3%.

Sales and Marketing. Sales and marketing expenses totaled $5,864,267 during the year ended December 31, 2015 compared to $5,341,178 during the year ended December 31, 2014 representing an increase of $523,089, or 10%. Compensation related costs, including sales commissions, totaled $4,034,985 during the 2015 period as compared to $3,619,262 during the 2014 period representing an increase of $415,723, or 11%. Average headcount totaled 57 during the 2015 period compared to 37 during the 2014 period representing an increase of 20, or 53%. The increase in headcount related to hires in our new sales office in South Florida which opened during the first quarter of 2015 resulting in higher compensation costs. Channel commissions totaled $603,529 during the 2015 period as compared to $440,281 during the 2014 period representing an increase of $163,248, or 37%. Sales through the channel comprised 34.1% of our total revenues in 2015 compared to 22.7% in 2014 which resulted in higher channel commissions. Advertising costs totaled $1,052,623 during the 2015 period as compared to $1,122,246 during the 2014 period representing a decrease of $69,623, or 6%.

General and Administrative. General and administrative expenses totaled $9,957,538 during the year ended December 31, 2015 compared to $9,767,404 during the year ended December 31, 2014 representing an increase of $190,134, or 2%. Payroll costs totaled $2,923,290 during the 2015 period as compared to $3,350,728 during the 2014 period representing a decrease of $427,438, or 13%. Information technology support costs decreased to $1,044,683 during the 2015 period compared to $1,363,271 during the 2014 period representing a decrease of $318,588, or 23%, as we internally absorbed certain functions that were previously provided by third parties. We recorded a charge of $534,555 in 2015 in connection with the carrying value of an FCC license that was not renewed due to an increased focus on the largest urban markets. Acquisition costs can vary from period to period based on activity levels and totaled $166,561 in 2015 compared to $22,919 in 2014 representing an increase of $143,642. Facilities costs, including office expense, totaled $1,070,492 in the 2015 period compared to $904,327 in the 2014 period representing an increase of $166,165, or 18%. We opened a new sales office in South Florida in the first quarter of 2015. Insurance expense totaled $545,705 in the 2015 period compared to $468,583 in the 2014 period, representing an increase of $77,122, or 16%, primarily related to higher workers’ compensation premiums.

Interest Expense, Net. Interest expense, net totaled $6,652,786 during the year ended December 31, 2015 compared to $1,672,846 during the year ended December 31, 2014 representing an increase of $4,979,940, or greater than 100%. The increase related to a full year of interest expense on the $35 million secured term loan which closed in October 2014. Cash and non-cash interest expense in 2015 totaled $2,906,695 and $3,533,471, respectively. Non-cash interest expense included payment-in-kind interest, and the amortization of (i) debt issuance costs, and (ii) discounts associated with (a) original issuance pricing and (b) fair value of warrants issued in connection with the financing.

Loss from Continuing Operations. Loss from continuing operations totaled $19,205,198 during the year ended December 31, 2015 compared to $11,032,610 during the year ended December 31, 2014 representing an increase of $8,172,588, or 74%. Interest expense on our long term debt represented $4,979,940, or 61%, of the increased loss. Revenues decreased by $2,031,158 in 2015 which represented 25% of the increased loss. Higher operating expenses in 2015, which occurred across all functional categories, represented $1,277,584, or 16%, of the increased loss.

Discontinued Operations – Shared Wireless

Revenues. Revenues for the Shared Wireless segment totaled $3,370,181 during the year ended December 31, 2015 compared to $3,099,972 during the year ended December 31, 2014 representing an increase of $270,209 or 9%. The increase was primarily related to higher revenues generated through a large cable company customer contract.

Cost of Revenues. Cost of revenues totaled $17,751,033 during the year ended December 31, 2015 compared to $14,220,122 during the year ended December 31, 2014 representing an increase of $3,530,911 or 25%. The increase related solely to higher rooftop rental expense in the 2015 period.

Depreciation. Depreciation totaled $4,032,219 during the year ended December 31, 2015 compared to $3,957,784 during the year ended December 31, 2014 representing an increase of $74,435 or 2%.

Customer Support Services. Customer support services totaled $710,368 during the year ended December 31, 2015 compared to $683,208 during the year ended December 31, 2014 representing an increase of $27,160 or 4%.

Sales and Marketing. Sales and marketing expenses totaled $145,954 during the year ended December 31, 2015 compared to $229,013 during the year ended December 31, 2014 representing a decrease of $83,059, or 36%. The decrease related to certain sales management personnel who were employed for all of 2014 but only part of 2015.

General and Administrative. General and administrative expenses totaled $2,008,211 during the year ended December 31, 2015 compared to $568,985 during the year ended December 31, 2014 representing an increase of $1,439,226, or greater than 100%. We recognized a loss of $1,618,540 on the disposal of property and equipment in connection with the termination of business activities in certain markets. These costs were partially offset by a decrease in network development payroll costs of $99,210 and the absence of bad debt charges as compared to $80,000 in the 2014 period.

Loss from Discontinued Operations. Loss from discontinued operations for the year ended December 31, 2015 totaled $21,277,604 compared to $16,559,140 for the year ended December 31, 2014 representing an increase of $4,718,464, or 28%. Cost of revenues represented $3,530,911, or 75%, of the increase related to higher rooftop rental expenses. A loss of on the disposal of property and equipment in 2015, in connection with the termination of business activities in certain markets, represented $1,618,540, or 34%, of the increase. Higher revenues in the 2015 period offset these increases by 6%.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Continuing Operations – Fixed Wireless

Revenues. Revenues totaled $29,936,181 during the year ended December 31, 2014 compared to $31,892,584 during the year ended December 31, 2013 representing a decrease of $1,956,403, or 6%. The decrease principally related to an 8% decrease in the base of customers billed on a monthly recurring basis. New customer additions were adversely impacted by a 14% decrease in the number of account executives which averaged 31 during the year ended December 31, 2014 compared to 36 during the year ended December 31, 2013. In March 2015, we opened a second sales office in Florida and believe that our ability to recruit talent from an additional geographic area will increase the number of account executives and improve sales productivity levels.

Average revenue per user (“ARPU”) for the Fixed Wireless segment totaled $772 as of December 31, 2014 compared to $761 as of December 31, 2013 representing an increase of $11, or 1%. The increase in ARPU primarily related to customers upgrading to higher bandwidth service which generates higher monthly recurring revenue. ARPU for new customers totaled $639 during the year ended December 31, 2014 compared to $663 during the year ended December 31, 2013 representing a decrease of $24, or 4%.

Customer churn, calculated as a percent of revenue lost on a monthly basis from customers terminating service or reducing their service level, totaled 1.85% during the year ended December 31, 2014 compared to 1.86% during the year ended December 31, 2013. Our goal is to maintain churn levels between 1.40% and 1.70% which we believe is below industry averages of approximately 2.00%. Churn levels can fluctuate from period to period depending upon whether customers move to a location not serviced by us, go out of business, or a myriad of other reasons.

Cost of Revenues. Cost of revenues totaled $10,299,906 during the year ended December 31, 2014 compared to $9,874,066 during the year ended December 31, 2013 representing an increase of $425,840 or 4%. The increase related to higher tower rents which increased by $602,034, or 9% partially offset by customer maintenance costs which decreased by $103,490 and lower network lease expenses which decreased by $55,937.

Depreciation and Amortization. Depreciation and amortization totaled $9,681,631 during the year ended December 31, 2014 compared to $11,842,794 during the year ended December 31, 2013 representing a decrease of $2,161,163 or 18%.

Depreciation expense totaled $8,792,662 during the year ended December 31, 2014 compared to $8,748,977 during the year ended December 31, 2013 representing an increase of $43,685, or less than 1%. The base of depreciable assets increased approximately 10% during 2014, however, newly acquired assets will not have a full year of depreciation in the year of acquisition which lessens the impact of a higher base on depreciation expense. The increase in the depreciable base during the year ended December 31, 2014 reflects continued growth in our network (approximately $5,871,000), and additions resulting from other expenditures (approximately $384,000).

Amortization expense totaled $888,969 during the year ended December 31, 2014 compared to $3,093,817 during the year ended December 31, 2013 representing a decrease of $2,204,848, or 71%. Amortization expense relates to customer related intangible assets recorded in connection with acquisitions and can fluctuate significantly from period to period depending upon the timing of acquisitions, the relative amounts of intangible assets recorded, and the amortization periods. The decrease was related to two acquisitions which had modest or no amortization in the 2014 period but full amortization in the 2013 period. We recognized zero and $819,093 of amortization expense in the 2014 and 2013 periods, respectively, related to intangible assets associated with One Velocity which became fully amortized in November 2013. In addition, we recognized $496,697 and $1,947,830 of amortization expense in the 2014 and 2013 periods, respectively, related to intangible assets associated with Color Broadband which became fully amortized in April 2014. These decreases were partially offset by higher amortization expense associated with the Delos acquisition which was completed in February 2013, and for which $392,272 was recorded in the 2014 period compared to $326,894 in the 2013 period.

Customer Support Services. Customer support services totaled $4,127,294 during the year ended December 31, 2014 compared to $4,113,459 during the year ended December 31, 2013 representing an increase of $13,745 or less than 1%. The decrease was primarily related to lower payroll costs as average headcount decreased 3% to 69 during 2014 as compared to 71 during 2013.

Sales and Marketing. Sales and marketing expenses totaled $5,341,178 during the year ended December 31, 2014 compared to $5,477,922 during the year ended December 31, 2013 representing a decrease of $136,744, or 2%. Compensation related costs, including sales commissions, totaled $3,815,222 during the 2014 period as compared to $4,170,511 during the 2013 period representing a decrease of $355,289, or 9%. Average headcount totaled 41 during the 2014 period compared to 48 during the 2013 period representing a decrease of 7, or 15%. Channel commissions totaled $440,281 during the 2014 period as compared to $385,049 during the 2013 period representing an increase of $55,232, or 14%. Advertising costs totaled $1,132,845 during the 2014 period as compared to $1,100,353 during the 2013 period representing an increase of $32,492, or 3%. Other costs, including travel, entertainment, dues, and subscriptions totaled $181,843 during the 2014 period as compared to $123,588 during the 2013 period representing an increase of $58,255, or 47%.

General and Administrative. General and administrative expenses totaled $9,767,404 during the year ended December 31, 2014 compared to $10,364,431 during the year ended December 31, 2013 representing a decrease of $597,027, or 6%. Payroll costs totaled $3,350,728 during 2014 compared to $3,599,967 during 2013 representing a decrease of $249,239, or 7%. Average headcount totaled 34 during the 2014 period compared to 37 during the 2013 period representing a decrease of 3, or 8%. Stock-based compensation totaled $960,490 during 2014 compared to $1,253,661 during 2013 representing a decrease of $293,171 or 23%. Stock-based compensation can fluctuate significantly from period to period depending on the timing, quantity and valuation of stock option grants. Facilities expense totaled $408,490 during the 2014 period compared to $654,613 during the 2013 period representing a decrease of $246,123, or 38%. Office expense totaled $495,837 during the 2014 period compared to $582,355 during the 2013 period representing a decrease of $86,518, or 15%. We consolidated our corporate offices from two buildings to one building which has lowered its facilities costs and office expenses. Insurance expense totaled $468,583 during the 2014 period compared to $278,899 during the 2013 period representing an increase of $189,684, or 68%. The increase primarily related to higher workers' compensation premiums. Bad debt expense totaled $322,000 during the 2014 period compared to $85,000 during the 2013 period representing an increase of $237,000, or greater than 100%. Approximately two thirds of the increase related to a temporary link customer and one third related to a shared wireless customer which had paid for fifteen months of service prior to ceasing operations.

Interest Expense, Net. Interest expense, net totaled $1,672,846 during the year ended December 31, 2014 compared to $217,741 during the year ended December 31, 2013 representing an increase of $1,455,105, or greater than 100%. The increase related to the $35 million secured term loan which closed in October 2014. Cash and non-cash interest expense in 2014 totaled $591,111 and $877,460, respectively. Non-cash interest expense included payment-in-kind interest, and the amortization of (i) debt issuance costs, and (ii) discounts associated with (a) original issuance pricing and (b) fair value of warrants issued in connection with the financing.

Gain on Business Acquisition. There was no gain on business acquisition during the year ended December 31, 2014 compared to $1,004,099 during the year ended December 31, 2013. The gain recognized in the 2013 period related to the acquisition of Delos in February 2013. We were able to acquire the customer relationships and wireless network of Delos at a discounted price as the challenging economic environment during this period made it difficult for smaller companies to raise capital to sustain their growth.

Loss from Continuing Operations. Loss from continuing operations totaled $11,032,610 for the year ended December 31, 2014 compared to $9,072,261 for the year ended December 31, 2013 representing an increase of $1,960,349, or 22%. Revenues decreased by $1,956,403 in 2014 which represented 100% of the increased loss. Operating expenses decreased by $2,455, 259 in 2014 but this benefit was offset by interest expense which increased by $1,455,105 in 2014 and the absence of gains on business acquisition which totaled $1,004,099 in 2013.

Discontinued Operations – Shared Wireless

Revenues. Revenues for the Shared Wireless segment totaled $3,099,972 during the year ended December 31, 2014 compared to $1,540,700 during the year ended December 31, 2013 representing an increase of $1,559,272 or greater than 100%. The increase was primarily related to a full year of revenues recognized in 2014 under a large cable company customer contract which commenced in July 2013.

Cost of Revenues. Cost of revenues totaled $14,220,122 during the year ended December 31, 2014 compared to $11,980,097 during the year ended December 31, 2013 representing an increase of $2,240,025 or 19%. Rents for street level rooftops for the Shared Wireless segment increased by approximately $2,282,000. The number of street level rooftops for the Shared Wireless segment were approximately 12% higher at December 31, 2014 compared to December 31, 2013.

Depreciation. Depreciation totaled $3,957,784 during the year ended December 31, 2014 compared to $3,508,647 during the year ended December 31, 2013 representing an increase of $449,137 or 13%. The base of depreciable assets increased approximately 10% during 2014.

Customer Support Services. Customer support services totaled $683,208 during the year ended December 31, 2014 compared to $784,780 during the year ended December 31, 2013 representing a decrease of $101,572 or 13%.

Sales and Marketing. Sales and marketing expenses totaled $229,013 during the year ended December 31, 2014 compared to $301,578 during the year ended December 31, 2013 representing a decrease of $72,565, or 24%.

General and Administrative. General and administrative expenses totaled $568,985 during the year ended December 31, 2014 compared to $668,626 during the year ended December 31, 2013 representing a decrease of $99,641, or 15%.

Loss from Discontinued Operations. Loss from discontinued operations totaled $16,559,140 for the year ended December 31, 2014 compared to $15,703,028 for the year ended December 31, 2013 representing an increase of $856,112, or 5%. Revenues increased by $1,559, 272 in 2015 but were offset by cost of revenues which increased by $2,240,025 in 2015. The net effect of these two items totaled $680,753 which represented 80% of the increased loss in 2015.

Three Months Ended June 30, 2016 Compared to Three Months Ended June 30, 2015

Continuing Operations – Fixed Wireless

Revenues. Revenues totaled $6,872,342 during the three months ended June 30, 2016 compared to $7,030,907 during the three months ended June 30, 2015 representing a decrease of $158,565, or 2%. The decrease principally related to a 5% decrease in the base of customers billed on a monthly recurring basis.

Customer churn totaled 1.59% during the three months ended June 30, 2016 compared to 1.76% during the three months ended June 30, 2015. Churn represents the percent of revenue lost on a monthly basis from customers who have cancelled their contract. Effective January 1, 2016, we have modified our methodology to conform to common practice in the telecommunications industry. Revenue adjustments associated with customers who are modifying the (i) amount of their bandwidth or (ii) the pricing terms of their contract will no longer be included in the calculation of customer churn. Customer churn calculated under the previous methodology would have totaled 1.98% and 1.84% for the three months ended June 30, 2016 and 2015, respectively. Our goal is to maintain churn levels below industry averages of approximately 2.00%. Churn levels can fluctuate from period to period depending upon whether customers move to a location not serviced by us, go out of business, or a myriad of other reasons.

Infrastructure and Access. Infrastructure and access totaled $2,631,114 during the three months ended June 30, 2016 compared to $2,490,508 during the three months ended June 30, 2015 representing an increase of $140,606, or 6%. The increase primarily relates to our tower rental expense.

Depreciation and Amortization. Depreciation and amortization totaled $3,044,132 during the three months ended June 30, 2016 compared to $2,393,254 during the three months ended June 30, 2015 representing an increase of $650,878 or 27%. Depreciation expense totaled $2,626,249 during the three months ended June 30, 2016 compared to $2,295,186 during the three months ended June 30, 2015 representing an increase of $331,063, or 14%. The increase primarily related to the transfer of certain assets during the first quarter of 2016 from discontinued operations to continuing operations.

Amortization expense totaled $417,883 during the three months ended June 30, 2016 compared to $98,068 during the three months ended June 30, 2015 representing an increase of $319,815, or more than 100%. Amortization expense relates to intangible assets recorded in connection with acquisitions and other transactions, and can fluctuate significantly from period to period depending upon the timing of acquisitions and other transactions, the relative amounts of intangible assets recorded, and the amortization periods. The increase related entirely to amortization associated with a transaction with a large cable company which closed in March 2016.

Network Operations. Network operations totaled $1,298,590 during the three months ended June 30, 2016 compared to $1,370,126 during the three months ended June 30, 2015 representing a decrease of $71,536, or 5%. Payroll costs totaled $785,513 in the 2016 period compared to $745,374 in the 2015 period representing an increase of $40,139, or 5%. Information technology support expenses totaled $231,031 in the 2016 period compared to $267,126 in the 2015 period representing a decrease of $36,095 or 14%, as we internally absorbed certain functions that were previously provided by third parties which resulted in a slight increase in headcount. Network support costs totaled $145,743 during the three months ended June 30, 2016 compared to $218,591 during the three months ended June 30, 2015 representing a decrease of $72,848, or 33%. These costs can fluctuate from period to period and the dollar change is not meaningful.

Customer Support. Customer support totaled $484,664 during the three months ended June 30, 2016 compared to $653,534 during the three months ended June 30, 2015 representing a decrease of $168,870, or 26%. Payroll expense totaled $429,073 during the 2016 period compared to $528,692 during the 2015 period representing a decrease of $99,619, or 19%. Average headcount was lower in the 2016 period as we consolidated departments and improved efficiencies. Other customer support costs totaled $55,591 during the three months ended June 30, 2016 compared to $124,842 during the 2015 period representing a decrease of $69,251 or 55%. This decrease was principally attributable to lower customer troubleshooting costs which can fluctuate from period to period.

Sales and Marketing. Sales and marketing expenses totaled $883,961 during the three months ended June 30, 2016 compared to $1,545,366 during the three months ended June 30, 2015 representing a decrease of $661,405, or 43%. Payroll costs totaled $574,571 during the 2016 period compared to $1,060,490 during the 2015 period representing a decrease of $485,919, or 46%. The decrease related to lower headcount in connection with the closing of our sales office in Florida as well as additional sales reductions made at our corporate headquarters in the first quarter of 2016. Advertising expenses totaled $59,562 during the three months ended June 30, 2016 compared to $252,971 during the three months ended June 30, 2015 representing a decrease of $193,409, or 76%. We have significantly reduced its Internet marketing initiatives in connection with its current marketing focus on specific businesses in certain connected buildings rather than marketing broadly to all businesses in a market. Outside commissions totaled $190,165 in the 2016 period compared to $145,995 in the 2015 period representing an increase of $44,170, or 30%. The increase relates almost exclusively to our residual program which pays continuing commissions as long as the referred business is a customer. Other costs totaled $59,663 during the three months ended June 30, 2016 compared to $85,910 during the three months ended June 30, 2015 representing a decrease of $26,247, or 31%. The decrease primarily relates to the reduction in our sales force.

General and Administrative. General and administrative expenses totaled $1,604,542 for the three months ended June 30, 2016 compared to $1,561,775 for the three months ended June 30, 2015 representing an increase of $42,767, or 3%. Stock based compensation decreased to $141,805 during the three months ended June 30, 2016 compared to $210,923 during the three months ended June 30, 2015 representing a decrease of $69,118, or 33%. Stock-based compensation can fluctuate significantly from period to period depending on the timing, quantity and valuation of stock option grants. Professional services fees totaled $428,944 during the three months ended June 30, 2016 compared to $257,050 during the three months ended June 30, 2015 representing an increase of $171,894, or 67%.  This increase related primarily to the restructuring of the business during 2016. Corporate travel expenses totaled $14,854 in the 2016 period compared to $87,458 in the 2015 period representing a decrease of $72,604, or 83%. The decrease related to the cancellation of the President’s club trip for top performers and lower travel expenses at the executive level. Non-recurring expenses totaled $167,486 during the three months ended June 30, 2016 compared to $52,500 during the three months ended June 30, 2015 representing an increase of $114,986, or greater than 100%. This increase related primarily to the restructuring of the business during 2016. Non-recurring expenses can vary from period to period depending on the level of activity during a period. Customer related expenses decreased by approximately $69,251 in the 2016 period due to lower bad debt expense and office expenses also decreased by approximately $32,522 compared to the 2015 period due to the closing of our Florida sales office and other staff reductions.

Interest Expense, Net. Interest expense, net totaled $1,588,291 during the three months ended June 30, 2016 compared to $1,670,428 during the three months ended June 30, 2015 representing a decrease of $82,137, or 5%. Interest expense relates to the $35 million secured term loan which closed in October 2014.

Discontinued Operations – Shared Wireless

Revenues. Revenues for the Shared Wireless business totaled zero during the three months ended June 30, 2016 compared to $826,226 during the three months ended June 30, 2015 representing a decrease of $826,226 or 100%. The decrease related to our decision to exit the business conducted by Hetnets.

Infrastructure and Access. Infrastructure and access totaled zero during the three months ended June 30, 2016 compared to $3,662,021 during the three months ended June 30, 2015 representing a decrease of $3,662,021, or 100%. The reduction reflects the termination of lease agreements associated with our shared wireless business.

Depreciation. Depreciation totaled zero during the three months ended June 30, 2016 compared to $1,015,859 during the three months ended June 30, 2015 representing a decrease of $1,015,859 or 100%. We have terminated business activities associated with our shared wireless business.

Network Operations. Network operations totaled $9,364 during the three months ended June 30, 2016 compared to $195,640 during the three months ended June 30, 2015 representing a decrease of $186,276, or 95%. Certain costs were incurred in the 2016 period related to the termination of the business. The 2015 period primarily related to payroll expenses.

Customer Support Services. Customer support services totaled zero during the three months ended June 30, 2016 compared to $106,134 during the three months ended June 30, 2015 representing a decrease of $106,134 or 100%. The business was terminated in early March 2016.

Sales and Marketing. Sales and marketing expenses totaled zero during the three months ended June 30, 2016 compared to $43,299 during the three months ended June 30, 2015 representing a decrease of $43,299, or 100%. The business was terminated in early March 2016.

General and Administrative. General and administrative expenses totaled $58,212 during the three months ended June 30, 2016 compared to zero during the three months ended June 30, 2015. The increase reflects professional services fees incurred in the 2016 period for terminating the business.

Six Months Ended June 30, 2016 Compared to Six Months Ended June 30, 2015

Continuing Operations – Fixed Wireless

Revenues. Revenues totaled $13,606,432 during the six months ended June 30, 2016 compared to $14,203,374 during the six months ended June 30, 2015 representing a decrease of $596,942, or 4%. The decrease principally related to a 5% decrease in the base of customers billed on a monthly recurring basis.

Infrastructure and Access. Infrastructure and access totaled $5,182,841 during the six months ended June 30, 2016 compared to $5,049,484 during the six months ended June 30, 2015 representing an increase of $133,357, or 3%. The increase primarily relates to our tower rental expense.

Depreciation and Amortization. Depreciation and amortization totaled $5,571,778 during the six months ended June 30, 2016 compared to $4,741,127 during the six months ended June 30, 2015 representing an increase of $830,651 or 18%. Depreciation expense totaled $4,949,222 during the six months ended June 30, 2016 compared to $4,544,991 during the six months ended June 30, 2015 representing an increase of $404,231, or 9%. The increase primarily related to the transfer of certain assets during the first quarter of 2016 from discontinued operations to continuing operations.

Amortization expense totaled $622,556 during the six months ended June 30, 2016 compared to $196,136 during the six months ended June 30, 2015 representing an increase of $426,420, or more than 100%. Amortization expense relates to intangible assets recorded in connection with acquisitions and other transactions, and can fluctuate significantly from period to period depending upon the timing of acquisitions and other transactions, the relative amounts of intangible assets recorded, and the amortization periods. The increase related entirely to amortization associated with the TWC transaction which closed in March 2016.

Network Operations. Network operations totaled $2,589,778 during the six months ended June 30, 2016 compared to $2,704,558 during the six months ended June 30, 2015 representing a decrease of $114,780, or 4%. Payroll costs totaled $1,557,352 in the 2016 period compared to $1,480,384 in the 2015 period representing an increase of $76,968, or 5%. Average headcount was slightly higher in the 2016 period. Information technology support expenses totaled $485,115 in the 2016 period compared to $589,280 in the 2015 period representing a decrease of $104,165, or 18%, as we internally absorbed certain functions that were previously provided by third parties. Network support costs totaled $265,150 during the six months ended June 30, 2016 compared to $353,202 during the six months ended June 30, 2015 representing a decrease of $88,052, or 25%. These costs can fluctuate from period to period and the dollar change is not meaningful.

Customer Support. Customer support totaled $1,027,855 during the six months ended June 30, 2016 compared to $1,326,417 during the six months ended June 30, 2015 representing a decrease of $298,562, or 23%. Payroll expense totaled $845,171 during the 2016 period compared to $1,046,302 during the 2015 period representing a decrease of $201,131 or 19%. Average headcount was lower in the 2016 period as we consolidated departments and improved efficiencies. Other customer support costs totaled $182,684 during the six months ended June 30, 2016 compared to $280,115 during the 2015 period representing a decrease of $97,431 or 35%. This decrease was principally attributable to lower customer troubleshooting costs which can fluctuate from period to period.

Sales and Marketing. Sales and marketing expenses totaled $2,378,881 during the six months ended June 30, 2016 compared to $2,876,048 during the six months ended June 30, 2015 representing a decrease of $497,167, or 17%. Payroll costs totaled $1,541,426 during the 2016 period compared to $1,889,607 during the 2015 period representing a decrease of $348,181, or 18%. The decrease related to lower headcount in connection with the closing of our sales office in Florida as well as additional sales reductions made at our corporate headquarters in the first quarter of 2016. Advertising expenses totaled $242,639 during the six months ended June 30, 2016 compared to $532,011 during the six months ended June 30, 2015 representing a decrease of $289,372 or 54%. We have significantly reduced its Internet marketing initiatives in connection with its current marketing focus on specific businesses in certain connected buildings rather than marketing broadly to all businesses in a market. Outside commissions totaled $396,094 in the 2016 period compared to $273,000 in the 2015 period representing an increase of $123,094, or 45%. The increase relates almost exclusively to our residual program which pays continuing commissions as long as the referred business is a customer. Other costs totaled $198,722 during the six months ended June 30, 2016 compared to $181,430 during the six months ended June 30, 2015 representing an increase of $17,292, or 10%. The increase primarily relates to a decision to close the sales office in Florida.

General and Administrative. General and administrative expenses totaled $3,584,334 for the six months ended June 30, 2016 compared to $3,485,842 for the six months ended June 30, 2015 representing an increase of $98,492, or 3%. Payroll costs increased to $1,264,753 in the 2016 period compared to $1,066,080 in the 2015 period representing an increase of $198,673, or 19%. The increase related to severance payments to our former Chief Executive Officer. Professional services fees totaled $839,324 during the six months ended June 30, 2016 compared to $656,699 during the six months ended June 30, 2015 representing an increase of $182,625, or 28%.  This increase related primarily to the restructuring of the business during 2016. Corporate travel expenses totaled $63,707 in the 2016 period compared to $253,689 in the 2015 period representing a decrease of $189,982, or 75%. The decrease related to the cancellation of the President’s club trip for top performers and lower travel expenses at the executive level. Customer related expenses decreased by approximately $94,084 in the 2016 period due to lower bad debt expense compared to the 2015 period.

Interest Expense, Net. Interest expense, net totaled $3,195,411 during the six months ended June 30, 2016 compared to $3,334,692 during the six months ended June 30, 2015 representing a decrease of $139,281, or 4%. Interest expense relates to the $35 million secured term loan which closed in October 2014.

Loss from Continuing Operations. Loss from continuing operations totaled $9,924,447 during the six months ended June 30, 2016 compared to $9,314,794 during the six months ended June 30, 2015 representing an increase of $609,653, or 7%. Revenues decreased by $596,942 in the 2016 period which represented 98% of the increased loss.

Discontinued Operations – Shared Wireless

Revenues. Revenues for the Shared Wireless business totaled $553,302 during the six months ended June 30, 2016 compared to $1,613,854 during the six months ended June 30, 2015 representing a decrease of $1,060,552 or 66%. The decrease primarily related to our contract with a major cable company which was terminated in March 2016 resulting in only two months of revenue in the 2016 period compared to six months of revenue in the 2015 period.

Infrastructure and Access. Infrastructure and access totaled $2,523,222 during the six months ended June 30, 2016 compared to $7,359,177 during the six months ended June 30, 2015 representing a decrease of $4,835,955, or 66%. Rent expense for rooftop locations totaled $1,994,858 in the 2016 period compared to $7,182,900 in the 2015 period representing a decrease of $5,188,042, or 72%. The reduction reflects the termination of lease agreements associated with our shared wireless business. Loss on fixed assets totaled $528,364 during the six months ended June 30, 2016 compared to zero during the six months ended June 30, 2015. During the first quarter of 2016, we sold certain network infrastructure assets to a major cable company. We determined to shut down the remaining network locations and recognized a loss of $528,364 which represented the net book value of capitalized installation costs as well as equipment which could not be redeployed into the fixed wireless network.

Depreciation. Depreciation totaled $638,681 during the six months ended June 30, 2016 compared to $2,047,369 during the six months ended June 30, 2015 representing a decrease of $1,408,688 or 69%. All business activities associated with the shared wireless business were terminated during the first quarter of 2016.

Network Operations. Network operations totaled $192,947 during the six months ended June 30, 2016 compared to $391,034 during the six months ended June 30, 2015 representing a decrease of $198,087, or 51%. Certain costs were incurred in the 2016 period related to the termination of the business. The 2015 period primarily related to payroll expenses.

Customer Support Services. Customer support services totaled $69,804 during the six months ended June 30, 2016 compared to $188,446 during the six months ended June 30, 2015 representing a decrease of $118,642 or 63%. The business was terminated in early March 2016.

Sales and Marketing. Sales and marketing expenses totaled $246 during the six months ended June 30, 2016 compared to $86,911 during the six months ended June 30, 2015 representing a decrease of $86,665, or 100%. The decrease reflects a lack of sales and marketing efforts prior to terminating the business in March 2016.

General and Administrative. General and administrative expenses totaled $105,545 during the six months ended June 30, 2016 compared to zero during the six months ended June 30, 2015. The increase reflects professional services fees incurred in the 2016 period for terminating the business.

Loss from Discontinued Operations. Loss from discontinued operations for the six months ended June 30, 2016 totaled $1,799,401 compared to $8,459,083 for the six months ended June 30, 2015 representing a decrease of $6,659,682, or 79%. Infrastructure and access costs decreased by $4,835,955 and depreciation decreased by $1,408,688 representing 94% of the decrease. Gain on sale of assets increased by $1,177,742 representing 18% of the decrease.

Liquidity and Capital Resources

Changes in capital resources during the six months ended June 30, 2016 and 2015 are described below.

The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of December 31, 2015, we had cash and cash equivalents of approximately $15.1 million and working capital of approximately $13.5 million. We have incurred significant operating losses since inception and continues to generate losses from operations and as of December 31, 2015, we have an accumulated deficit of $156.2 million. As of June 30, 2016, we had cash and cash equivalents of approximately $10.0 million and working capital of approximately $4.5 million. We have incurred significant operating losses since inception and continues to generate losses from operations and as of June 30, 2016, we has an accumulated deficit of $167.9 million. These matters raise substantial doubt about our ability to continue as a going concern. The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should we be unable to continue as a going concern.

Historically, we have financed our operation through private and public placement of equity securities, as well as debt financing and capital leases. Our ability to fund our longer term cash requirements is subject to multiple risks, many of which are beyond its control. We intend to raise additional capital, either through debt or equity financings or through the potential sale of our assets in order to achieve its business plan objectives. Management believes that it can be successful in obtaining additional capital; however, no assurance can be provided that we will be able to do so. There is no assurance that any funds raised will be sufficient to enable us to attain profitable operations or continue as a going concern. To the extent that we are unsuccessful, we may need to curtail or cease its operations and implement a plan to extend payables or reduce overhead until sufficient additional capital is raised to support further operations. There can be no assurance that such a plan will be successful.

On July 7, 2016 and as more fully described elsewhere in this document, we raised $1,250,000 in a private placement offering of convertible preferred stock and warrants.

Continuing Operations

Comparison of Years Ended December 31, 2015 to 2014

Net Cash Used in Operating Activities. Net cash used in operating activities for the year ended December 31, 2015 totaled $4,357,230 compared to $54,087 for the year ended December 31, 2014 representing an increase of $4,303,143. Revenues generated from continuing operations decreased to $27,905,023 in 2015 from $29,936,181 in 2014, representing a decrease of $2,031,158 which adversely impacted cash flows available to support operating activities.

Net Cash Used in Investing Activities. Net cash used in investing activities for the year ended December 31, 2015 totaled $6,495,881 compared to $4,818,162 for the year ended December 31, 2014 representing an increase of $1,677,719. Cash capital expenditures from continuing operations increased to $6,487,040 in the 2015 period from $5,086,298 in the 2014 period representing an increase of $1,400,742, or 28%. Capital expenditures can fluctuate from period to period depending upon the number of customer additions and upgrades, network construction activity related to increasing capacity or coverage, and other related reasons. In addition, we received an incentive payment of $380,000 in the 2014 period from our landlord in connection with entering a new lease agreement for our corporate offices. These funds were used to pay for qualified leasehold improvements to the facility.

Net Cash (Used in) Provided by Financing Activities. Net cash used in financing activities for the year ended December 31, 2015 totaled $973,819 compared to net cash provided by financing activities of $30,295,862 for the year ended December 31, 2014, representing a decrease of $31,269,681. We received net proceeds of $31,056,260 in the fourth quarter of 2014 in connection with a debt financing.

Comparison of Six Months Ended June 30, 2016 and 2015

Net Cash Used in Operating Activities. Net cash used in operating activities for the six months ended June 30, 2016 totaled $3,861,319 compared to $1,410,283 for the six months ended June 30, 2015 representing an increase of $2,451,036. Revenues generated from continuing operations were $596,942 lower in the 2016 period which adversely impacted cash flows available to support operating activities. Cash operating expenses incurred from continuing operations were $485,450 lower in the 2016 period which positively impacted cash flows available to support operating activities.

Net Cash Used in Investing Activities. Net cash used in investing activities for the six months ended June 30, 2016 totaled $1,160,400 compared to $3,835,233 for the six months ended June 30, 2015 representing a decrease of $2,674,833. Cash capital expenditures totaled $1,160,400 in the 2016 period compared to $3,827,552 in the 2015 period representing a decrease of $2,667,152. We were able to redeploy certain equipment from its discontinued operations to support its continuing operations, thereby lowering capital expenditures in the 2016 period. Capital expenditures can fluctuate from period to period depending upon the number of customer additions and upgrades, network construction activity related to increasing capacity or coverage, and other related reasons.

Net Cash Provided by (Used in) Financing Activities. Net cash provided by financing activities for the six months ended June 30, 2016 totaled $1,754,706 compared to net cash used in financing activities of $477,819 for the six months ended June 30, 2015, representing an increase of $2,232,346. During the 2016 period, we completed an equity offering which resulted in net proceeds of $2,230,000.

Discontinued Operations

Comparison of Years Ended December 31, 2015 to 2014

Net Cash Used in Operating Activities. Net cash used in operating activities for the year ended December 31, 2015 totaled $10,896,524 compared to $13,359,041 for the year ended December 31, 2014 representing a decrease of $2,462,517. Operating activities for the discontinued business were terminated in March 2016 which resulted in lower cash requirements for the 2016 period.

Net Cash Used in Investing Activities. Net cash used in investing activities for the year ended December 31, 2015 totaled $187,524 compared to $2,218,594 for the year ended December 31, 2014 representing a decrease of $2,031,070. Cash capital expenditures from discontinued operations decreased to $240,248 in 2015 from $2,220,644 in the 2014 period.

Net Cash (Used in) Provided by Financing Activities. There were no financing activities during either period.

Comparison of Six Months Ended June 30, 2016 and 2015

Net Cash Used in Operating Activities. Net cash used in operating activities for the six months ended June 30, 2016 totaled $1,872,023 compared to $6,015,462 for the six months ended June 30, 2015 representing a decrease of $4,143,439. Operating activities for the discontinued business were terminated in March 2016 which resulted in lower cash requirements for the 2016 period.

Net Cash Used in Investing Activities. Net cash provided by investing activities for the six months ended June 30, 2016 totaled zero compared to net cash used of $174,693 for the six months ended June 30, 2015 representing a change of $174,693. Cash capital expenditures totaled $174,693 in the 2015 period compared to zero in the 2016 period which reflected our decision to exit the shared wireless infrastructure business.

Net Cash Provided by (Used in) Financing Activities. There were no financing activities during either period.

In January 2013, we incorporated a wholly-owned subsidiary, Hetnets Tower Corporation (“Hetnets”), to operate a new business designed to leverage our fixed wireless network in urban markets to provide other wireless technology solutions and services. Hetnets built a carrier-class network which offered a shared wireless infrastructure platform, primarily for (i) co-location of customer owned antenna and related equipment and (ii) Wi-Fi access and offloading. We referred to this as our “shared wireless infrastructure” or “shared wireless” business. During the fourth quarter of 2015, we determined to exit this business and curtailed activities in our smaller markets. The remaining network, located in New York, was the largest and had a lease access contract with a major cable company. As a result, we explored opportunities during the fourth quarter of 2015 and continuing into the first quarter of 2016 to sell the New York City network. On March 9, 2016, we completed a sale and transfer of certain assets pursuant to an Asset Purchase Agreement (the "Agreement") with a large cable company (the "Buyer"). Under the terms of the Agreement, the Buyer assumed certain rooftop leases and acquired ownership of and the right to operate the Wi-Fi access point and related equipment associated with such leases. We retained ownership of all backhaul and related equipment, and the parties entered into an agreement under which we provide backhaul services to the Buyer. The agreement is for a three-year period with two, one year renewals and is cancellable by the Buyer on sixty days’ notice. During the first quarter of 2016, we determined that we would not be able to sell the remainder of the New York City network, and accordingly, all remaining assets are being redeployed into the fixed wireless network or written off. The operating results and cash flows for Hetnets have been reclassified and presented as discontinued operating results for all periods presented in these condensed consolidated financial statements.

Other Considerations

Debt Financing. In October 2014, we entered into a loan agreement (the “Loan Agreement”) with Melody Business Finance, LLC (the “Lender”). The Lender provided us with a five-year $35 million secured term loan (the “Financing”). The Financing was issued at a 3% discount and we incurred $2,893,739 in debt issuance costs. Net proceeds were $31,056,260.

The loan bears interest at a rate equal to: a) the greater of 8% or one month LIBOR as in effect on each payment date plus 7%; plus b) deferred interest that accrues at 4% per annum. Those amounts are currently 8% and 4%, respectively.

The aggregate principal amount outstanding plus all accrued and unpaid interest is due in October 2019. We have the option of making principal payments (i) on or before October 16, 2016 (the “Second Anniversary”) but only for the full amount outstanding and (ii) after the Second Anniversary in minimum amount(s) of $5 million.

In connection with the Loan Agreement and pursuant to a Warrant and Registration Rights Agreement, we issued warrants (the “Warrants”) to purchase 3.6 million shares of common stock of which two-thirds have an exercise price of $1.26 and one-third have an exercise price of $0.01, subject to standard anti-dilution provisions. The Warrants have a term of seven and a half years. Shares of common stock underlying the Warrants were included in a registration statement that was filed on July 15, 2016.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations and other commitments as of June 30, 2016:

	Payments due by period
	Total	2016	2017	2018	2019	2020	Thereafter
Operating leases	$24,109,095	$7,450,265	$8,829,245	$4,389,155	$2,721,992	$623,067	$95,371
Long-term debt	37,495,804	-	-	-	37,495,804	-	-
Capital leases	1,532,174	550,567	837,811	143,796	-	-	-
Total	$63,137,073	$8,000,832	$9,667,056	$4,532,951	$40,217,796	$623,067	$95,371

Operating Leases. We have entered into operating leases related to roof rights, cellular towers, office space, and equipment leases under various non-cancelable agreements expiring through April 2025. Certain of these operating leases include extensions, at our option, for additional terms ranging from one to twenty-five years. Amounts associated with the extension periods have not been included in the table above as it is not presently determinable which options, if any, we will elect to exercise.

Long-Term Debt. We have entered into a loan agreement with Melody Business Finance, LLC. The $35 million term loan becomes due in October 2019. Accrued PIK interest totaled $2,495,804 as of June 30, 2016.

Capital Lease. We have entered into capital leases to acquire property and equipment expiring through June 2018.

Off-Balance Sheet Arrangements. We have no off-balance sheet arrangements, financings, or other relationships with unconsolidated entities known as ‘‘Special Purposes Entities.”

Quantitative and Qualitative Disclosures about Market Risk

Market Rate Risk

Market risk is the potential loss arising from adverse changes in market rates and prices. Our primary market risk relates to interest rates. At December 31, 2015 and June 30, 2016, all cash and cash equivalents were immediately available cash balances. A portion of our cash and cash equivalents were held in institutional money market funds.

Interest Rate Risk

Our interest rate risk exposure is to a decline in interest rates which would result in a decline in interest income. Due to our current market yields, a further decline in interest rates would not have a material impact on earnings.

BUSINESS

Towerstream Corporation (“Towerstream”, “we”, “us”, “our” or the “Company”) is primarily a provider of fixed wireless services to businesses in twelve major urban markets across the U.S.

During its first decade of operations, the Company's business activities were focused on delivering fixed wireless broadband services to commercial customers over a wireless network transmitting over both regulated and unregulated radio spectrum. The Company's fixed wireless service supports bandwidth on demand, wireless redundancy, virtual private networks, disaster recovery, bundled data and video services. The Company provides services to business customers in New York City, Boston, Chicago, Los Angeles, San Francisco, Seattle, Miami, Dallas-Fort Worth, Houston, Philadelphia, Las Vegas-Reno and Providence-Newport. The Company's "Fixed Wireless Services Business" ("Fixed Wireless" or "FW") has historically grown both organically and through the acquisition of five other fixed wireless broadband providers in various markets.

The Company's traditional fixed wireless business delivers high volume broadband to clients through a radio receiver/transmitter on each client’s building which is dedicated solely to the Company’s clients in such building. Beginning in the first half of 2014, the Company shifted its sales and marketing strategy to focus on its fixed wireless On-Net platform which allows one radio receiver/transmitter to service multiple clients per building. Under its On-Net platform, the Company is able to connect, or “light”, the entire building at once and at a cost similar to what was traditionally required for one high bandwidth customer requiring point-to-point equipment. This can be accomplished, in part, because the capabilities of the equipment installed by the Company have improved even as the cost has decreased. As a result, Towerstream is able to leverage the initial installation cost to serve the entire building tenant base. In place of a wireless install for every single customer, Towerstream now only has to install the wireless portion of the install once. Subsequent customers are connected by simply running a wire to the common space in the building where the wireless service terminates. Additionally, instead of having multiple antennas on both the customer building and the Points-of-Presence (“PoP” or “Company Locations”), there generally needs to be only one antenna on each location.

Currently Towerstream is offering 20M, 50M, 100M and up to 1000M bandwidth denominations.  This unique portfolio of bandwidth services is able to go up and down existing markets from small business to fortune 500 companies.

In January 2013, we incorporated a wholly-owned subsidiary, Hetnets Tower Corporation (“Hetnets”), to operate a new business designed to leverage our fixed wireless network in urban markets to provide other wireless technology solutions and services. Hetnets built a carrier-class network which offered a shared wireless infrastructure platform, primarily for (i) co-location of customer owned antenna and related equipment and (ii) Wi-Fi access and offloading. We referred to this as our “shared wireless infrastructure” or “shared wireless” business. During the fourth quarter of 2015, we determined to exit this business and curtailed activities in our smaller markets. The remaining network, located in New York, was the largest and had a lease access contract with a major cable company. As a result, we explored opportunities during the fourth quarter of 2015 and continuing into the first quarter of 2016 to sell the New York City network. On March 9, 2016, we completed a sale and transfer of certain assets to a large cable company. Under the terms of the agreement, the buyer assumed certain rooftop leases and acquired ownership of and the right to operate the Wi-Fi access point and related equipment associated with such leases. We retained ownership of all backhaul and related equipment, and the parties entered into an agreement under which we provide backhaul services to the buyer. The agreement is for a three-year period with two, one year renewals and is cancellable by the buyer on sixty days’ notice. During the first quarter of 2016, we determined that we would not be able to sell the remainder of the New York City network, and accordingly, all remaining assets are being redeployed into the fixed wireless network or written off.

We realized substantial write-downs from discontinued operations related to the sale of the shared wireless business which impacted stockholders equity in the fourth quarter of 2015 and first quarter of 2016. However, on August 9, 2016, the Company reported results for the second quarter ended June 30, 2016 which included:

a)	Sales of $6.9 million, an increase over the $6.7 million reported for the preceding quarter and the first time the Company reported quarter-over-quarter growth since late 2013;

b)	A 48% increase in its On-Net customer base compared to the preceding quarter;

c)	Operating expenses, excluding depreciation and amortization, of $6.9 million, a reduction compared to the $7.9 million reported for the preceding quarter;

d)	Positive Adjusted EBITDA* of $414 thousand representing almost a $1.0 million upswing compared to the preceding quarter; and

e)	Cash burn of $1.9 million, a significant reduction compared to the $5.5 million reported for the preceding quarter.

f)

A total of 267 buildings "On Net" as of June 30, 2016 and sufficient equipment inventory on hand to bring an additional 300 buildings “On-Net” at significantly reduced capital expenditure costs compared to previous installations.

* Adjusted EBITDA, a non-GAAP measurement, represents income (loss) before interest, taxes, depreciation, amortization, stock-based compensation and non-recurring income and expense amounts. This amount was computed by starting with the $3,075 thousand loss reported on a GAAP basis for the quarter ended June 30, 2106 and then adding back $3,044 thousand in depreciation and amortization, $322 thousand in non-recurring expenses, $142 thousand in stock-based compensation, and $4 thousand in other expenses and then subtracting $23 thousand in deferred rent resulting in $414 thousand in Adjusted EBITDA.

Our Networks

The foundation of our networks consist of Points of Presence (or "PoPs" or "Company Locations") which are generally located on very tall buildings in each urban market. We enter into long term lease agreements with the owners of these buildings which provide us with the right to install communications equipment on the rooftop. We deploy this equipment in order to connect customers to the Internet or to pass small cell signals to carriers and other service providers. Each PoP is "linked" to one or more other PoPs to enhance redundancy and ensure that there is no single point of failure in the network. One or more of our PoPs are located in buildings where national Internet service providers such as Cogent or Level 3 are located, and we enter into IP transit or peering arrangements with these organizations in order to connect to the Internet. We refer to the core connectivity of all of our PoPs as a “Wireless Ring in the Sky.” Each PoP has a coverage area averaging approximately six miles although the distance can be affected by numerous factors, most significantly, how clear the line of sight is between the PoP and a customer location. Our Points of Presence are utilized by both our Fixed Wireless and Shared Wireless Infrastructure segments.

We install additional equipment at other locations for each of our business segments. We install equipment on the rooftops of the buildings in which our fixed wireless segment customers operate and refer to these as "Customer Locations". This equipment includes receivers and antennas, and a wireless connection is established between the Customer Location to one or more of our PoPs. This equipment enables us to operate our Wi-Fi network which we own and control, as well as equipment to backhaul data traffic off of the rooftop to our core network. We expect that customers that want to utilize our street level rooftops to deploy small cell technologies will bring their own equipment and connect it to our network.

Our network does not depend on traditional copper wire or fiber connections which are the backbone of many of our competitors' networks. We believe this provides us with an advantage because we may not be significantly affected by events such as natural disasters and power outages. Conversely, our competitors are at greater risk as copper and fiber connections are typically installed at or below ground level and more susceptible to network service issues during disasters and outages.

Markets

We launched our fixed wireless business in April 2001 in the Boston and Providence markets. In June 2003, we launched service in New York City and followed that with our entry into the Chicago, Los Angeles, San Francisco, Miami and Dallas-Fort Worth markets at various times through April 2008. Philadelphia was our last market launch in November 2009. We entered the Seattle, Las Vegas-Reno, and Houston markets through acquisitions of service providers based in those markets. We also expanded our market coverage and presence in Boston, Providence, and Los Angeles through acquisitions. Our acquisitions include (i) Sparkplug Chicago, Inc., operating in Chicago, Illinois, (ii) Pipeline Wireless, LLC, operating in Boston, Massachusetts and Providence, Rhode Island, (iii) One Velocity, Inc., operating in Las Vegas and Reno, Nevada (iv) Color Broadband Communications, Inc. (“Color Broadband”), operating in Los Angeles, California, and (v) Delos Internet, operating in Houston, Texas which we completed in February 2013.

We determine which geographic markets to enter by assessing criteria in four broad categories. First, we evaluate our ability to deploy our service in a given market after taking into consideration our spectrum position, the availability of towers and zoning constraints. Second, we assess the market by evaluating the number of competitors, existing price points, demographic characteristics and distribution channels. Third, we evaluate the economic potential of the market, focusing on our forecasts of revenue opportunities and capital requirements. Finally, we look at market clustering opportunities and other cost efficiencies that might be realized. Based on this approach, as of March 31, 2016, we offered wireless broadband connectivity in 12 markets, of which 10 are in the top 20 metropolitan areas in the United States based on the number of small to medium businesses in each market. These 10 markets cover approximately 50% of small and medium businesses (5 to 249 employees) in the United States.

We believe there are market opportunities beyond the 12 markets in which we are currently offering our services. Our long-term plan is to expand nationally into other top metropolitan markets in the United States. We believe that acquisitions represent a more cost effective manner to expand into new markets rather than to build our own infrastructure. Since 2010, we have completed five acquisitions, of which two were in new markets and three expanded our presence in existing markets. We have paid for these acquisitions through a combination of cash and equity, and believe that future acquisitions will be paid in a similar manner. Our decision to expand into new markets will depend upon many factors including the timing and frequency of acquisitions, national and local economic conditions, and the opportunity to leverage existing customer relationships in new markets.

Sales and Marketing

We employ an inside direct sales force model to sell our services to business customers. As of September 14, 2016, we employed 15 direct sales people. We generally compensate these employees on a salary plus commission basis. Approximately 44% of our sales personnel had been with the Company for more than two years as of December 31, 2015, as compared to 66% and 56% as of December 31, 2014 and 2013, respectively. Approximately 100% of our sales personnel had been with the Company for more than two years as of June, 2016, as compared to 75% as of June 30, 2015. This tenure metric can fluctuate from period to period, especially because the size of the direct sales force is relatively small. The Company believes that a tenure metric between 60% to 75% constitutes an experienced sales force.

In March 2015, we opened a second sales center in Boca Raton, Florida where a number of telecommunications and call center companies are based. As of December 31, 2015 we employed a total of 20 direct sales people in that facility. In connection with consolidation and cost savings measures, we closed this facility in March 2016.

We continued to spend significantly on Internet based marketing initiatives designed to capture customer demand rather than trying to create customer demand. Most companies secure their bandwidth service under contracts ranging in length from one to three years. As a result, customer buying decisions generally occur when their existing contracts are close to expiring. We believe that many buyers of information technology services search the Internet to learn about industry trends and developments, as well as competitive service offerings. Spending on Internet based marketing initiatives totaled $758,750, $953,459, and $1,030,916 during the years ended December 31, 2015, 2014, and 2013 respectively, and $126,500 and $379,250 during the six months ended June 30, 2016 and 2015, respectively.

Sales through indirect channels comprised 34% of our total revenues for the year ended December 31, 2015 compared with 23% for the year ended December 31, 2014 and 20% for the year ended December 31, 2013. Sales through indirect channels comprised 29% of our total revenues for the six months ended June 30, 2016 compared with 32% for the six months ended June 30, 2015. Our channel program provides for recurring monthly residual payments ranging from 8% to 20%.

Competition

The market for broadband services is highly competitive, and includes companies that offer a variety of services using a number of different technology platforms including cable networks, digital subscriber lines (“DSL”), third-generation cellular, satellite, wireless Internet service and other emerging technologies. We compete with these companies on the basis of the portability, ease of use, speed of installation and price. Competitors to our wireless broadband services include:

Incumbent Local Exchange Carriers and Competitive Local Exchange Carriers

We face competition from traditional wireline operators in terms of price, performance, discounted rates for bundles of services, breadth of service, reliability, network security, and ease of access and use. In particular, we face competition from Verizon Communications Inc. and AT&T Inc. which are referred to as “incumbent local exchange carriers,” or (“ILECS”), as well as “competitive local exchange carriers,” or (“CLECS”), such as TelePacific Communications, MegaPath Networks, and EarthLink, Inc.

Cable Modem and DSL Services

We compete with companies that provide Internet connectivity through cable modems or DSL. Principal competitors include cable companies, such as Comcast Corporation, Time Warner Cable, Charter, Cox Communications and incumbent telephone companies, such as AT&T Inc. or Verizon Communications Inc. Both the cable and telephone companies deploy their services over wired networks initially designed for voice and one-way data transmission that have subsequently been upgraded to provide for additional two-way voice, video and broadband services.

Cellular and CMRS Services

Cellular and other Commercial Mobile Radio Service (“CMRS”) carriers are seeking to expand their capacity to provide data and voice services that are superior to ours. These providers have substantially broader geographic coverage than we have and, for the foreseeable future, than we expect to have. If one or more of these providers can deploy technologies that compete effectively with our services, the mobility and coverage offered by these carriers will provide even greater competition than we currently face. Moreover, more advanced cellular and CMRS technologies, such as fourth generation Long Term Evolution (“LTE”) mobile technologies, currently offer broadband service with packet data transfer speeds of up to 2,000,000 bits per second for fixed applications, and slower speeds for mobile applications. We expect that LTE technology will be improved to increase connectivity speeds to make it more suitable for a range of advanced applications.

Wireless Broadband Service Providers

We also face competition from other wireless broadband service providers that use licensed and unlicensed spectrum. In connection with our merger and acquisition activities, we have determined that most of our current and planned markets already have one or more locally based companies providing wireless broadband Internet services. In addition, many local governments, universities and other related entities are providing or subsidizing Wi-Fi networks over unlicensed spectrum, in some cases at no cost to the user. There exist numerous small urban and rural wireless operations offering local services that could compete with us in our present or planned geographic markets.

Satellite

Satellite providers, such as WildBlue Communications, Inc. and Hughes Network Systems, LLC, offer broadband data services that address a niche market, mainly less densely populated areas that are unserved or underserved by competing service providers. Although satellite offers service to a large geographic area, latency caused by the time it takes for the signal to travel to and from the satellite may challenge a satellite provider’s ability to provide some services, such as Voice over Internet Protocol (“VoIP”), which reduces the size of the addressable market.

Other

We believe other emerging technologies may also seek to enter the broadband services market. For example, we are aware that several power generation and distribution companies are seeking to develop or have already offered commercial broadband Internet services over existing electric power lines.

Competitive Strengths

Even though we face substantial existing and prospective competition, we believe that we have a number of competitive advantages that allow us to retain existing customers and attract new customers over time.

Reliability

Our network was designed specifically to support wireless broadband services. The networks of cellular, cable and DSL companies rely on infrastructure that was originally designed for non-broadband purposes. We also connect our customers to our Wireless Ring in the Sky which has no single point of failure. This ring is fed by multiple national Internet providers located at opposite ends of our service cities and connected to our national ring which is fed by multiple leading carriers. We believe that we are the only wireless broadband provider that offers true separate egress for true redundancy. With DSL and cable offerings, the wireline connection can be terminated by one backhoe swipe or switch failure. Our Wireless Ring in the Sky is not likely to be affected by backhoe or other below-ground accidents or severe weather. As a result, our network has historically experienced reliability rates of approximately 99%.

Flexibility

Our wireless infrastructure and service delivery enables us to respond quickly to changes in a customer’s broadband requirements. We offer bandwidth options ranging from 0.5 megabits per second up to 1.5 gigabit per second. We can usually adjust a customer’s bandwidth remotely and without having to visit the customer location to modify or install new equipment. Changes can often be made on a same day basis.

Timeliness

We have demonstrated the capability to install a new customer and begin delivering Internet connectivity within 3 to 5 business days after receiving a customer’s order. Many of the larger telecommunications companies can take 30 to 60 days to complete an installation. The timeliness of service delivery has become more important as businesses conduct more of their business operations through the Internet.

Value

We own our entire network which enables us to price our services lower than most of our competitors. Specifically, we are able to offer competitive prices because we do not have to buy a local loop charge from the telephone company.

Efficient Economic Model

We believe our economic model is characterized by low fixed capital and operating expenditures relative to other wireless and wireline broadband service providers. We own our entire network which eliminates costs involved with using leased lines owned by telephone or cable companies. Our network is modular. Coverage is directly related to various factors including the height of the facility we are on and the frequencies we utilize. The average area covered by a PoP is a six-mile radius.

Regulatory Matters

The Communications Act of 1934, as amended (the “Communications Act”), and the regulations and policies of the Federal Communications Commission (“FCC”) impact significant aspects of our wireless Internet service business which is also subject to other regulation by federal, state and local authorities under applicable laws and regulations.

Spectrum Regulation

We provide wireless broadband Internet access services using both licensed and unlicensed fixed point-to-point systems. The FCC has jurisdiction over the management and licensing of the electromagnetic spectrum for all commercial users. The FCC routinely reviews its spectrum policies and may change its position on spectrum use and allocations from time to time. We believe that the FCC is committed to allocating spectrum to support wireless broadband deployment throughout the United States and will continue to modify its regulations to foster such deployment, which will help us implement our existing and future business plans.

Broadband Internet Service Regulation

Our wireless broadband network can be used to provide Internet access service and Virtual Private Networks (“VPNs”). Our broadband Internet services have traditionally not been subject to many of the regulatory requirements imposed on wireless and wireline telecommunications service providers. Our wireless broadband Internet services are, however, subject to a number of federal regulatory requirements, including but not limited to, the Communications Assistance for Law Enforcement Act (“CALEA”) requirement that high-speed Internet service providers implement certain network capabilities to assist law enforcement in conducting surveillance of persons suspected of criminal activity.

On February 26, 2015, the FCC adopted an Open Internet order in which fixed and mobile broadband services were reclassified as a telecommunications services governed by Title II of the Communications Act. This reclassification includes forbearance from applying many sections of the Communications Act and the FCC’s rules to broadband service providers. The Open Internet order also adopted rules prohibiting broadband service providers from: (1) blocking access to legal content, applications, services or non-harmful devices; (2) impairing or degrading lawful Internet traffic on the basis, content, applications or services; or (3) favoring certain Internet traffic over other traffic in exchange for consideration.

In addition, Internet service providers are subject to a wide range of other federal regulations and statutes including, for example, regulations and policies relating to consumer protection, consumer privacy, and copyright protections. States and local government authorities may also regulate limited aspects of our business by, for example, imposing consumer protection and consumer privacy regulations, zoning requirements, and requiring installation permits.

Zoning and Permitting Issues

States and local governments have the right to regulate the siting and permitting of Towerstream's antennas and equipment used to provide broadband service over Wi-Fi and small cell technologies.  State and local regulation over the siting of wireless facilities can be time-consuming, require burdensome documentation, and involve per site fees, which may have a limiting effect on Towerstream's broadband business that depends on placing and operating wireless antennas and related equipment.  In October 2014, the FCC adopted an order addressing the delays and burdens that wireless broadband providers may experience due to state and local siting and permitting regulations, and, among other decisions, clarified that if a state or local government fails to act on eligible modification requests within a prescribed time frame, the request will ultimately be “deemed granted” by the Commission. This decision and the other rules adopted in the October order may ultimately facilitate Towerstream's deployment and modification of Wi-Fi and small cell antennas and equipment, which may be beneficial to its broadband business.

FAA Interference Issue

In August 2013, the FCC released a Notice of Apparent Liability for Forfeiture ("NAL") alleging that Towerstream caused harmful interference to doppler weather radar systems in New York and Florida, and proposing a $202,000 fine for the alleged rule violations. On July 28, 2016, the FCC and Towerstream entered into a consent decree in which both parties agreed to settle a dispute over interference to the doppler weather radar systems.  Towerstream agreed to pay a civil penalty of $40,000 — reduced from $202,000 —  to settle the dispute and close the investigation.  Towerstream also agreed to a three-year compliance plan and shall be responsible for paying the entire $202,000 should it be found to have caused interference to doppler weather radar systems prior to July 2019.

We are subject to extensive regulation that could limit or restrict our activities. If we fail to comply with these regulations, we may be subject to penalties, both monetary and non-monetary, which may adversely affect our financial condition and results of operations, including regulation by the FCC, which risks are more fully described under the heading “Risk Factors.”

Rights Plan

In November 2010, we adopted a rights plan (the “Rights Plan”) and declared a dividend distribution of twenty preferred share purchase right for each outstanding share of common stock as of the record date on November 24, 2010. Each right, when exercisable, entitles the registered holder to purchase one-hundredth (1/100th) of a share of Series A Preferred Stock, par value $0.001 per shares of the Company at a purchase price of $18.00 per one-hundredth (1/100th) of a share of the Series A Preferred Stock, subject to certain adjustments. The rights will generally separate from the common stock and become exercisable if any person or group acquires or announces a tender offer to acquire 15% or more of our outstanding common stock without the consent of our Board of Directors. Because the rights may substantially dilute the stock ownership of a person or group attempting to take us over without the approval of our Board of Directors, our Rights Plan could make it more difficult for a third party to acquire us (or a significant percentage of our outstanding capital stock) without first negotiating with our Board of Directors. In addition, we are governed by provisions of Delaware law that may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us.

The provisions in our charter, bylaws, Rights Plan and under Delaware law related to the foregoing could discourage takeover attempts that our stockholders would otherwise favor, or otherwise reduce the price that investors might be willing to pay for our common stock in the future.

 Employees

As of September 14, 2016, we had 106 employees, of whom 103 were full-time employees and 2 were part-time employees. We believe our employee relations are good. Two employees are considered members of executive management.

Corporate History

We were organized in the State of Nevada in June 2005. In January 2007, we merged with and into a wholly-owned Delaware subsidiary for the sole purpose of changing our state of incorporation to Delaware. In January 2007, a wholly-owned subsidiary of ours merged with and into a private company formed in 1999, Towerstream Corporation, with Towerstream Corporation being the surviving company. Upon closing of the merger, we discontinued our former business and succeeded to the business of Towerstream Corporation as our sole line of business. At the same time, we also changed our name to Towerstream Corporation and our subsidiary, Towerstream Corporation, changed its name to Towerstream I, Inc.

Properties

We do not own any real property.

Our executive offices are located at 88 Silva Lane in Middletown, Rhode Island, where we lease approximately 29,000 square feet of space. The majority of our employees work at this location including our finance and administrative, engineering, information technology, customer care and retention, and sales and marketing personnel. Rent payments totaled approximately $371,036 in 2015 and escalate by 3% annually reaching $416,970 for 2019. Our lease expires on December 31, 2019 with an option to renew for an additional five-year term through December 31, 2024.

In December 2014, the Company entered into a new lease agreement in Florida which includes 3,542 square feet for office space for a second sales center. The lease commenced in February 2015 for 38 months with an option to renew for an additional 60 month period. Rent payments totaled approximately $40,731 in 2015 and escalate by 3% annually.

Legal Proceedings

We anticipate that we will from time to time become subject to claims and legal proceedings arising in the ordinary course of business. It is not feasible to predict the outcome of any such proceedings and we cannot assure that their ultimate disposition will not have a materially adverse effect on the Company’s business, financial condition, cash flows or results of operations. The Company is not currently a party to any material pending legal proceedings, nor is the Company aware of any civil proceeding or government authority contemplating any legal proceeding as of the date of this filing.

MANAGEMENT

Board of Directors

Name	Age	Position
Philip Urso	57	Interim Chief Executive Officer* and Chairman of the Board of Directors
Howard L. Haronian, M.D.(1)(2)(3)	54	Director
Paul Koehler(1)(3)	56	Director
William J. Bush(1)(2)	50	Director

(1) Member of our Audit Committee.

(2) Member of our Compensation Committee.

(3) Member of our Nominating Committee.

* Effective February 16, 2016 appointed interim officer, at which time independent director status ceased.

The biographies below include information related to service by the persons below to Towerstream Corporation and our subsidiaries, Towerstream I, Inc. and Hetnets Tower Corporation.

Philip Urso co-founded Towerstream I, Inc. in December 1999. In February 2016, the Company appointed Mr. Urso interim chief executive officer. Prior to his appointment to interim chief executive officer, Mr. Urso had served as a director and chairman since inception and as chief executive officer from inception until November 2005. Since becoming a public entity in January 2007, Mr. Urso has been our chairman and a director. In 1995, Mr. Urso co-founded eFortress and served as its president through 1999. From 1983 until 1997, Mr. Urso owned and operated a group of radio stations. In addition, Mr. Urso co-founded the regional cell-tower company, MCF Communications, Inc. Mr. Urso was appointed to the Board due to his significant experience in the wireless broadband and tower industries, his familiarity with the Company, as well as his extensive business management expertise.

Howard L. Haronian, M.D., has served as a director of Towerstream I, Inc. since inception in December 1999. Since becoming a public entity in January 2007, Dr. Haronian has been a director of the Company. Dr. Haronian is an interventional cardiologist and has been president of Cardiology Specialists, Ltd. of Rhode Island since 1994. Dr. Haronian has served on the clinical faculty of the Yale School of Medicine since 1994. Dr. Haronian graduated from the Yale School of Management Program for Physicians in 1999. Dr. Haronian has directed the Cardiac Catheterization program at The Westerly Hospital since founding the program in 2003. Dr. Haronian was appointed to the Board due to his extensive knowledge of the Company’s operations since its founding and his executive level experience at other organizations.

Paul Koehler has been a director of the Company since January 2007. Mr. Koehler has over 25 years of business experience in ethanol and renewable electricity industries. At Pacific Ethanol, Mr. Koehler has led the grain and co-product division since 2011 and corporate development since joining the company in 2005. Prior to joining Pacific Ethanol, he served as Director of Business Development for PPM Energy, Inc., leading PPM's efforts to develop and acquire several wind power projects. Mr. Koehler was also a co-founder of ReEnergy, one of the companies acquired by Pacific Ethanol. Paul also has worked for Portland General Electric and Enron in electricity trading, marketing, and commodity risk management. Mr. Koehler has a BA from the Honors College at the University of Oregon. Mr. Koehler was appointed to the Board due to his executive level experience at other organizations.

William J. Bush has been a director of the Company since January 2007. Since January 2010, Mr. Bush has served as the chief financial officer of Borrego Solar Systems, Inc., which is one of the nation’s leading financiers, designers and installers of commercial and government grid-connected solar electric power systems. From October 2008 to December 2009, Mr. Bush served as the chief financial officer of Solar Semiconductor, Ltd., a private vertically integrated manufacturer and distributor of quality photovoltaic modules and systems targeted for use in industrial, commercial and residential applications with operations in India helping it reach $100 million in sales in its first 15 months of operation. Prior to that, Mr. Bush served as chief financial officer and corporate controller for a number of high growth software and online media companies as well as being one of the founding members of Buzzsaw.com, Inc., a spinoff of Autodesk, Inc. Prior to his work at Buzzsaw.com, Mr. Bush served as corporate controller for Autodesk, Inc. (NasdaqGM: ADSK), the fourth largest software applications company in the world. His prior experience includes seven years in public accounting with Ernst & Young, and PricewaterhouseCoopers. Mr. Bush holds a B.S. degree in Business Administration from U.C. Berkeley and is a certified public accountant. Mr. Bush was appointed to the Board because he has significant experience in finance.

Advisory Board

In January 2016, the Company appointed Ernest Ortega to its Board of Advisors. Mr. Ortega is the current Senior Vice President of Sales North America at Colt Technology Services, responsible for all North American sales initiatives. He was previously Chief Revenue Officer at Cogent Communications and prior to that served as Executive Vice President of Sales and Marketing at XO Communications. The Company pays Mr. Ortega annual compensation of $20,000 and an annual grant of options to purchase 6,000 shares of common stock. In September 2016 the Company entered into a consulting agreement with Mr. Ortega pursuant to which he receives monthly compensation of $12,000 and monthly grants of options to purchase 25,000 shares of common stock. The consulting agreement shall terminate on December 31, 2016.

Executive Officers

The following table sets forth information regarding the Company’s executive officers.

Name	Age	Position
Philip Urso	57	Interim Chief Executive Officer* and Chairman of the Board of Directors
Arthur G. Giftakis	50	Chief Operating Officer
Frederick Larcombe	60	Chief Financial Officer

The following is a brief summary of the background of each of our executive officers.

Philip Urso.  Biographical information regarding Mr. Urso is provided above under Board of Directors.

Arthur G. Giftakis has served as our Chief Operating Officer since February 2016. Prior to his appointment as Chief Operating Officer, Mr. Giftakis served as the Company’s senior vice president of engineering and operations since January 2014 and as vice president of engineering and operations since 2003. Prior to his position with the Company, Mr. Giftakis served as the director of sales engineering at Sockeye Networks and Navisite. In addition, Mr. Giftakis was the director of data communications at Bell Atlantic for ten years.

Frederick Larcombe has served as our Chief Financial Officer since June 2016. He has been a principal of Your CFO Solution, a group of seasoned financial professionals since 2008, and has provided senior financial leadership services on an outsourced basis to several companies in various industries during that period. He has served as Chief Financial Officer of Rittenhouse Foods, Inc. (a private food distribution company) from 2015 to the present and as Chief Financial Officer of InterCore, Inc. (OTCPink: ICOR) (a publicly-held developer of software to monitor driver fatigue) from 2010 to the present. He also served as Chief Financial Officer of Taft & Partners, LP (a professional services firm) from 2012 to 2016 and as Chief Financial Officer of iBio, Inc. (NYSE: IBIO) (a publicly-held biopharmaceutical company) from 2009 to 2011. Mr. Larcombe began his career with PriceWaterhouseCoopers. Mr. Larcombe received a Bachelor of Science degree in Accounting from Seton Hall University, was designated a Certified Public Accountant in New Jersey (currently inactive), and is an alumnus of the Executive Development Program at Harvard Business School.

Board Leadership Structure and Risk Oversight

Our Audit Committee is primarily responsible for overseeing our risk management processes on behalf of our Board. The Audit Committee receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our Company’s assessment of risks. In addition, the Audit Committee reports regularly to the full Board which also considers our risk profile. The Audit Committee and the full Board focus on the most significant risks facing our Company and our Company’s general risk management strategy, and also ensure that risks undertaken by our Company are consistent with the Board’s tolerance for risk. While the Board oversees our Company’s risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach to address the risks facing our Company.

Directorships

Except as otherwise reported above, none of our directors held directorships in other reporting companies or registered investment companies at any time during the past five years.

Family Relationships

Except for Howard L. Haronian, M.D. and Philip Urso, who are cousins, there are no family relationships among our directors or executive officers.

Involvement in Certain Legal Proceedings

To our knowledge, during the last ten years, none of our directors and executive officers (including those of our subsidiaries) has:

●	Had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

●	Been convicted in a criminal proceeding or been subject to a pending criminal proceeding, excluding traffic violations and other minor offenses.

●

Been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.

●

Been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission (the “SEC”), or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

●

Been the subject to, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization, any registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

There are no material proceedings to which any director, officer or affiliate, any owner of record or beneficially of more than five percent of any class of our voting securities, or any associate of any such director, officer, affiliate, or security holder is a party adverse to us or has a material interest adverse to the Company.

Independence of the Board and Board Committees

Each of William J. Bush, Howard L. Haronian, M.D., Paul Koehler and are independent directors, as provided in NASDAQ Marketplace Rule 5605(a)(2).

Since January 2007, the standing committees of our Board consist of an Audit Committee, a Compensation Committee and a Nominating Committee. Each member of our committees is “independent” as such term is defined under and required by the federal securities laws and the rules of the NASDAQ Stock Market. The charters of each of the committees have been approved by our Board and are available on our website at www.towerstream.com.

Audit Committee

The Audit Committee is comprised of three directors: William J. Bush, Howard L. Haronian, M.D., and Paul Koehler. Mr. Bush is the Chairman of the Audit Committee. The Audit Committee met four times during the fiscal year ended December 31, 2015. The Audit Committee’s duties include recommending to our Board the engagement of independent auditors to audit our financial statements and to review our accounting and auditing principles. The Audit Committee reviews the scope, timing and fees for the annual audit and the results of audit examinations performed by independent public accountants, including their recommendations to improve our system of accounting and our internal control over financial reporting. The Audit Committee oversees the independent auditors, including their independence and objectivity. However, the committee members are not acting as professional accountants or auditors, and their functions are not intended to duplicate or substitute for the activities of management and the independent auditors. The Audit Committee is empowered to retain independent legal counsel and other advisors as it deems necessary or appropriate to assist the Audit Committee in fulfilling its responsibilities, and to approve the fees and other retention terms of the advisors. Each of our Audit Committee members possesses an understanding of financial statements and generally accepted accounting principles. The Board has determined that Mr. Bush is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. The designation of Mr. Bush as an “audit committee financial expert” will not impose on him any duties, obligations or liability that are greater than those that are generally imposed on him as a member of our Audit Committee and Board, and his designation as an “audit committee financial expert” will not affect the duties, obligations or liability of any other member of our Audit Committee or Board.

Compensation Committee

The Compensation Committee is comprised of two directors: Howard L. Haronian, M.D., and William J. Bush. Dr. Haronian is the Chairman of the Compensation Committee. The Compensation Committee met 4 times during the fiscal year ended December 31, 2015. The Compensation Committee has certain duties and powers as described in its charter, including but not limited to, periodically reviewing and approving our salary and benefits policies, compensation of executive officers, administering our stock option plans and recommending and approving grants of stock options under such plans.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is a current or former officer or employee of our Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Nominating Committee

The Nominating Committee is comprised of two directors: Howard L. Haronian, M.D., and Paul Koehler. Dr. Haronian is Chairman of the Nominating Committee. The Nominating Committee met 2 times during the fiscal year ended December 31, 2015. The Nominating Committee considers and makes recommendations on matters related to the practices, policies and procedures of the Board and takes a leadership role in shaping our corporate governance. As part of its duties, the Nominating Committee assesses the size, structure and composition of the Board and its committees, and coordinates the evaluation of Board performance. The Nominating Committee also acts as a screening and nominating committee for candidates considered for election to the Board.

Changes in Nominating Process

There are no material changes to the procedures by which security holders may recommend nominees to our Board.

Code of Ethics

Our Board has adopted a code of ethics and business conduct that establishes the standards of ethical conduct applicable to all directors, officers and employees of the Company. The code of ethics and business conduct addresses, among other things, conflicts of interest, compliance with disclosure controls and procedures, and internal control over financial reporting, corporate opportunities and confidentiality requirements. The Audit Committee is responsible for applying and interpreting our code of ethics and business conduct in situations where questions are presented to it. Our code of ethics and business conduct is available for review on our website at www.towerstream.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of our equity securities, to file reports of ownership and changes in ownership with the SEC. Based solely on our review of copies of such reports and representations from our executive officers and directors, we believe that our executive officers and directors complied with all Section 16(a) filing requirements during the year ended December 31, 2015.

Compensation of Directors

The following table summarizes the compensation awarded during the fiscal year ended December 31, 2015 to our directors who are not named executive officers during the fiscal year ended December 31, 2015 in the summary compensation table below.

Director Compensation

Name	Fees Earned or Paid in Cash	Option Awards (1)(2)	Total
Philip Urso	$75,500	$47,733	$123,233
Howard L. Haronian, M.D.	$55,000	$47,733	$102,733
Paul Koehler	$50,000	$47,733	$97,733
William J. Bush	$55,000	$47,733	$102,733

(1)

Based upon the aggregate grant date fair value calculated in accordance with the Stock Compensation Topic of the Financial Accounting Standards Board Accounting Standards Codification. Our policy and assumptions made in the valuation of share-based payments are contained in Note 12 to our December 31, 2015 financial statements included elsewhere in this registration statement.

(2)	Option awards relate to the issuance in 2015 of options to purchase 2,500 shares at an exercise price of $41.40 each for Messrs. Urso, Koehler and Bush, and Dr. Haronian.

In October 2015, Philip Urso, the Chairman of the Board of Directors, expanded his day to day involvement in the Company’s activities to include daily operation of the Company and subsequently was appointed Interim Chief Executive Officer on February 16, 2016 to advise the Board of Directors on cost cutting measures, strategic planning and other opportunities. The Company provided Mr. Urso with compensation, effective October 2015, of $10,167 per month, a car allowance no greater than $1,000 per month and payment for healthcare insurance. As a result, Mr. Urso no longer is considered an “independent” director and is ineligible for annual awards under the Company’s 2008 Non-Employee Directors Compensation Plan.

Mr. Urso was appointed Interim Chief Executive Officer on February 16, 2016 and on March 4, 2016, the Company modified the terms of Mr. Urso’s compensation as follows:

●	Mr. Urso’s cash compensation was increased to $25,000 per month;

●

The Company awarded Mr. Urso a one-time grant of 5,000 fully vested, ten-year options to purchase shares of the Company’s common stock, at an exercise price equal to the price of the Company’s common stock at market close on March 4, 2016; and

●

The Company will award Mr. Urso 1,250 fully-vested, ten-year stock options on the last day of each month of his service as Interim Chief Executive Officer for an initial period of four months, and 500 shares per month thereafter due on the last day of each month of service as Interim Chief Executive Officer, with all such options having an exercise price equal to the price of the Company’s common stock at market close on the day of the grant.

Effective April 2016, the Board of Directors amended the cash compensation payable to non-employee directors under the 2008 Non-Employee Directors Compensation Plan. Under the revised plan, each non-employee director receives a monthly $2,083 cash fee. Committee chairmen receive an additional monthly $417 cash fee. The Board did not amend the equity compensation issuable under the plan, and each non-employee director shall continue to receive annual grants on June 1 of ten-year options to purchase 2,500 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of grant that vest monthly over a one-year period.

Effective August 3, 2016, each independent director was issued ten year options to purchase 6,000 shares of common stock under the 2007 Incentive Stock Plan at an exercise price equal to the fair market value of the common stock on the date of grant. The shares were fully vested on the date of grant.

Pursuant to the 2008 Non-Employee Directors Compensation Plan in effect on December 31, 2015, which has subsequently been amended as described above, each non-employee director was entitled to receive periodic grants of ten-year options to purchase 2,500 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of grant and that vests monthly over a one-year period. An initial grant was made upon such non-employee director’s election or appointment to our Board and thereafter annually on the first business day in June, subject to such director remaining on the Board. Non-employee directors also receive $50,000 per annum in cash. In connection with the additional responsibilities associated with such positions, the Chairman of the Board was entitled to receive an additional $10,000 per year, and the Chairman of the Audit and Compensation Committees were each entitled to receive an additional $5,000 per year.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

  The following discussion and analysis of compensation arrangements of our named executive officers for 2015 should be read together with the compensation tables and related disclosures set forth below.

We believe our success depends on the continued contributions of our named executive officers. Personal relationships and experience are very important in our industry. Our named executive officers are primarily responsible for many of our critical business development relationships. The maintenance of these relationships is critical to ensuring our future success as is experience in managing these relationships. Therefore, it is important to our success that we retain the services of these individuals and prevent them from competing with us should their employment with us terminate.

General Philosophy

Our overall compensation philosophy is to provide an executive compensation package that enables us to attract, retain and motivate executive officers to achieve our short-term and long-term business goals. The goals of our compensation program are to align remuneration with business objectives and performance, and to enable us to retain and competitively reward executive officers who contribute to the long-term success of the Company. We attempt to pay our executive officers competitively in order that we will be able to retain the most capable people in the industry. In making executive compensation and other employment compensation decisions, the Compensation Committee considers achievement of certain criteria, some of which relate to our performance and others of which relate to the performance of the individual employee. Awards to executive officers are based on achievement of Company and individual performance criteria.

The Compensation Committee will evaluate our compensation policies on an ongoing basis to determine whether they enable us to attract, retain and motivate key personnel. To meet these objectives, the Compensation Committee may from time to time increase salaries, award additional stock grants or provide other short and long-term incentive compensation to executive officers and other employees.

Compensation Program & Forms of Compensation

We provide our executive officers with a compensation package consisting of base salary, bonus, equity incentives and participation in benefit plans generally available to other employees. In setting total compensation, the Compensation Committee considers individual and company performance, as well as market information regarding compensation paid by other companies in our industry.

Base Salary

Salaries for our executive officers are initially set based on negotiation with individual executive officers at the time of recruitment and with reference to salaries for comparable positions in the industry for individuals of similar education and background to the executive officers being recruited. We also consider the individual’s experience, reputation in the industry and expected contributions to the Company. Base salary is continuously evaluated by competitive pay and individual job performance. In each case, we take into account the results achieved by the executive, their future potential, scope of responsibilities and experience, and competitive salary practices. At times, our executive officers have elected to take less than market salaries.  These salaries were subject to increases to base salary that is comparable with his role and responsibilities when compared to companies of comparable size in similar locations.

Bonuses

We design our bonus programs to be both affordable and competitive in relation to the market. Our bonus program is designed to motivate employees to achieve overall goals. Our programs are designed to avoid entitlements, to align actual payouts with the actual results achieved and to be easy to understand and administer. The Compensation Committee and the executive officer work together to establish targets and goals for the executive officer. Upon completion of the fiscal year, the Compensation Committee assesses the executive officer’s performance and, with input from management, determines the achievement of the bonus targets and the amount to be awarded within the parameters of the executive officer’s agreement with us. Our bonus programs may include cash and equity bonuses, as determined by the Compensation Committee.

Equity-Based Rewards

We design our equity programs to be both affordable and competitive in relation to the market. We monitor the market and applicable accounting, corporate, securities and tax laws and regulations, and adjust our equity programs as needed. Stock options and other forms of equity compensation are designed to reflect and reward a high level of sustained individual performance over time. We design our equity programs to align employees’ interests with those of our stockholders.

Timing of Equity Awards

The Board has authorized the Compensation Committee to approve stock option grants to our executive officers. Stock options are generally granted at scheduled meetings of the Compensation Committee. The exercise price of a newly granted option is the closing price of our common stock on the date of grant.

Benefits Programs

We design our benefits programs to be both affordable and competitive in relation to the market while conforming with local laws and practices. We monitor the market, local laws and practices and adjust our benefits programs as needed. We design our benefits programs to provide an element of core benefits, and to the extent possible, offer options for additional benefits, and balance costs and cost sharing between us and our employees.

Tax and Accounting Considerations

In the review and establishment of our compensation programs, we consider the anticipated accounting and tax implications to us and our executives.

Section 162(m) of the Internal Revenue Code imposes a limit on the amount of compensation that we may deduct in any one year with respect to our chief executive officer and each of our next four most highly compensated executive officers, unless certain specific and detailed criteria are satisfied. Performance-based compensation, as defined in the Internal Revenue Code, is fully deductible if the programs are approved by stockholders and meet other requirements. We believe that grants of equity awards under our incentive-based equity option plans may qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting us to receive a federal income tax deduction, if applicable, in connection with such awards. In general, we have determined that we will not seek to limit executive compensation so that it is deductible under Section 162(m). However, from time to time, we monitor whether it might be in our interests to structure our compensation programs to satisfy the requirements of Section 162(m). We seek to maintain flexibility in compensating our executives in a manner designed to promote our corporate goals and therefore our Compensation Committee has not adopted a policy requiring all compensation to be deductible. Our Compensation Committee will continue to assess the impact of Section 162(m) on our compensation practices and determine what further action, if any, is appropriate.

Role of Executives in Executive Compensation Decisions

The Board and our Compensation Committee generally seek input from our executive officers when discussing the performance of, and compensation levels for, executives. The Compensation Committee also works with our Chief Executive Officer and our Chief Financial Officer to evaluate the financial, accounting, tax and retention implications of our various compensation programs. None of our executives participates in deliberations relating to their compensation.

2015 Bonus Payments

In October 2015, Mr. Thompson received a $75,000 bonus upon the execution of the third amendment to his employment agreement.

See “Employment Agreements and Change-in-Control Agreements” below for a discussion of our employment agreement with Mr. Thompson and our employment arrangement with Mr. Hernon.

2016 Bonus Criteria

The Compensation Committee is presently evaluating the structure of the bonus program for 2016. We intend that the bonus program will be both affordable and competitive in relation to the market and be designed to motivate employees to achieve overall corporate goals. The program shall be structured to avoid entitlements, to align actual payouts with the actual results achieved and to be easy to understand and administer.

Compensation Risk Management

We have considered the risk associated with our compensation policies and practices for all employees, and we believe we have designed our compensation policies and practices in a manner that does not create incentives that could lead to excessive risk taking that would have a material adverse effect on us.

The Role of Stockholder Say-on-Pay Votes

The Company provides its stockholders with the opportunity to cast an advisory vote on executive compensation (a “say-on-pay proposal”). The Compensation Committee will consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

Summary Compensation Table

The following table summarizes the annual and long-term compensation paid to our former Chief Executive Officer and our other most highly compensated executive officers who were serving at the end of 2015, whom we refer to collectively in this proxy statement as the “named executive officers”, and changes effected by the Company since that time. In February 2016 Jeffrey Thompson, our former Chief Executive Officer and director, resigned from all positions with the Company and the Company appointed Philip Urso as his successor to serve as Interim Chief Executive Officer and appointed Arthur Giftakis as to serve as Chief Operating Officer of the Company.  In June 2016 Joseph Hernon, our Chief Financial Officer, resigned from all positions with the Company and the Company appointed Frederick Larcombe as his successor. During 2016, Mr. Urso, Mr. Giftakis and Mr. Larcombe became additional “named executive officers” of the Company. The obligation of the Company for payment of historical levels of cash compensation to executives, which the Company had been contractually obligated to pay pursuant to its employment agreements with executives, has been replaced with policies intending to align the interests of named executive officers with the interests of stockholders with reduced emphasis on cash compensation and bonuses.

Name and Principal Position	Year	Salary	Bonus	Option Awards (1)		Total
Jeffrey M. Thompson	2015	$475,000	$75,000	$79,373	(2)	$629,373
President and Chief Executive Officer*	2014	$373,277	$240,800	$79,992	(3)	$694,069
	2013	$330,000	$297,500	$73,209	(4)	$700,709

Joseph P. Hernon**	2015	$325,000	$-	$54,913	(5)	$379,913
Chief Financial Officer	2014	$279,569	$108,125	$48,945	(6)	$436,639
	2013	$250,000	$170,000	$115,570	(7)	$535,570

Arthur Giftakis***	2015	$168,173	$40,000	$18,271	(8)	$226,444
Chief Operating Officer	2014	$143,269	$25,000	$13,332	(9)	$181,601
	2013	$118,025	$24,875	$85,262	(10)	$228,162

*

Resigned from all positions with the Company in February 2016. All options issued to Jeffrey Thompson referenced below vested February 2016 in connection with the separation agreement between Mr. Thompson and the Company.

**

Resigned from all positions with the Company in June 2016. Certain of the options issued to Joseph Hernon referenced above were forfeited in June 2016 in connection with his resignation from the Company.

***

Appointed Chief Operating Officer in February 2016. Prior to his appointment as Chief Operating Officer, Mr. Giftakis served as the Company’s senior vice president of engineering and operations since January 2014 and as vice president of engineering and operations since 2003.

(1)

Based upon the aggregate grant date fair value calculated in accordance with the Stock Compensation Topic of the Financial Accounting Standards Board Accounting Standards Codification. Our policy and assumptions made in the valuation of share-based payments are contained in Note 12 to our December 31, 2015 financial statements.

(2)

On July 30, 2015, Mr. Thompson received a ten-year option to purchase 2,708 shares of common stock at an exercise price of $31.00 per share in recognition of services performed during 2015. These options vest quarterly over a year period with the first tranche vesting on October 30, 2015.

On September 11, 2015, Mr. Thompson received a ten-year option to purchase 2,500 shares of common stock at an exercise price of $26.20 per share in recognition of services performed during 2015. These options vest one half immediately and the remaining half on a quarterly basis over a year period with the first tranche vesting on December 11, 2015.

On November 23, 2015, Mr. Thompson received a ten-year option to purchase 1,667 shares of common stock at an exercise price of $9.20 per share in recognition of services performed during 2015. These options vest quarterly over a year period with the first tranche vesting on February 23, 2016.

(3)

On July 22, 2014, Mr. Thompson received a ten-year option to purchase 1,563 shares of common stock at an exercise price of $33.40 per share in recognition of services performed during 2014. These options vest monthly over a two-year period with the first tranche vesting on August 22, 2014.

On September 26, 2014, Mr. Thompson received a ten-year option to purchase 3,750 shares of common stock at an exercise price of $26.80 per share in recognition of services performed during 2014. These options vest quarterly over a two-year period with the first tranche vesting on December 26, 2014.

(4)

On February 25, 2013, Mr. Thompson received a ten-year option to purchase 2,500 shares of common stock at an exercise price of $52.40 per share in recognition of services performed during 2013. These options were fully vested and exercisable upon issuance.

(5)

On July 30, 2015, Mr. Hernon received a ten-year option to purchase 1,354 shares of common stock at an exercise price of $31.00 per share in recognition of services performed during 2015. These options vest quarterly over a year period with the first tranche vesting on October 30, 2015.

On September 11, 2015, Mr. Hernon received a ten-year option to purchase 2,500 shares of common stock at an exercise price of $26.20 per share in recognition of services performed during 2015. These options vest one half immediately and the remaining half on a quarterly basis over a year period with the first tranche vesting on December 11, 2015.

On November 23, 2015, Mr. Hernon received a ten-year option to purchase 833 shares of common stock at an exercise price of $9.20 per share in recognition of services performed during 2015. These options vest quarterly over a year period with the first tranche vesting on February 23, 2016.

(6)

On July 22, 2014, Mr. Hernon received a ten-year option to purchase 790 shares of common stock at an exercise price of $33.40 per share in recognition of services performed during 2014. These options vest monthly over a two-year period with the first tranche vesting on August 22, 2014.

On September 26, 2014, Mr. Hernon received a ten-year option to purchase 2,500 shares of common stock at an exercise price of $26.80 per share in recognition of services performed during 2014. These options vest quarterly over a two-year period with the first tranche vesting on December 26, 2014.

(7)

On February 25, 2013, Mr. Hernon received a ten-year option to purchase 1,250 shares of common stock at an exercise price of $52.40 per share in recognition of services performed during 2013. These options were fully vested and exercisable upon issuance.

On June 3, 2013, Mr. Hernon received a ten-year option to purchase 2,500 shares of common stock at an exercise price of $51.20 per share in recognition of services performed during 2013. These options vest annually over a five-year period with the first tranche vesting on June 3, 2014.

(8)

On September 11, 2015, Mr. Giftakis received a ten-year option to purchase 1,500 shares of common stock at an exercise price of $26.20 per share in recognition of services performed during 2015. These options vest one half immediately and the remaining half on a quarterly basis over a year period with the first tranche vesting on December 11, 2015.

(9)

On October 15, 2014, Mr. Giftakis received a ten-year option to purchase 1,250 shares of common stock at an exercise price of $22.80 per share in recognition of services performed during 2014. These options vest on an annual basis over a two year period with the first tranche vesting on October 15, 2015.

(10)

On August 29, 2013, Mr. Giftakis received a ten-year option to purchase 3,000 shares of common stock at an exercise price of $46.20 per share in recognition of services performed during 2013. These options vest on an annual basis over a three year period with the first tranche vesting on August 24, 2014.

Grants of Plan-Based Awards

The following table summarizes the stock option awards granted to our named executive officers during the year ended December 31, 2015:

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Share)(1)	Grant Date Fair Value of Stock and Option Awards($)(2)

Jeffrey M. Thompson	7/30/15	2,708	$31.00	$39,935
	9/11/15	2,500	$26.20	$30,452
	11/23/15	1,667	$9.20	$8,986

Joseph P. Hernon	7/30/15	1,354	$31.00	$19,968
	9/11/15	2,500	$26.20	$30,452
	11/23/15	833	$9.20	$4,493

Arthur Giftakis	9/11/15	1,500	$26.20	$18,271

(1)

The exercise price of the stock options awarded was determined in accordance with the stock option plans, which provides that the exercise price for an option granted be the closing sale price for our common stock as quoted on the NASDAQ Capital Market on the date of grant.

(2)

Based upon the aggregate grant date fair value calculated in accordance with the Stock Compensation Topic of the Financial Accounting Standards Board Accounting Standards Codification. Our policy and assumptions made in the valuation of share-based payments are contained in Note 12 to our December 31, 2015 financial statements.

There were no restricted stock awards granted to our named executive officers during the year ended December 31, 2015.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity awards to our named executive officers as of December 31, 2015. All options issued to Jeffrey Thompson referenced below vested February 2016 in connection with the separation agreement between Mr. Thompson and the Company. Certain of the options issued to Joseph Hernon referenced below were forfeited in June 2016 in connection with his resignation from the Company.

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date

Jeffrey M. Thompson	601	−		$40.00	12/2/17
	552	−		$40.00	3/2/18
	5,000	−		$98.80	6/23/21
	2,200	4,400	(1)	$105.00	7/6/21
	5,938	1,875	(2)	$105.00	7/6/21
	2,500	−		$52.40	2/24/23
	1,108	456	(3)	$33.40	7/21/24
	2,344	1,406	(4)	$26.80	9/25/24
	677	2,031	(5)	$31.00	7/29/25
	1,563	938	(6)	$26.20	9/10/25
	-	1,667	(7)	$9.20	11/22/25

Joseph P. Hernon	5,171	−		$29.00	6/1/18
	3,000	−		$98.80	6/23/21
	1,167	3,233	(8)	$105.00	7/6/21
	2,875	937	(9)	$105.00	7/6/21
	1,250	−		$52.40	2/24/23
	1,000	1,500	(10)	$51.20	6/2/23
	560	230	(3)	$33.40	7/21/24
	1,563	938	(4)	$26.80	9/25/24
	339	1,016	(5)	$31.00	7/29/25
	1,563	938	(6)	$26.20	9/10/25
	-	833	(7)	$9.20	11/22/25

Arthur Giftakis	328	-		$36.20	5/31/20
	4,500	-		$81.80	8/2/21
	2,000	1,000	(11)	$46.20	8/28/23
	625	625	(12)	$22.80	10/14/24
	938	563	(6)	$26.20	9/10/25

(1)

4,400 of the options were granted in four tranches of 1,100.  Each tranche will begin to vest in sequential order only when and if the Company completes four acquisitions prior to the expiration date.  Each tranche will vest in quarterly installments over a two-year period once each respective acquisition is closed.

(2)

The options began vesting upon the previous execution of backhaul contracts of which (i) 313 of the options will vest in quarterly installments of 156 and become fully vested in April 2016, (ii) 469 of the options will vest in quarterly installments of 156 and become fully vested in August 2016 and (iii) 1,094 of the options will vest in quarterly installments of 156 and become fully vested in July 2017.

(3)	Such option vests monthly over a two-year period, with the first tranche vesting on August 22, 2014.

(4)	Such option vests quarterly over a two-year period, with the first tranche vesting on December 26, 2014.

(5)	Such option vests quarterly over a year period with the first tranche vesting on October 30, 2015.

(6)	Such option vests one half immediately and the remaining half on a quarterly basis over a year period with the first tranche vesting on December 11, 2015.

(7)	These options vest quarterly over a year period with the first tranche vesting on February 23, 2016.

(8)

3,200 of the options were granted in four tranches of 800.  Each tranche will begin to vest in sequential order only when and if the Company completes four acquisitions prior to the expiration date.  Each tranche will vest as to one-third on the one year anniversary of the completed acquisition with the remaining two-thirds vesting ratably on a quarterly basis over the following two years once each respective acquisition is closed.  The remaining 33 will become vested in February 2016.

(9)

The options began vesting upon the previous execution of backhaul contracts of which (i) 156 of the options will vest in quarterly installments of 78 and became fully vested in April 2016, (ii) 234 of the options will vest in quarterly installments of 78 and become fully vested in August 2016 and (iii) 547 of the options will vest in quarterly installments of 78 and become fully vested in July 2017.

(10)	Such option vests as to one-fifth of the shares subject to the option annually, commencing June 3, 2014.

(11)	Such option vests on an annual basis over a three year period with the first tranche vesting on August 24, 2014.

(12)	Such option vests on an annual basis over a two year period with the first tranche vesting on October 15, 2015.

 Option Exercises and Stock Vested

The following table summarizes, with respect to our named executive officers, all options that were exercised and restricted stock vested during fiscal 2015:

	Option Awards		Restricted Stock
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise ($)	Number of Shares Vested (#)	Value Realized on Vesting ($)

Jeffrey M. Thompson	8,760	$357,394	-	-

In December 2007, we entered into an employment agreement, as amended through 2015, with Jeffrey M. Thompson, our principal executive officer, which was terminated in February 2016.

We entered into a separation agreement with Mr. Thompson on February 12, 2016 pursuant to which Mr. Thompson resigned from all positions with the Company and its subsidiaries, and as a member of the Board of Directors. Among other terms and conditions, the separation agreement provides for (i) the mutual release of claims, liabilities and causes of action by Mr. Thompson and the Company, (ii) payment of $277,083, an amount approximately equal to the remaining term of Mr. Thompson's employment agreement which was to expire in October 2016, (iii) vesting of option and other stock incentive awards held by Mr. Thompson and (iv) a three-month non-competition period and a twelve month non-solicitation period. The separation agreement became effective eight days following its execution.

In May 2008, Joseph P. Hernon joined the Company as Chief Financial Officer. His employment with the Company terminated in June 2016.

We entered into a separation agreement with Mr. Hernon on June 3, 2016 pursuant to which Mr. Hernon resigned from all positions with the Company and its subsidiaries. Among other terms and conditions, the Separation Agreement provided for (i) the mutual release of claims, liabilities and causes of action by Mr. Hernon and the Company, (ii) payment of three months of base salary, or an aggregate of $81,250, in a lump sum payment due July 1, 2016, (iii) (iv) a three-month non-competition period and a twelve-month non-solicitation period. The separation agreement became effective eight days following its execution.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of September 14, 2016 by:

●	each person known by us to beneficially own more than 5% of our common stock (based solely on our review of SEC filings);
●	each of our directors;
●	each of our named executive officers listed in the section entitled “Summary Compensation Table” under Executive Compensation;
●	all of our directors and executive officers as a group.

The percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of, with respect to the security. Except as indicated in the footnotes to this table, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned and each person’s address is c/o Towerstream Corporation, 88 Silva Lane, Middletown, Rhode Island 02842, unless otherwise indicated. As of September 14, 2016 there were 4,675,796 shares of our common stock outstanding.

	Prior to Offering			Immediately Following Offering*
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class (1)	Amount and Nature of Beneficial Ownership(1)	Percent of Class (1)

5% Stockholders:

Barry Honig	276,315	(2)	5.6%	276,315	3.9%
555 S. Federal Highway
Boca Raton, FL 33432

Steven D. Lebowitz (3)	292,817	(3)	5.9%	292,817	4.2%
439 North Bedford Drive
Beverly Hills, CA 90210

Deborah P. Lebowitz (4)	272,817	(4)	5.5%	272,817	3.9%
439 North Bedford Drive
Beverly Hills, CA 90210

Directors and Named Executive Officers:

Philip Urso	91,964	(5)	2.0%	91,964	1.3%
William J. Bush	24,682	(6)	*	24,682	**
Howard L. Haronian, M.D.	77,504	(7)	1.6%	77,504	1.1%
Paul Koehler	23,326	(8)	**	23,326	**
Arthur G. Giftakis	18,128	(9)	**	18,128	**
Frederick Larcombe	-		-	-
All directors and executive officers as a group (6 persons)	235,604	(5)(6)(7)(8)(9)	4.9%	235,604	3.4%
Jeffrey Thompson (10)	18,340	(11)	**	18,340	**
Joseph Hernon (12)	19,002	(13)	**	19,002	**

* Assumes a public offering of $5,000,000 and a public offering price of $2.13, the closing price of our common stock on The Nasdaq Capital Market on September 12, 2016 and that the holders do not invest in the public offering.

** Less than 1% .

(1)

Shares of common stock beneficially owned and the respective percentages of beneficial ownership of common stock assumes the exercise of all options, warrants and other securities convertible into common stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of September 14, 2016. Shares issuable pursuant to the exercise of stock options and warrants exercisable within 60 days are deemed outstanding and held by the holder of such options or warrants for computing the percentage of outstanding common stock beneficially owned by such person, but are not deemed outstanding for computing the percentage of outstanding common stock beneficially owned by any other person.

(2)

Based on information provided by the holder, this includes (i) 107,315 shares of common stock underlying 107,315 shares of Series C Convertible Preferred Stock held by Mr. Honig, (ii) 84,500 shares of common stock underlying 84,500 shares of Series C Convertible Preferred Stock held by GRQ Consultants, Inc. Roth 401K FBO Barry Honig (“Roth 401K”) and (iii) 84,500 shares of common stock underlying 84,500 shares of Series C Convertible Preferred Stock held by GRQ Consultants, Inc. Roth 401K FBO Renee Honig (“Renee Roth 401K”). Renee Honig is Mr. Honig’s spouse. Renee Honig is Mr. Honig’s spouse. Mr. Honig is the trustee of Roth 401K and in such capacity holds voting and dispositive power over the securities held by Roth 401K. Ms. Honig is the trustee of Renee Roth 401K and in such capacity holds voting and dispositive power over the securities held by Renee Roth 401K.

(3)

Based on a Schedule 13G filed by the reporting person on February 16, 2016. Includes shares of common stock beneficially owned by The Lebowitz Family LL, Deborah P. Lebowitz, the Steven & Deborah Lebowitz Foundation and the Lebowitz Family Trust-1986, dated October 7, 1986, as amended.

(4)

Based on a Schedule 13G filed by the reporting person on February 16, 2016. Includes shares of common stock beneficially owned by The Lebowitz Family LL, Deborah P. Lebowitz, the Steven & Deborah Lebowitz Foundation and the Lebowitz Family Trust-1986, dated October 7, 1986, as amended.

(5)

Includes 23,031 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days. Excludes 5,195 shares of common stock held in a trust for the benefit of Mr. Urso’s minor children, of which Mr. Urso is not a trustee. Mr. Urso disclaims beneficial ownership of the shares held in that trust.

(6)	Includes 22,667 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days.

(7)

Includes 500 shares of common stock held by Dr. Haronian’s wife, for which Dr. Haronian has an indirect interest in, and 23,294 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days.

(8)	Includes 22,542 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days.

(9)	Consists of 18,0783 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days.

(10)	Resigned from all positions with the Company in February 2016.

(11)	To the best of the Company’s knowledge Mr. Thompson owns 18,340 shares of common stock.

(12)	Resigned from all positions with the Company in June 2016.

(13)	To the best of the Company’s knowledge Mr. Hernon owns 19,002 shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related parties can include any of our directors or executive officers, certain of our stockholders and their immediate family members. Each year, we prepare and require our directors and executive officers to complete Director and Officer Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. This helps us identify potential conflicts of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with the interests of the Company as a whole. Our code of ethics and business conduct requires all directors, officers and employees who may have a potential or apparent conflict of interest to immediately notify our Audit Committee of the Board of Directors, which is responsible for considering and reporting to the Board any questions of possible conflicts of interest of Board members. Our code of ethics and business conduct further requires pre-clearance before any employee, officer or director engages in any personal or business activity that may raise concerns about conflict, potential conflict or apparent conflict of interest.

At no time during the last fiscal year ended December 31, 2015 did any executive officer, director or any member of these individuals’ immediate families, any corporation or organization with whom any of these individuals is an affiliate or any trust or estate in which any of these individuals serves as a trustee or in a similar capacity or has a substantial beneficial interest been indebted to the Company or was involved in any transaction in which the amount exceeded $120,000 and such person had a direct or indirect material interest.

In evaluating related party transactions and potential conflicts of interest, our Chief Financial Officer and/or Chairman of the Audit Committee apply the same standards of good faith and fiduciary duty they apply to their general responsibilities. They will approve a related party transaction only when, in their good faith judgment, the transaction is in the best interest of the Company.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

We have the authority to issue 205,000,000 shares of capital stock, consisting of 200,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share, which can be issued from time to time by our board of directors on such terms and conditions as they may determine.

As of September 14, 2016, there were 4,675,796 shares of common stock issued and outstanding and we had approximately 35 holders of record of our common shares. We have designated 350,000 shares of Series A Preferred Stock, of which 0 shares are outstanding, we have designated 892,857 shares of Series B Convertible Preferred Stock, of which 0 shares are outstanding, and we have designated 680,000 shares of Series C Convertible Preferred Stock, of which 680,000 shares are issued and outstanding.

Common Stock

We are authorized to issue 200,000,000 shares of common stock. Subject to the rights of the preferred stock, holders of common stock are entitled to receive such dividends as are declared by our Board out of funds legally available for the payment of dividends.  We presently intend to retain any earnings to fund the development of our business.  Accordingly, we do not anticipate paying any dividends on our common stock for the foreseeable future.  Any future determination as to the declaration and payment of dividends will be made at the discretion of our Board.

In the event of the liquidation, dissolution, or winding up of the Company, each outstanding share of our common stock will be entitled to share equally in any of our assets remaining after payment of or provision for our debts and other liabilities.

Holders of common stock are entitled to one vote per share on matters to be voted upon by stockholders.  There is no cumulative voting for the election of directors which means that the holders of shares entitled to exercise more than fifty percent (50%) of the voting rights in the election of directors are able to elect all of the directors.

Holders of common stock have no preemptive rights to subscribe for or to purchase any additional shares of common stock or other obligations convertible into shares of common stock which we may issue after the date of this registration statement.

All of the outstanding shares of common stock are fully paid and non-assessable.  Holders of our common stock are not liable for further calls or assessments.

The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Shares of our common stock are listed on The NASDAQ Capital Market under the symbol TWER. As of September 12, 2016, the closing price of our common shares on The NASDAQ Capital Market was $2.13.

Preferred Stock

We are authorized to issue 5,000,000 shares of “blank check” preferred stock which may be issued from time to time in one or more classes and in one or more series within a class upon authorization by our Board. Our Board, without further approval of the shareholders, is authorized to fix the preferences, limitations and relative rights of the shares of each class or series within a class. The issuance of preferred stock could adversely affect the voting power, conversion or other rights of holders of common stock. Preferred stock could be issued quickly with terms calculated to delay or prevent a change in control of the Company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

If we offer preferred stock, we will file the terms of the preferred stock with the SEC, and the prospectus supplement and/or other offering material relating to that offering will include a description of the specific terms of the offering including any of the following applicable terms:

●	the series, the number of shares offered and the liquidation value of the preferred stock;

●	the price at which the preferred stock will be issued;

●	the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

●	the liquidation preference of the preferred stock;

●	the voting rights of the preferred stock;

●	whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

●	whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any such conversion; and

●	any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

●	decreasing the amount of earnings and assets available for distribution to holders of common stock;

●	restricting dividends on common stock;

●	diluting the voting power of common stock;

●	impairing the liquidation rights of common stock; and

●	delaying, deferring or preventing a change in control of the Company.

Series A Preferred Stock

Our Board has designated 350,000 shares of our preferred stock as Series A Preferred Stock (“Series A Preferred Stock”).

On November 8, 2010, we adopted a stockholder rights plan in which rights to purchase shares of Series A Preferred Stock were distributed as a dividend at the rate of twenty rights for each share of common stock.  Each right, if exercisable will entitle the holder to purchase one-hundreth of a share of Series A Preferred Stock at an exercise price of $18. The Series A Preferred Stock is structured so that the value of one one-hundredth of a share of Series A Preferred Stock will approximate the value of one share of the Company's common stock.

The purpose of the plan is to protect the long-term value of the Company for its shareholders and to protect shareholders from various abusive takeover tactics, including attempts to acquire control of the Company at an inadequate price.  The plan is designed to give the Company's Board of Directors sufficient time to study and respond to an unsolicited takeover attempt. However, the plan could also could deter or prevent transactions that stockholders deem to be in their interests, and could reduce the price that investors or an acquirer might be willing to pay in the future for shares of our common stock. In general, the rights will become exercisable if a person or group acquires 15% or more of the Company’s common stock or announces a tender offer or exchange offer for 15% or more of the Company’s common stock.

Depending on the circumstances, the effect of the exercise of rights will vary.  When the rights initially become exercisable, as described above, each holder of a right will be allowed to purchase one-hundreth of a share of a newly created series of the Company’s preferred shares at an exercise price of $18.  However, if a person acquires 15% or more of the Company’s common stock in a transaction that was not approved by the Board of Directors, each right would instead entitle the holder (other than such an acquiring person) to purchase common stock at 50% of the market price of the Company’s common stock at that time.

The rights will expire on November 8, 2020.  The Company may redeem the rights for $0.001 each at any time until the tenth business day following public announcement that a person or group has acquired 15% or more of its outstanding common stock.

Each share of Series A Preferred Stock will be entitled to a preferential dividend of five times the dividend declared per share of common stock.  In the event of liquidation, the holders of the Series A Preferred Stock will be entitled to an aggregate payment of five times the payment made per share of common stock.  Each share of Series A Preferred Stock will have five votes and will vote together with the common stock.  In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Series A Preferred Stock will be entitled to receive five times the amount received per share of common stock.  In the event of a liquidation, dissolution or winding up of the Company, each share of Series A Preferred Stock will be entitled to the greater of $0.001 per whole share or an amount equal to five times the amount distributed on each share of common stock. These rights are protected by customary anti-dilution provisions. Unless otherwise provided in the certificate of incorporation or a certificate of designation relating to a subsequent series of preferred stock, the Series A Preferred Stock shall rank junior to all other series of the Company’s preferred stock.

Series B Preferred Stock

Our board of directors has designated 892,857 shares of our preferred stock as Series B Convertible Preferred Stock. Each share of Series B Convertible Preferred Stock has a liquidation value of $0.001 and is convertible into one half of a share of common stock, subject to adjustments for stock dividends, stock splits and similar corporate actions. The Company is prohibited from effecting the conversion of a holder’s Series B Convertible Preferred Stock to the extent that, as a result of such exercise, such holder would beneficially own more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon such conversion. The Series B Convertible Preferred Stock shall rank senior to the Series A Preferred Stock and the Company’s Common Stock.

The Company issued 892,857 shares of Series B Convertible Preferred Stock on July 7, 2016 in connection with a financing as of that date. No shares of Series B Convertible Preferred Stock remain outstanding.

Series C Preferred Stock

Our board of directors has designated 680,000 shares of our preferred stock as Series C Convertible Preferred Stock. Each share of Series C Convertible Preferred Stock has a liquidation value of $0.001 and is convertible into one share of common stock, subject to adjustments for stock dividends, stock splits and similar corporate actions. The Company is prohibited from effecting the conversion of a holder’s Series C Convertible Preferred Stock to the extent that, as a result of such exercise, such holder would beneficially own more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon such conversion. The Series C Convertible Preferred Stock shall rank senior to the Series A Preferred Stock and the Company’s Common Stock.

The Company issued 680,000 shares of Series C Convertible Preferred Stock on September 14, 2016 in connection with the exchange of 973,214 warrants, as described below. The Company has agreed to register for resale the 680,000 shares of common stock issuable upon conversion of Series C Convertible Preferred Stock.

Warrants

On October 16, 2014 we issued Melody Business Finance, LLC and related parties warrants to purchase an aggregate of 180,000 shares of common stock. The warrants have a term of seven and a half years. Two thirds of the warrants may be exercised into shares of common stock at an exercise price of $25.20 per share and one third of the warrants may be exercised into common stock at an exercise price of $0.20 per share. The warrants may be exercised for cash or by means of a “cashless exercise”. The warrant holders were granted demand and piggyback registration rights. The warrants also provide for certain rights upon fundamental transactions and adjustments to the exercise price based on stock dividends, stock splits and similar corporate actions.

On June 17, 2016, we issued certain accredited investors warrants to purchase an aggregate of 750,000 shares of common stock. As amended and restated, each warrant was to expire five years from the date of issuance, have an exercise price of $3.80 per share and will be exercisable immediately after the date of issuance, or six months from the date of issuance if required by the listing rules of The Nasdaq Capital Market or the shareholder approval rules of Nasdaq. The warrants included a mandatory exercise right of the Company to force exercise of the warrants if the Company’s common stock trades at or above $7.60 for any ten consecutive trading days out of a thirty consecutive trading day period (subject to certain equity conditions, a 9.99% beneficial ownership limitation and applicable NASDAQ shareholder approval rules, if any). The warrants were exercisable for cash if there was an effective registration statement registering the warrant shares for resale. Otherwise the warrants were exercisable on a cashless basis. The warrant shares were registered for resale pursuant to an effective registration statement. The warrants also provided for certain rights upon fundamental transactions and adjustments to the exercise price based on stock dividends, stock splits and similar corporate actions. We were prohibited from effecting the exercise of a holder’s warrant to the extent that, as a result of such exercise, such holder would beneficially own more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon exercise of such warrant.

On July 7, 2016, we issued to an accredited investor warrants to purchase an aggregate of 223,214 shares of common stock at an exercise price equal to $3.00 per share of common stock, subject to adjustment as provided therein. Each warrant was to expire five years from the date of issuance and be exercisable immediately after the date of issuance. The warrants were exercisable for cash if there was an effective registration statement registering the warrant shares for resale. Otherwise the warrants were exercisable on a cashless basis. The warrant shares were registered for resale pursuant to an effective registration statementThe warrants also provided for certain rights upon fundamental transactions and adjustments to the exercise price of the warrants based on stock dividends, stock splits and similar corporate actions. We were prohibited from effecting the exercise of a holder’s warrant to the extent that, as a result of such exercise, such holder would beneficially own more than 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of such warrant.

On September 14, 2016, in connection with obtaining the required approval of the investors in the June 2016 financing to this offering, the Company entered into separate exchange agreements with the holders of all of the warrants issued in June 2016 and July 2016. Under the terms of the exchange agreements, each investor exchanged its respective warrants (an aggregate of 973,214 warrants), without the payment of any exercise price therefore, and relinquished any and all other rights it may have under the warrants, for an aggregate of 680,000 shares of the Company’s newly authorized shares of Series C Convertible Preferred Stock.

Provisions of Our Certificate of Incorporation and Delaware Law that May Have an Anti-Takeover Effect

Certain provisions set forth in our certificate of incorporation and Delaware law, which are summarized below, may have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in the stockholder’s best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Delaware Takeover Statute

Section 203 of the Delaware General Corporation Law (“DGCL”) prohibits a Delaware corporation that is a public company from engaging in any “business combination” (as defined below) with any “interested stockholder” (defined generally as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with such entity or person) for a period of three years following the date that such stockholder became an interested stockholder, unless:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●

on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the DCGL defines “business combination” to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Listing

Our common stock is traded on The NASDAQ Capital Market under the symbol “TWER.” On September 12, 2016, the closing price for our common stock was $2.13 per share. As of September 12, 2016, we had 35 stockholders of record.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equity Stock Transfer. Its address is 237 West 37th Street, Suite 601, New York, NY 10018 and its telephone number is (212) 575-5757.

UNDERWRITING

We have entered into an underwriting agreement with Laidlaw & Company (UK) Ltd., acting as representative of the underwriters, with respect to the shares of common stock subject to this offering. Subject to certain conditions, we have agreed to sell to the underwriters, and the underwriters have agreed, severally and not jointly, to purchase, the number of shares of common stock provided below opposite its name.

Underwriter	Number of Shares
Laidlaw & Company (UK) Ltd.

Total

The underwriters are offering the shares of common stock subject to its acceptance of the shares of common stock from us and subject to prior sale.  The underwriting agreement provides that the obligation of the underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus is subject to the approval of certain legal matters by their counsel and to certain other conditions.  The underwriters are obligated to take and pay for all of the shares of common stock if any such shares are taken.  However, the underwriters are not required to take or pay for the shares of common stock covered by the underwriters’ over-allotment option described below.

Over-Allotment Option

We have granted the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to an aggregate of        additional shares of common stock to cover over-allotments, if any, at the public offering price set forth on the cover page of this prospectus, less the underwriting discount.  The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus.  If the underwriters exercise this option, the underwriters will be obligated, subject to certain conditions, to purchase the additional shares for which the option has been exercised.

Discount, Commissions and Expenses

The underwriter have advised us that they propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $      per share.  The underwriters may allow, and certain dealers may reallow, a discount from the concession not in excess of $       per share to certain brokers and dealers.  After this offering, the initial public offering price, concession and reallowance to dealers may be changed by the underwriters.  No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.  The shares of common stock are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.  The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

The following table shows the underwriting discount payable to the underwriters by us in connection with this offering.  Such amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase additional shares.

	Per share	Total Without Exercise of Over-Allotment Option	Total With Exercise of Over-Allotment Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

__________________________

We have agreed to reimburse Laidlaw & Company (UK) Ltd., for certain out-of-pocket expenses (including the reasonable fees and disbursements of counsel to the underwriter) not to exceed $150,000 without our prior written consent, such consent not to be unreasonably withheld.  We estimate that expenses payable by us in connection with this offering, including reimbursement of Laidlaw & Company (UK) Ltd.’s expenses but excluding the underwriting discount referred to above, will be approximately $             .

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-up Agreements

We, our officers and our directors have agreed, subject to limited exceptions, for a period of 90 days after the date of the underwriting agreement, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of common stock or any securities convertible into or exchangeable for our common stock either owned as of the date of the underwriting agreement or thereafter acquired without the prior written consent of Laidlaw & Company (UK) Ltd.  Laidlaw & Company (UK) Ltd. may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.

Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriters may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act:

•        Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•     A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•     Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

•     Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq Capital Market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Listing and Transfer Agent

Our common stock is listed on The NASDAQ Capital Market and trades under the symbol “TWER”. The transfer agent of our common stock is Equity Stock Transfer, LLC.

Electronic Distribution

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares of common stock and/or warrants to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make Internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters' websites and any information contained in any other website maintained by the underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part.

Other Relationships

From time to time, certain of the underwriters and their affiliates have provided, and may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. However, except as disclosed in this prospectus, we have no present arrangements with any of the underwriters for any further services.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, or the Relevant Member States, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, our securities will not be offered to the public in that Relevant Member State prior to the publication of a prospectus in relation to the securities that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities may be made to the public in that Relevant Member State at any time:

•     to any legal entity that is a qualified investor as defined in the Prospectus Directive;

•     to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the manager for any such offer; or

•     in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3(2) of the Prospectus Directive.

For the purposes of this provision, the expression an "offer of common shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase or subscribe the common shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State. The expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

We have not authorized, and do not authorize the making of, any offer of shares through any financial intermediary on our behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated by this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the shares on our or the underwriters' behalf.

United Kingdom

Our securities may not be offered or sold and will not be offered or sold to any persons in the United Kingdom other than persons whose ordinary activities involve acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses and in compliance with all applicable provisions of the Financial Services and Markets Act 2000, or FSMA, with respect to anything done in relation to our securities in, from or otherwise involving the United Kingdom.

In addition, each underwriter:

•     has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act of 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to us; and

•      has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Australia

No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia, or the Corporations Act) in relation to the securities has been or will be lodged with the Australian Securities & Investments Commission , or the ASIC. This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(1)   you confirm and warrant that you are either:

(a)   a "sophisticated investor" under section 708(8)(a) or (b) of the Corporations Act;

(b)   a "sophisticated investor" under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant's certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(c)   a person associated with us under section 708(12) of the Corporations Act; or

(d)   a "professional investor" within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act, any offer made to you under this document is void and incapable of acceptance; and

(2)   you warrant and agree that you will not offer any of the securities for resale in Australia within 12 months of those securities being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Hong Kong

The securities may not be offered or sold in Hong Kong by means of any document other than (1) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (2) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (3) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The securities offered in this prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The securities have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (2) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•     a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•     a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•      to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•     where no consideration is or will be given for the transfer; or

•     where the transfer is by operation of law.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, us, or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the shares.

Canada

Resale Restrictions

The distribution of our securities in Canada is being made only in the provinces of Ontario, Quebec, Alberta, British Columbia and Manitoba on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

By purchasing securities in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•     the purchaser is entitled under applicable provincial securities laws to purchase the securities without the benefit of a prospectus qualified under those securities laws as it is an "accredited investor" as defined under National Instrument 45-106—Prospectus and Registration Exemptions;

•     the purchaser is a "Canadian permitted client" as defined in National Instrument 31-103—Registration

Requirements and Exemptions, or as otherwise interpreted and applied by the Canadian Securities Administrators;

•     where required by law, the purchaser is purchasing as principal and not as agent;

•     the purchaser has reviewed the text above under "—Resale Restrictions"; and

•     the purchaser acknowledges and consents to the provision of specified information concerning the purchase of the securities to the regulatory authority that by law is entitled to collect the information, including certain personal information. For purchasers in Ontario, questions about such indirect collection of personal information should be directed to Administrative Support Clerk, Ontario Securities Commission, Suite 1903, Box 55, 20 Queen Street West, Toronto, Ontario M5H 3S8 or on (416) 593-3684.

Rights of Action—Ontario Purchasers

Under Ontario securities legislation, certain purchasers who purchase any securities offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the securities, for rescission against us in the event that this prospectus contain a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the securities. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the securities. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the securities were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the common stock as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

LEGAL MATTERS

The validity of the securities being offered by this prospectus has been passed upon for us by Sichenzia Ross Friedman Ference LLP., New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Lowenstein Sandler LLP, New York, New York.

EXPERTS

The consolidated financial statements of Towerstream Corporation as of December 31, 2015 and 2014, and for the years ended December 31, 2015, 2014, and 2013 have been so included in reliance on the report of Marcum LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and special reports, and other information with the SEC. Copies of the reports and other information may be read and copied at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. You can request copies of such documents by writing to the SEC and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information you may:

●	read a copy of the registration statement, including the exhibits and schedules, without charge at the SEC’s Public Reference Room; or
●	obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

TOWERSTREAM CORPORATION AND SUBSIDIARIES

Index to Consolidated Financial Statements

All appropriate amounts in these financials have been adjusted for

a 1 for 20 reverse stock split which was effected on July 7, 2016.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the

Board of Directors and Shareholders of

Towerstream Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheets of Towerstream Corporation and Subsidiaries (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2015, 2014 and 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Towerstream Corporation and Subsidiaries as of December 31, 2015 and 2014, and the consolidated results of its operations and its cash flows for the years ended December 31, 2015, 2014 and 2013 in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Towerstream Corporation and Subsidiaries’ internal control over financial reporting as of December 31, 2015, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013 and our report dated, March 18, 2016, expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ Marcum LLP

Marcum LLP

New York, NY

March 18, 2016, except for Note 19, as to which the date is August 8, 2016.

INTERNAL CONTROL OVER FINANCIAL REPORTING

To the Audit Committee of the

Board of Directors and Shareholders of

Towerstream Corporation and Subsidiaries

We have audited Towerstream Corporation and Subsidiaries' (the “Company”) internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013. The Company's management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying “Management’s Annual Report on Internal Control over Financial Reporting”. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that degree of compliance with the policies or procedures may deteriorate.

In our opinion, Towerstream Corporation and Subsidiaries maintained, in all material aspects, effective internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets as of December 31, 2015 and 2014 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2015 and 2014 and 2013 of the Company and our report dated March 18, 2016 expressed an unqualified opinion on those financial statements.

/s/ Marcum LLP

Marcum LLP

New York, NY

March 18, 2016

TOWERSTREAM CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2015	2014
Assets
Current Assets
Cash and cash equivalents	$15,116,531	$38,027,509
Accounts receivable, net	308,551	587,078
Prepaid expenses and other current assets	474,029	314,129
Current assets of discontinued operations	1,248,569	1,336,139
Current assets held for sale	5,315,107	7,875,241
Total Current Assets	22,462,787	48,140,096

Property and equipment, net	21,235,384	23,146,977

Intangible assets, net	1,273,030	2,199,858
Goodwill	1,674,281	1,674,281
Other assets	2,075,778	2,989,208
Long-term assets of discontinued operations	-	4,171,418
Total Assets	$48,721,260	$82,321,838

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$877,134	$757,208
Accrued expenses	1,629,218	1,955,878
Deferred revenues	1,486,754	1,384,846
Current maturities of capital lease obligations	992,690	845,668
Current liabilities of discontinued operations	3,907,368	196,861
Other	63,012	57,242
Total Current Liabilities	8,956,176	5,197,703

Long-Term Liabilities
Long-term debt, net of debt discount of $2,053,520 and $3,194,147, respectively	34,695,383	32,101,409
Capital lease obligations, net of current maturities	932,826	1,285,858
Other	1,591,188	1,774,841
Total Long-Term Liabilities	37,219,397	35,162,108
Total Liabilities	46,175,573	40,359,811

Commitments (Note 16)

Stockholders' Equity
Preferred stock, par value $0.001; 5,000,000 shares authorized; none issued	-	-
Common stock, par value $0.001; 200,000,000 and 95,000,000 shares authorized, respectively; 3,340,507 and 3,332,839 shares issued and outstanding, respectively	3,341	3,333
Additional paid-in-capital	158,761,077	157,694,623
Accumulated deficit	(156,218,731)	(115,735,929)
Total Stockholders' Equity	2,545,687	41,962,027
Total Liabilities and Stockholders' Equity	$48,721,260	$82,321,838

The accompanying notes are an integral part of these consolidated financial statements

 TOWERSTREAM CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2015	2014	2013

Revenues	$27,905,023	$29,936,181	$31,892,584

Operating Expenses
Cost of revenues (exclusive of depreciation)	10,603,845	10,299,906	9,874,066
Depreciation and amortization	9,643,583	9,681,631	11,842,794
Customer support services	4,425,764	4,127,294	4,113,459
Sales and marketing	5,864,267	5,341,178	5,477,922
General and administrative	9,957,538	9,767,404	10,364,431
Total Operating Expenses	40,494,997	39,217,413	41,672,672
Operating Loss	(12,589,974)	(9,281,232)	(9,780,088)
Other Income/(Expense)
Interest expense, net	(6,652,786)	(1,672,846)	(217,741)
Gain on business acquisition	-	-	1,004,099
Total Other Income/(Expense)	(6,652,786)	(1,672,846)	786,358
Loss before income taxes	(19,242,760)	(10,954,078)	(8,993,730)
(Provision) benefit for income taxes	37,562	(78,532)	(78,531)
Loss from continuing operations	(19,205,198)	(11,032,610)	(9,072,261)
Loss from discontinued operations	(21,277,604)	(16,559,140)	(15,703,028)
Net Loss	$(40,482,802)	$(27,591,750)	$(24,775,289)

Loss per share – basic and diluted
Continuing	$(5.76)	$(3.30)	$(2.78)
Discontinued	(6.38)	(4.96)	(4.82)
Net loss per share – basic and diluted	$(12.15)	$(8.26)	$(7.60)

Weighted average common shares outstanding – basic and diluted	3,396,583	3,340,188	3,259,066

The accompanying notes are an integral part of these consolidated financial statements.

 TOWERSTREAM CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2015, 2014 and 2013

	Common Stock		Additional
	Shares	Amount	Paid-In-	Accumulated
			Capital	Deficit	Total

Balance at December 31, 2012	2,733,536	$2,734	$121,170,064	$(63,368,890)	$57,803,908

Cashless exercise of options	1,889	2	(2)	-	-
Exercise of options	14,234	14	292,375	-	292,389
Issuance of common stock under employee stock purchase plan	1,563	2	80,716	-	80,718
Issuance of common stock upon vesting of restricted stock awards	750	1	(1)	-	-
Net proceeds from issuance of common stock	550,000	550	30,498,786	-	30,499,336
Issuance of common stock for business acquisition	19,256	19	951,237	-	951,256
Stock-based compensation for options	-	-	1,182,523	-	1,182,523
Stock-based compensation for restricted stock	-	-	59,100	-	59,100
Net loss	-	-	-	(24,775,289)	(24,775,289)

Balance at December 31, 2013	3,321,228	3,321	154,234,799	(88,144,179)	66,093,941

Cashless exercise of options	9,614	10	(10)	-	-
Issuance of common stock under employee stock purchase plan	1,248	1	46,927	-	46,928
Issuance of common stock upon vesting of restricted stock awards	750	1	(1)	-	-
Stock-based compensation for options	-	-	953,470	-	953,470
Fair value of options repurchased	-	-	(3,793)	-	(3,793
Debt discount associated with warrants issued in connection with issuance of debt	-	-	2,463,231	-	2,463,231
Net loss	-	-	-	(27,591,750)	(27,591,750)

Balance at December 31, 2014	3,332,839	3,333	157,694,623	(115,735,929)	41,962,027

Cashless exercise of options	4,830	5	(5)	-	-
Issuance of common stock under employee stock purchase plan	2,838	3	49,754	-	49,757
Stock-based compensation for options	-	-	1,016,705	-	1,016,705
Net loss	-	-	-	(40,482,802)	(40,482,802)

Balance at December 31, 2015	3,340,507	$3,341	$158,761,077	$(156,218,731)	$2,545,687

The accompanying notes are an integral part of these consolidated financial statements.

TOWERSTREAM CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2015	2014	2013
Cash Flows from Operating Activities
Net Loss	$(40,482,802)	$(27,591,750)	$(24,775,289)
Loss from discontinued operations	21,277,604	16,559,140	15,703,028
Loss from continuing operations	(19,205,198)	(11,032,610)	(9,072,261)
Adjustments to reconcile loss from continuing operations to net cash used in operating activities:
Provision (benefit) for income taxes	(37,562)	78,532	78,531
Provision for doubtful accounts	132,000	322,000	85,000
Depreciation for property, plant and equipment	9,251,311	8,792,662	8,748,977
Amortization for customer based intangibles	392,272	888,969	3,093,817
Amortization of debt issuance costs	939,498	262,820	-
Amortization of debt discount	1,140,627	319,084	-
Accrued interest	1,453,347	295,556	-
Stock-based compensation	1,024,246	960,490	1,253,661
Impairment of intangible assets	534,555	-	-
Gain on business acquisition	-	-	(1,004,099)
Loss on sale and disposition of property and equipment	-	-	120,644
Deferred rent	(139,430)	376,860	575,541
Changes in operating assets and liabilities:
Accounts receivable	146,527	(514,043)	208,506
Prepaid expenses and other current assets	(159,901)	80,377	(513,247)
Other assets	(70,841)	4,144	1,935,801
Account payable	119,925	(278,408)	(157,359)
Accrued expenses	19,486	(598,586)	(1,913,078)
Deferred revenues	101,908	(11,934)	(120,659)
Total Adjustments	14,847,968	10,978,523	12,392,036
Net Cash (Used In) Provided By Continuing Operating Activities	(4,357,230)	(54,087)	3,319,775
Net Cash Used In Discontinued Operating Activities	(10,896,524)	(13,359,041)	(12,804,213)
Net Cash Used In Operating Activities	(15,253,754)	(13,413,128)	(9,484,438)

Cash Flows From Investing Activities
Acquisitions of property and equipment	(6,487,040)	(5,086,298)	(5,878,483)
Lease incentive payment from landlord	10,626	380,000	-
Acquisition of a business, net of cash acquired	-	-	(222,942)
Proceeds from sale of property and equipment	-	-	18,365
(Payments) refund of security deposits	(7,950)	(44,618)	359,358
Deferred acquisition payments	(11,517)	(67,246)	(162,987)
Net Cash Used in Continuing Investing Activities	(6,495,881)	(4,818,162)	(5,886,689)
Net Cash Used In Discontinued Investing Activities	(187,524)	(2,218,594)	(1,675,775)
Net Cash Used In Investing Activities	(6,683,405)	(7,036,756)	(7,562,464)

Cash Flows From Financing Activities
Payments on capital leases	(1,016,035)	(796,513)	(784,198)
Proceeds upon exercise of options	-	-	292,389
Issuance of common stock under employee stock purchase plan	42,216	39,908	68,680
Net proceeds from debt financing	-	31,056,260	-
Fair value of options repurchased	-	(3,793)	-
Net proceeds from sale of common stock	-	-	30,499,336
Net Cash (Used In) Provided By Continuing Financing Activities	(973,819)	30,295,862	30,076,207
Net Cash (Used In) Provided By Discontinued Financing Activites	-	-	-
Net Cash (Used In) Provided By Financing Activities	(973,819)	30,295,862	30,076,207

Net (Decrease) Increase In Cash and Cash Equivalents
Continuing Operations	(11,826,930)	25,423,613	27,509,293
Discontinued Operations	(11,084,048)	(15,577,635)	(14,479,988)
Net (Decrease) Increase In Cash and Cash Equivalents	(22,910,978)	9,845,978	13,029,305

Cash and Cash Equivalents – Beginning of year	38,027,509	28,181,531	15,152,226
Cash and Cash Equivalents – Ending of year	$15,116,531	$38,027,509	$28,181,531

Supplemental Disclosures of Cash Flow Information
Cash paid during the periods for:
Interest	$3,163,976	$833,364	$220,634
Taxes	$24,028	$24,609	$21,619
Non-cash investing and financing activities:
Fair value of common stock issued for an acquisition	$-	$-	$951,256
Acquisition of property and equipment:
Under capital leases	$810,026	$339,652	$80,894
Included in accrued expenses	$178,134	$524,280	$867,311

 The accompanying notes are an integral part of these consolidated financial statements.

TOWERSTREAM CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.    Organization and Nature of Business

Towerstream Corporation (referred to as “Towerstream” or the “Company”) was incorporated in Delaware in December 1999. During its first decade of operations, the Company’s business activities were focused on delivering fixed wireless broadband services to commercial customers over a wireless network transmitting over both licensed and unlicensed radio spectrum. The Company’s fixed wireless service supports bandwidth on demand, wireless redundancy, virtual private networks, disaster recovery, bundled data and video services. The Company provides services to business customers in New York City, Boston, Chicago, Los Angeles, San Francisco, Seattle, Miami, Dallas-Fort Worth, Houston, Philadelphia, Las Vegas-Reno and Providence-Newport. The Company’s “Fixed Wireless business” has historically grown both organically and through the acquisition of five other fixed wireless broadband providers in various markets.

In January 2013, the Company incorporated a wholly-owned subsidiary, Hetnets Tower Corporation (“Hetnets”), to operate a new business designed to leverage its fixed wireless network in urban markets to provide other wireless technology solutions and services. Hetnets built a carrier-class network which offered a shared wireless infrastructure platform, primarily for (i) co-location of customer owned antenna and related equipment and (ii) Wi-Fi access and offloading. The Company referred to this as its “Shared Wireless Infrastructure” or “Shared Wireless” business. During the fourth quarter of 2015, the Company determined to exit this business and curtailed activities in its smaller markets. The remaining network, located in New York City (or “NYC”), was the largest and had a lease access contract with a major cable company. As a result, the Company explored opportunities during the fourth quarter of 2015 and continuing into the first quarter of 2016 to sell the New York City network. As further described in Note 18, on March 9, 2016, the Company completed a sale and transfer of certain assets to the major cable company (the “Buyer”). The Asset Purchase Agreement provided that the Buyer would assume certain rooftop leases in NYC and acquire ownership of the Wi-Fi access points and related equipment associated with operating the network. The Company retained ownership of all backhaul and related equipment and the parties entered into a backhaul services agreement under which the Company will provide bandwidth to the Buyer at the locations governed by the leases. The agreement is for a three year period with two, one year renewals and is cancellable by the Buyer on sixty days’ notice. The operating results and cash flows for Hetnets have been presented as discontinued operating results in these consolidated financial statements. Assets associated with the New York City network have been presented as Assets Held for Sale.

Note 2. Liquidity and Management Plans

At December 31, 2015, the Company had cash and cash equivalents of approximately $15.1 million and working capital of approximately $13.5 million. Based on (i) current projections for revenues for its continuing operations, (ii) operating costs to support its continuing operations including the effect of cost reduction measures that are being implemented, and (iii) capital expenditures to support the network infrastructure, the Company believes that its current cash balances are sufficient to maintain operations and fulfill working capital requirements for the next twelve months from the date of filing this annual report. The Company has historically financed operations through private and public placement of equity securities, as well as debt financings and capital leases. The Company's ability to fund its longer term cash requirements is subject to multiple risks, many of which are beyond its control. Should additional funding be required, the Company may need to raise additional capital through the sale of equity or debt securities. There can be no assurances that the Company would be successful in raising additional capital.

Note 3.    Summary of Significant Accounting Policies

Basis of Presentation. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the amounts of revenues and expenses. Actual results could differ from those estimates. Key estimates include fair value of certain financial instruments, carrying value of intangible assets, reserves for accounts receivable and accruals for liabilities.

Cash and Cash Equivalents. The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Concentration of Credit Risk. Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash and cash equivalents. At times, the Company’s cash and cash equivalents may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance limits. As of December 31, 2015, the Company had cash and cash equivalent balances of approximately $14,596,000 in excess of the federally insured limit of $250,000.

TOWERSTREAM CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Accounts Receivable. Accounts receivable are stated at cost less an allowance for doubtful accounts which reflects the Company’s estimate of balances that will not be collected. The allowance is based on the history of past write-offs, the aging of balances, collections experience and current credit conditions. Additions include provisions for doubtful accounts and deductions include customer write-offs. Changes in the allowance for doubtful accounts were as follows:

	For the Years Ended December 31,
	2015	2014	2013
Beginning	$59,273	$81,009	$190,109
Additions	132,000	322,000	85,000
Deductions	(98,410)	(343,736)	(194,100)
Ending	$92,863	$59,273	$81,009

Property and Equipment. Property and equipment are stated at cost and include equipment, installation costs and materials. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the useful lives or the term of the respective lease. Network, base station, shared wireless infrastructure and customer premise equipment are depreciated over estimated useful lives of 5 years; furniture, fixtures and other from 3 to 5 years and information technology from 3 to 5 years.

Expenditures for maintenance and repairs which do not extend the useful life of the assets are charged to expense as incurred. Gains or losses on disposals of property and equipment are reflected in general and administrative expenses in the Company’s consolidated statements of operations.

FCC Licenses. Federal Communications Commission (“FCC”) licenses are initially recorded at cost and are considered to be intangible assets with an indefinite life because the Company is able to maintain the license indefinitely as long as it complies with certain FCC requirements. The Company intends to and has demonstrated an ability to maintain compliance with such requirements. The Financial Accounting Standards Board’s (“FASB”) guidance on goodwill and other intangible assets states that an asset with an indefinite useful life is not amortized. However, as further described in the next paragraph, these assets are reviewed annually for impairment.

Long-Lived Assets. Long-lived assets with definitive lives consist primarily of property and equipment, and certain intangible assets. Long-lived assets are evaluated periodically for impairment, or whenever events or circumstances indicate their carrying value may not be recoverable. Conditions that would result in an impairment charge include a significant decline in the fair value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. When such events or circumstances arise, an estimate of the future undiscounted cash flows produced by the asset, or the appropriate grouping of assets, is compared to the asset’s carrying value to determine if impairment exists. If the asset is determined to be impaired, the impairment loss is measured based on the excess of its carrying value over its fair value. Assets to be disposed of are reported at the lower of their carrying value or net realizable value.

The FASB’s guidance on asset retirement obligations addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated costs. This guidance requires the recognition of an asset retirement obligation and an associated asset retirement cost when there is a legal obligation associated with the retirement of tangible long-lived assets. The Company’s network equipment is installed on both buildings in which the Company has a lease agreement (“Company Locations”) and at customer locations. In both instances, the installation and removal of the Company’s equipment is not complicated and does not require structural changes to the building where the equipment is installed. Costs associated with the removal of the Company’s equipment at company or customer locations are not material, and accordingly, the Company has determined that it does not presently have asset retirement obligations under the FASB’s accounting guidance.

Business Acquisitions. Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the fair value of the consideration transferred on the acquisition date. When the Company acquires a business, it assesses the acquired assets and liabilities assumed for the appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions at the acquisition date. The excess of the total consideration transferred over the net identifiable assets acquired and liabilities assumed is recognized as goodwill. If this consideration is lower than the fair value of the identifiable net assets acquired, the difference is recognized as a gain on business acquisition. Acquisition costs are expensed and included in general and administrative expenses in the Company’s consolidated statements of operations.

The highest level of judgment and estimation involved in accounting for business acquisitions relates to determining the fair value of the customer relationships and network assets acquired. In each of the five acquisitions completed over the past four years, the highest asset value has been allocated to the customer relationships acquired. Determining the fair value of customer relationships involves judgments and estimates regarding how long the customers will continue to contract services with the Company. During the course of completing five acquisitions, the Company has developed a database of historical experience from prior acquisitions to assist in preparing future estimates of cash flows. Similarly, the Company has used its historical experience in building networks to prepare estimates regarding the fair value of the network assets that it acquires.

TOWERSTREAM CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Goodwill. Goodwill represents the excess of the purchase price over the estimated fair value of identifiable net assets acquired in an acquisition. Goodwill is not amortized but rather is reviewed annually for impairment, or whenever events or circumstances indicate that the carrying value may not be recoverable. The Company initially performs a qualitative assessment of goodwill which considers macro-economic conditions, industry and market trends, and the current and projected financial performance of the reporting unit. No further analysis is required if it is determined that there is a less than 50 percent likelihood that the carrying value is greater than the fair value. The Company completed a qualitative and quantitative assessment and determined that there was no impairment of goodwill as of December 31, 2015 and 2014, respectively.

Fair Value of Financial Instruments. The Company has categorized its financial assets and liabilities measured at fair value into a three-level hierarchy in accordance with the FASB’s guidance. Fair value is defined as an exit price, the amount that would be received upon the sale of an asset or paid upon the transfer of a liability in an orderly transaction between market participants at the measurement date. The degree of judgment utilized in measuring the fair value of assets and liabilities generally correlates to the level of pricing observability. Financial assets and liabilities with readily available, actively quoted prices or for which fair value can be measured from actively quoted prices in active markets generally have more pricing observability and require less judgment in measuring fair value. Conversely, financial assets and liabilities that are rarely traded or not quoted have less price observability and are generally measured at fair value using valuation models that require more judgment. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency of the asset, liability or market and the nature of the asset or liability.

Income Taxes. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period enacted. A valuation allowance is provided when it is more likely than not that a portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and the reversal of deferred tax liabilities during the period in which related temporary differences become deductible. The benefit of tax positions taken or expected to be taken in the Company’s income tax returns are recognized in the consolidated financial statements if such positions are more likely than not to be sustained upon examination.

Revenue Recognition. The Company normally enters into contractual agreements with its customers for periods ranging between one to three years. The Company recognizes the total revenue provided under a contract ratably over the contract period, including any periods under which the Company has agreed to provide services at no cost. The Company applies the revenue recognition principles set forth under the United States Securities and Exchange Commission Staff Accounting Bulletin 104, (“SAB 104”) which provides for revenue to be recognized when (i) persuasive evidence of an arrangement exists, (ii) delivery or installation has been completed, (iii) the customer accepts and verifies receipt, and (iv) collectability is reasonably assured.

Deferred Revenues. Customers are billed monthly in advance. Deferred revenues are recognized for that portion of monthly charges not yet earned as of the end of the reporting period. Deferred revenues are also recognized for certain customers who pay for their services in advance.

Advertising Costs. The Company charges advertising costs to expense as incurred. Advertising costs for the years ended December 31, 2015, 2014 and 2013 were approximately $1,058,000, $1,133,000 and $1,100,000, respectively, and are included in sales and marketing expenses in the Company’s consolidated statements of operations.

Stock-Based Compensation. The Company accounts for stock-based awards issued to employees in accordance with FASB guidance. Such awards primarily consist of options to purchase shares of common stock. The fair value of stock-based awards is determined on the grant date using a valuation model. The fair value is recognized as compensation expense, net of estimated forfeitures, on a straight line basis over the service period which is normally the vesting period.

Basic and Diluted Net Loss Per Share. Basic and diluted net loss per share has been calculated by dividing net loss by the weighted average number of common shares outstanding during the period. All potentially dilutive common shares have been excluded since their inclusion would be anti-dilutive.

The following common stock equivalents were excluded from the computation of diluted net loss per common share because they were anti-dilutive. The exercise of these common stock equivalents would dilute earnings per shares if the Company becomes profitable in the future.

	Years Ended December 31,
	2015	2014	2013
Stock options	217,002	199,885	202,751
Warrants	142,500	142,500	22,500
Total	359,502	342,385	225,251

TOWERSTREAM CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Reclassifications. Certain accounts in the prior years’ consolidated financial statements have been reclassified for comparative purposes to conform to the presentation in the current year’s consolidated financial statements. These reclassifications have no effect on the previously reported net loss.

Segments. The Company determined that the Shared Wireless Infrastructure and Fixed Wireless businesses represented separate business segments. In addition, the Company established a Corporate Group so that centralized operating and administrative activities which supported both businesses could be reported separately. During the fourth quarter of 2015, the Company determined to exit the Shared Wireless Infrastructure business. As a result, its operating results for all periods presented are being reported as discontinued operations in these financial statements. The operating results of the Fixed Wireless business are being reported as continuing operations. Costs associated with the Corporate Group are included in continuing operations.

Recent Accounting Pronouncements. In April 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-08 (“ASU 2014-08”), “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.” Under the new guidance, only disposals representing a strategic shift in operations should be presented as discontinued operations. Those strategic shifts should have a major effect on the organization’s operations and financial results. The new standard was effective for the Company on January 1, 2015. During the fourth quarter of 2015, the Company determined to exit the shared wireless infrastructure business.  The Company concluded that this represented a strategic shift in operations, and accordingly, has presented the operating results and cash flows for this business as a discontinued operation in these consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09 (“ASU 2014-09”), “Revenue from Contracts with Customers,” which requires an entity to recognize revenue representing the transfer of promised goods or services to customers in an amount that reflects the consideration which the company expects to receive in exchange for those goods or services. ASU 2014-09 is intended to establish principles for reporting useful information to users of financial statements about the nature, amount, timing and uncertainty of revenues and cash flows arising from the entity’s contracts with customers. ASU 2014-09 will replace most existing revenue recognition guidance in Generally Accepted Accounting Principles (“GAAP”) when it becomes effective. The new standard is effective for the Company on January 1, 2018. Early application is only permitted as of January 1, 2017. The Company is currently evaluating the effect that ASU 2014-09 will have on its consolidated financial statements and related disclosures.

In June 2014, the FASB issued ASU No. 2014-12 (“ASU 2014-12”), “Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period,” which requires a performance target that affects vesting, and that could be achieved after the requisite service period, be treated as a performance condition. ASU 2014-12 states that the performance target should not be reflected in estimating the grant date fair value of the award. ASU 2014-12 clarifies that compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the periods for which the requisite service has already been rendered. The new standard is effective for the Company on January 1, 2016. The Company does not expect adoption of ASU 2014-12 to have a significant impact on its consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014–15 (“ASU 2014-15”), “Presentation of Financial Statements – Going Concern.”  ASU 2014-15 provides GAAP guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and about related footnote disclosures. For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a company’s ability to continue as a going concern within one year from the date the financial statements are issued. The new standard is effective for the Company on January 1, 2017. The Company does not expect the adoption of ASU 2014–15 to have a significant impact on its consolidated financial statements.

In April 2015, the FASB issued ASU No. 2015-03 (“ASU 2015-03”), “Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs.” ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the related debt liability, consistent with debt discounts, instead of being presented as an asset. ASU 2015-03 is effective for the Company on January 1, 2016. Once adopted, entities are required to apply the new guidance retrospectively to all prior periods presented. The retrospective application represents a change in accounting principle. Early adoption is permitted for financial statements that have not been previously issued. The Company is currently evaluating the effect that ASU 2015-03 will have on its consolidated financial statements and related disclosures.

In May 2015, the FASB issued ASU No. 2015-07 (“2015-07”), “Fair Value Measurement.” ASU 2015-07 removes the requirement to categorize within the fair value hierarchy all investments for which fair value is measured using the net asset value per share practical expedient. The amendments also remove the requirement to make certain disclosures for all investments that are eligible to be measured at fair value using the net asset value per share practical expedient. ASU 2015-07 is effective for the Company on January 1, 2016. Early adoption is permitted. The Company does not expect the adoption of ASU 2015–07 to have a significant impact on its consolidated financial statements.

In September 2015, the FASB issued ASU No. 2015-16 (“ASU 2015-16”), “Business Combinations (Topic 805), Simplifying the Accounting for Measurement-Period Adjustments”. The update requires that the acquirer in a business combination recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined (not retrospectively as with prior guidance). Additionally, the acquirer must record in the same period’s financial statements the effect on earnings of changes in depreciation, amortization or other income effects as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the time of acquisition. The acquiring entity is required to disclose, on the face of the financial statements or in the footnotes to the financial statements, the portion of the amount recorded in current period earnings, by financial statement line item, that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. ASU 2015-16 is effective for the Company on January 1, 2016. The adoption of this standard is not expected to have a material impact on its consolidated financial statements.

TOWERSTREAM CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

In September 2015, the FASB issued ASU No. 2015-16 (“ASU 2015-16”), “Business Combinations (Topic 805), Simplifying the Accounting for Measurement-Period Adjustments”. The update requires that the acquirer in a business combination recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined (not retrospectively as with prior guidance). Additionally, the acquirer must record in the same period’s financial statements the effect on earnings of changes in depreciation, amortization or other income effects as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the time of acquisition. The acquiring entity is required to disclose, on the face of the financial statements or in the footnotes to the financial statements, the portion of the amount recorded in current period earnings, by financial statement line item, that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. ASU 2015-16 is effective for the Company on January 1, 2016. The adoption of this standard is not expected to have a material impact on its consolidated financial statements.

In November 2015, the FASB has issued an update to ASU No. 2015-17 (“ASU 2015-17”) “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes.” The update requires a company to classify all deferred tax assets and liabilities as noncurrent. The update of ASU 2015-17 is effective for the Company on January 1, 2018. The Company does not expect the adoption of the update of ASU 2015–17 to have a significant impact on its consolidated financial statements.

In January 2016, the FASB issued ASU No. 2016-01 (“ASU 2016-01”), “Financial Instruments – Overall (Subtopic 825-10)”. ASU 2016-01 updates certain aspects of recognition, measurement, presentation and disclosure of financial instruments. The new guidance is effective for us on January 1, 2018. The Company does not expect the adoption of ASU 2016–01 to have a significant impact on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02 (“ASU 2016-02), “Leases (Topic 842).” ASU 2016-02 requires a lessee to recognize a lease liability for the obligation to make lease payments and a right-to-use asset for the right to use the underlying asset for the lease term. ASU 2016-02 is effective for the Company on January 1, 2019. Early adoption is permitted. The Company is currently evaluating the effect that ASU 2016-02 will have on its consolidated financial statements.

Note 4. Business Acquisitions

Delos Internet

In February 2013, the Company completed the acquisition of Delos Internet (“Delos”). The Company obtained full control of Delos and determined that the acquisition was a business combination to be accounted for under the acquisition method. The following table summarizes the consideration transferred and the amounts of identified assets acquired and liabilities assumed at the acquisition date. The number of shares issued was determined based on the closing price of the Company’s common stock on the February 28, 2013 closing date which was $49.40.

	Original	Adjustments	Final
Fair value of consideration transferred:
Cash	$225,000	$-	$225,000
Common stock	1,071,172	(119,916)	951,256
Other liabilities assumed	-	36,733	36,733
Capital lease obligations assumed	128,929	-	128,929
Total consideration transferred	1,425,101	(83,183)	1,341,918

Fair value of identifiable assets acquired and liabilities assumed:
Cash	2,058	-	2,058
Accounts receivable	80,524	1,286	79,238
Property and equipment	826,524	18,824	807,700
Security deposits	1,993	-	1,993
Accounts payable	(26,970)	2,566	(29,536)
Deferred revenue	(62,110)	(2,135)	(59,975)
Other liabilities	(89,930)	-	(89,930)
Total identifiable net tangible assets	732,089	20,541	711,548
Customer relationships	1,634,469	-	1,634,469
Total identifiable net assets	2,366,558	20,541	2,346,017
Gain on business acquisition	$941,457	$62,642	$1,004,099

The Company recognized a gain on business acquisition of $1,004,099 which is included in other income (expense) in the Company’s consolidated statements of operations for the year ended December 31, 2013. The challenging economic environment during 2012 made it difficult for smaller companies like Delos to raise sufficient capital to sustain their growth. As a result, the Company was able to acquire the customer relationships and wireless network of Delos at a discounted price.

In May 2013, the Company finalized the purchase price of Delos which resulted in a reduction of approximately $21,000 of identifiable net assets and an increase in the gain on business acquisition of approximately $63,000. The purchase price adjustment resulted in a decrease in the number of shares of common stock issued to Delos of 2,427 from 21,684 to 19,256 shares.

The results of operations of Delos have been included in the Company’s consolidated statements of operations since the completion of the acquisition in February 2013. Revenues generated from customers acquired from Delos totaled approximately $517,000 for the year ended December 31, 2013.

During the year ended December 31, 2013, the Company incurred approximately $99,000 of third-party costs in connection with the Delos acquisition. These expenses are included in the general and administrative expenses in the Company’s consolidated statements of operations.

TOWERSTREAM CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Pro Forma Information

The following table reflects the unaudited pro forma results from continuing operations had the Delos acquisition taken place at the beginning of the 2013 period:

Year Ended December 31,
2013
Revenues	$32,005,154
Amortization expense	3,159,196
Total operating expenses	41,844,651
Net loss	(9,131,670)
Basic net loss per share	$(2.80)

The pro forma information presented above does not purport to present what actual results would have been had the Delos acquisition actually occurred at the beginning of 2013 nor does the information project results for any future period.

Note 5.    Discontinued Operations and Assets Held for Sale

In January 2013, the Company incorporated a wholly-owned subsidiary, Hetnets Tower Corporation (“Hetnets”), to operate a new business designed to leverage its fixed wireless network in urban markets to provide other wireless technology solutions and services. Hetnets built a carrier-class network which offered a shared wireless infrastructure platform, primarily for (i) co-location of customer owned antenna and related equipment and (ii) Wi-Fi access and offloading. The Company referred to this as its “Shared Wireless Infrastructure” or “Shared Wireless” business. During the fourth quarter of 2015, the Company determined to exit this business and curtailed activities in its smaller markets, and recognized charges of $3,284,466 representing the estimated cost to settle lease obligations, $1,618,540 to write-off network assets which could not be redeployed into the fixed wireless network, $45,114 related to security deposits which are not expected to be recovered, and $410,991 related to the accelerated expensing of deferred acquisition costs. The remaining network, located in New York City (or “NYC”), was the largest and had a lease access contract with a major cable company. As a result, the Company explored opportunities during the fourth quarter of 2015 and continuing into the first quarter of 2016 to sell the New York City network. As further described in Note 18, on March 9, 2016, the Company completed a sale and transfer of certain assets to the major cable company (the “Buyer”). The Asset Purchase Agreement provided that the Buyer would assume certain rooftop leases in NYC and acquire ownership of the Wi-Fi access points and related equipment associated with operating the network. The Company retained ownership of all backhaul and related equipment and the parties entered into a backhaul services agreement under which the Company will provide internet bandwidth to the Buyer at the locations governed by the leases. The agreement is for a three year period with two, one year renewals and is cancellable by the Buyer on sixty days’ notice. The operating results and cash flows for Hetnets have been presented as discontinued operating results in these consolidated financial statements. Assets associated with the New York City network have been presented as Assets Held for Sale.

Discontinued Operations

A more detailed presentation of loss from discontinued operations is set forth below. There has been no allocation of consolidated interest expense to discontinued operations. General and administrative expenses for 2015 includes $1,618,540 to write-off network assets which could not be deployed.

	Year Ended December 31,
	2015	2014	2013
Revenues	$3,370,181	$3,099,972	$1,540,700
Operating expenses:
Cost of revenues	17,751,033	14,220,122	11,980,097
Depreciation and amortization	4,032,219	3,957,784	3,508,647
Customer support services	710,368	683,208	784,780
Sales and marketing	145,954	229,013	301,578
General and administrative	2,008,211	568,985	668,626
Total operating expenses	24,647,785	19,659,112	17,243,728
Loss from discontinued operations	$(21,277,604)	$(16,559,140)	$(15,703,028)

TOWERSTREAM CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

The components of the balance sheet accounts presented as discontinued operations were as follows:

	As of December 31,
	2015	2014
Assets:
Accounts receivable, net	$715,993	$723,569
Prepaid expenses and other current assets	278,891	612,570
Deferred acquisitions costs	253,685	-
Total Current Assets	$1,248,569	$1,336,139

Long-Term Assets:
Property and equipment	-	3,233,486
Deferred acquisitions costs	-	879,518
Security deposits	-	58,414
Total Long Term Assets	$-	$4,171,418

Liabilities:
Accounts payable	$556,800	$114,042
Accrued expenses	66,101	82,819
Accrued expenses - network	3,284,467	-
Total Current Liabilities	$3,907,368	$196,861

Assets Held for Sale

The components of the balance sheet accounts presented as Assets Held for Sale were as follows:

	As of December 31,
	2015	2014
Security deposits	$356,108	$350,418
Wi-Fi and back-end equipment, net	4,958,999	7,524,823
Current assets held for sale	$5,315,107	$7,875,241

Note 6.    Property and Equipment

Property and equipment is comprised of:

	As of December 31,
	2015	2014
Network and base station equipment	$38,351,119	$35,836,469
Customer premise equipment	30,910,874	26,511,691
Information technology	4,810,865	4,628,555
Furniture, fixtures and other	1,713,722	1,669,340
Leasehold improvements	1,623,559	1,599,393
	77,410,139	70,245,448
Less: accumulated depreciation	56,174,755	47,098,471
Property and equipment, net	$21,235,384	$23,146,977

Property acquired through capital leases included within the Company’s property and equipment consists of the following:

	As of December 31,
	2015	2014
Network and base station equipment	$2,620,898	$2,234,180
Customer premise equipment	669,792	246,484
Information technology	1,860,028	1,860,028
	5,150,718	4,340,692
Less: accumulated depreciation	3,114,968	2,135,534
Property acquired through capital leases, net	$2,035,750	$2,205,158

TOWERSTREAM CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Note 7. Intangible Assets

Intangible assets consist of the following:

	As of December 31,
	2015	2014
Goodwill	$1,674,281	$1,674,281

Customer relationships	$11,856,126	$11,856,127
Less: accumulated amortization of customer relationships	11,333,096	10,940,824
Customer relationships, net	523,030	915,303

FCC licenses	1,284,555	1,284,555
Impairment charge	(534,555)	-
FCC licenses, net	750,000	1,284,555

Intangible assets, net	$1,273,030	$2,199,858

Amortization expense for the years ended December 31, 2015, 2014 and 2013 was $392,272, $888,969 and $3,093,817, respectively. The customer contracts acquired in May 2011 for the One Velocity, Inc. acquisition were amortized over a 30 month period ending November 2013. The customer contracts acquired in the Color Broadband Communications acquisition were amortized over a 28 month period ending April 2014. The customer contracts acquired in the Delos acquisition are being amortized over a 50 month period ending April 2017. As of December 31, 2015, the remaining amortization period for the Delos acquisition was 16 months. Balances related to the Company’s other acquisitions have been fully amortized. Future amortization expense is as follows:

Years Ending December 31,
2016	392,272
2017	130,758
$523,030

FCC licenses have an indefinite life but are subject to periodic renewal. The Company recognized an impairment charge of $534,555 in 2015 related to a spectrum license. The Company determined that changes being considered by the FCC would make commercial use of the spectrum uncertain and costly, and that the coverage area of the spectrum was not consistent with its focus on dense urban markets. The expense is included in general and administrative expenses in the statement of operations. Based on prices paid at recent spectrum auctions, the Company believes that the remaining spectrum has a fair value higher than the cost basis at which it is reported in these financial statements.

Note 8. Accrued Expenses

Accrued expenses consist of the following:	As of December 31,
	2015	2014
Payroll and related	$551,448	$661,496
Professional services	427,932	256,534
Other	339,680	280,413
Property and equipment	176,614	506,883
Network	133,544	187,440
Marketing	-	63,112
Total	$1,629,218	$1,955,878

Network represents costs incurred to provide services to the Company’s customers including tower rentals, bandwidth, troubleshooting and gear removal.

Note 9.    Other Liabilities

Other liabilities consist of the following:	As of December 31,
	2015	2014
Current
Deferred rent	$63,012	$46,058
Deferred acquisition payments	-	11,184
Total	$63,012	$57,242

Long-Term
Deferred rent	$1,227,414	$1,373,163
Deferred acquisition payments	-	341
Deferred taxes	363,774	401,337
Total	$1,591,188	$1,774,841

Deferred acquisition payments related to Delos totaled $11,525 at December 31, 2014 and bore interest at a rate of 7%.

TOWERSTREAM CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Note 10.    Long-Term Debt

In October 2014, the Company entered into a loan agreement (the "Loan Agreement") with Melody Business Finance, LLC (the "Lender") which provided the Company with a five-year $35 million term loan (the "Financing" or "Note").  The Note was issued at a 3% discount totaling $1,050,000 which is being amortized over the term of the Note. The Company recognized interest expense of $340,899 and $95,365 in connection with the amortization of this discount for the years ended December 31, 2015 and 2014, respectively. The unamortized balance totaled $613,736 and $954,635 at December 31, 2015 and 2014 respectively.

The loan bears interest payable in cash at a rate equal to the greater of (i) the sum of the one month Libor rate on each payment date plus 7% or (ii) 8% per annum, and additional paid in kind (“PIK”), or deferred, interest that accrues at 4% per annum. The Company paid $2,906,695 of interest and accrued $1,453,347 of PIK interest for the year ended December 31, 2015. The Company paid $591,111 of interest and accrued $295,556 of PIK interest for the year ended December 31, 2014. PIK interest is included in Interest expense, net in the accompanying consolidated statements of operations.

In October 2019, the Company must repay the principal amount outstanding plus all accrued interest. The Company has the option of prepaying the loan (i) on or before October 16, 2016 (the “Second Anniversary”), but only in full, and (ii) at any time after the Second Anniversary, in the minimum principal amount of $5,000,000 or in full if the balance outstanding is less. All optional prepayments are subject to certain premiums.  Mandatory prepayments are required upon the occurrence of certain events, including but not limited to the (i) sale, lease, conveyance or transfer of certain assets, (ii) issuance or incurrence of indebtedness other than certain permitted debt, (iii) issuance of capital stock redeemable for cash or convertible into debt securities and (iv) any change of control.  As further set forth in a security agreement (the “Security Agreement”), repayment of the loan is secured by a first priority lien and security interest in all of the assets of the Company and its subsidiaries, excluding capital stock of the Company, and certain capital leases, contracts and assets secured by purchase money security interests.

The Loan Agreement also contains representations and warranties by the Company and the Lender, certain indemnification provisions in favor of the Lender and customary covenants (including limitations on other debt, liens, acquisitions, investments and dividends), and events of default (including payment defaults, breaches of covenants, a material impairment in the Lender’s security interest or in the collateral, and events relating to bankruptcy or insolvency). Upon the occurrence of an event of default, an additional 5% interest rate will be applied to the outstanding loan balances, and the Lender may terminate its lending commitment, declare all outstanding obligations immediately due and payable, and take such other actions as set forth in the Loan Agreement. As of December 31, 2015, the Company was in compliance with all of the debt covenants.

In connection with the Loan Agreement and pursuant to a Warrant and Registration Rights Agreement, the Company issued warrants (the “Warrants”) to purchase 180,000 shares of common stock of which two-thirds have an exercise price of $25.20 and one-third have an exercise price of $0.20, subject to customary adjustments under certain circumstances. The Warrants have a term of seven and a half years. The fair value of the warrants granted to the Lender of $2,463,231 was calculated using the Black-Scholes option pricing model and recorded as a debt discount. The debt discount is being amortized over the term of the Note using the effective interest rate. The Company recognized interest expense of $799,727 and $223,719 in connection with the amortization of this discount for the years ended December 31, 2015 and 2014, respectively. The unamortized balance totaled $1,439,785 and $2,239,512 at December 31, 2015 and 2014, respectively.

The warrant holders have piggyback registration rights requiring the inclusion of the shares of common stock issuable upon exercise of the Warrants (the “Warrant Shares”) in any registration statement filed by the Company. In addition, the Company has agreed to file a registration statement to register for resale all of the Warrant Shares and cause the registration statement to become effective by December 31, 2016 (the “Required Registration Statement”). If the Required Registration Statement is not declared effective by the required date, then the Company shall pay the holders liquidated damages in the aggregate amount of $5,000 per month, up to $50,000 in total, until both the Required Registration Statement has become effective and the Warrant Shares are listed.

The Company incurred costs, primarily professional services, of approximately $2,900,000 related to the Loan Agreement. These costs were recorded as other assets in the Company’s consolidated balance sheet and are being amortized over the term of the Loan Agreement using the effective interest rate. Amortization expense totaled $939,498 and $262,820 for the years ended December 31, 2015 and 2014, respectively. The unamortized balance totaled $1,691,421 and $2,630,919 at December 31, 2015 and 2014, respectively.

TOWERSTREAM CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Note 11.    Capital Stock

The Company is authorized to issue 200,000,000 shares of common stock at a par value of $0.001. The holders of common stock are entitled to one vote per share. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. Upon liquidation, dissolution or winding-up, the holders of the Company’s common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of the Company’s common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of the Company’s common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the board of directors and issued in the future. At the Company’s annual meeting in August 2015, the shareholders approved an increase in the number of authorized shares of common stock from 95,000,000 to 200,000,000.

In November 2010, the Company adopted a shareholder rights plan (the “Rights Plan”). Under the Rights Plan, the Company issued one preferred share purchase right for each share of the Company's common stock held by shareholders of record as of the close of business on November 24, 2010. In general, the rights will become exercisable if a person or group acquires 15% or more of the Company’s common stock or announces a tender offer or exchange offer for 15% or more of the Company’s common stock. Each holder of a right will be allowed to purchase one one-hundredth of a share of a newly created series of the Company’s preferred shares at an exercise price of $18.00. The rights will expire on November 8, 2020. The Company may redeem the rights for $0.001 each at any time until the tenth business day following public announcement that a person or group has acquired 15% or more of its outstanding common stock.

Stock options were exercised by current or former employees as follows:

	For the Years Ended December 31,
	2015	2014	2013
Cash basis:
Total options exercised	-	-	14,234
Total proceeds received	$-	$-	$292,389

Cashless basis:
Total options exercised	21,327	17,045	6,774
Net issuance of common stock	4,830	9,614	1,889

Under a cashless exercise, the holder uses a portion of the shares that would otherwise be issuable upon exercise, rather than cash, as consideration for the exercise. The amount of net shares issuable in connection with a cashless exercise will vary based on the exercise price of the option or warrant compared to the current market price of the Company’s common stock on the date of exercise.

In February and March 2013, the Company completed an underwritten offering at $60.00 per share which resulted in gross proceeds of $33,000,000 and the issuance of 550,000 shares. The Company incurred costs of approximately $2,501,000 related to the offering.

In February 2013, the Company issued 21,684 shares of common stock to Delos as part of the consideration paid for the acquisition. The fair value of the common stock issued was $1,071,172. In May 2013, the Company reduced the number of shares of common stock issued to Delos by 2,427 as a result of an adjustment to the purchase price. The reduction of common stock had a fair value of $119,916.

Note 12. Stock Option Plans and Warrants

Stock Options Plans

The 2007 Equity Compensation Plan (the “2007 Plan”) became effective in January 2007 and provides for the issuance of options, restricted stock and other stock-based instruments to officers and employees, consultants and directors of the Company. The total number of shares of common stock issuable under the 2007 Plan is 120,196. A total of 106,842 stock options or common stock have been issued under the 2007 Plan as of December 31, 2015.

The 2007 Incentive Stock Plan became effective in May 2007 and provides for the issuance of up to 125,000 shares of common stock in the form of options or restricted stock (the “2007 Incentive Stock Plan”). Shareholders approved an increase in the number of authorized shares of common stock issuable under the 2007 Incentive Stock Plan from 125,000 to 250,000 in November 2012. A total of 147,471 stock options, common stock or restricted stock have been issued under the 2007 Incentive Stock Plan as of December 31, 2015.

TOWERSTREAM CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Options granted under both the 2007 Plan and the 2007 Incentive Plan have terms up to ten years and are exercisable at a price per share not less than the fair value of the underlying common stock on the date of grant. The total number of shares of common stock that remain available for issuance as of December 31, 2015 under the 2007 Plan and the 2007 Incentive Stock Plan combined is 115,883 shares.

The 2008 Non-Employee Directors Compensation Plan (the “2008 Directors Plan”) became effective in August 2008 and provides for the issuance of up to 50,000 shares of common stock in the form of options or restricted stock. In November 2013, shareholders approved an increase in the number of shares of common stock issuable under the 2008 Directors Plan to 100,000. A total of 68,625 stock options or common stock have been issued under the 2008 Directors Plan as of December 31, 2015. Options granted under the 2008 Directors Plan have terms of up to ten years and are exercisable at a price per share equal to the fair value of the underlying common stock on the date of grant. The total number of shares of common stock that remain available for issuance as of December 31, 2015 under the 2008 Directors Plan is 31,375 shares.

The Company uses the Black-Scholes model to value options granted to employees, directors and consultants. Compensation expense, including the effect of forfeitures, is recognized over the period of service, generally the vesting period. The Company bases its forfeiture rate on past experience with a higher forfeiture rate applied in the initial years of the vesting period and lower rates applied in the later years of the vesting period. Stock-based compensation for the amortization of stock options granted under the Company’s stock option plans totaled $1,016,705, $953,470, and $1,182,523 for the years ended December 31, 2015, 2014, and 2013, respectively. Stock-based compensation is included in general and administrative expenses in the accompanying consolidated statements of operations.

The unamortized amount of stock options expense was $585,688 as of December 31, 2015 which will be recognized over a weighted-average period of 0.8 year.

The fair values of stock option grants were calculated on the dates of grant using the Black-Scholes option pricing model and the following weighted average assumptions:

	Years Ended December 31,
	2015			2014			2013
Risk-free interest rate	1.5%	-	1.7%	1.1%	-	1.8%	0.8%	-	1.9%
Expected volatility	58%	-	77%	47%	-	60%	65%	-	68%
Expected life (in years)	4.1	-	4.2	4.1	-	5.3	5.0	-	6.5
Expected dividend yield		0%			0%			0%

The risk-free interest rate was based on rates established by the Federal Reserve. The Company’s expected volatility was based upon the historical volatility for its common stock. The expected life of the Company’s options was determined using the simplified method as a result of limited historical data regarding the Company’s activity. Beginning in the fourth quarter of 2014, the Company began utilizing its historical data regarding the Company’s activity as it relates to the expected life of stock options. The dividend yield is based upon the fact that the Company has not historically paid dividends, and does not expect to pay dividends in the foreseeable future. The Company reviews its forfeiture rate annually to update its assumption for recent experience. Forfeiture rates used in 2015 ranged from 3% to 10%.

During the first quarter of 2011, the Company issued 4,500 shares of restricted stock to two executives. The fair value of $354,600 was based on the closing market price of the Company’s common stock on the date of grant. The restricted stock vested over a three year period, of which 3,000 shares were vested and 1,500 shares of restricted stock were forfeited due to the resignation of an executive in November 2012. Stock-based compensation for restricted stock totaled $59,100 for the year ended December 31, 2013 and was also the period in which the restricted stock was fully vested.

TOWERSTREAM CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Option transactions under the stock option plans during the years ended December 31, 2015, 2014 and 2013 were as follows:

	Number of Options	Weighted Average Exercise Price
Outstanding as of January 1, 2013	195,802	57.00
Granted during 2013	47,500	48.00
Exercised	(21,008)	24.60
Forfeited /expired	(19,544)	101.40
Outstanding as of December 31, 2013	202,750	54.00
Granted during 2014	36,854	28.40
Exercised	(17,045)	14.80
Forfeited /expired	(22,674)	35.60
Outstanding as of December 31, 2014	199,885	54.60
Granted during 2015	43,938	29.20
Exercised	(21,327)	31.60
Forfeited /expired	(5,494)	38.80
Outstanding as of December 31, 2015	217,002	52.20

Exercisable as of December 31, 2015	168,637	53.60

Grants under the stock option plans were as follows:

	For the Years Ended December 31,
	2015	2014	2013
Annual grants to outside directors	10,000	10,000	10,000
Executive grants	11,563	8,604	6,250
Employee grants	22,375	15,750	31,250
Non-employee grants	-	2,500	-
Total	43,938	36,854	47,500

All options granted during the reporting period had a ten year term and were issued at an exercise price equal to the fair value on the date of grant. Director grants vest over a one year period from the date of issuance. Executive grants vesting periods range from vesting immediately upon issuance to vesting monthly or quarterly over a one or two year period from the date of issuance. Employee grants range from vesting immediately upon issuance to vesting over a one to three year period from the date of issuance. Non-employee grants vesting periods range from vesting immediately upon issuance to vesting over one year from the date of issuance.

Forfeited or expired options under the stock option plans were as follows:

	For the Years Ended December 31,
	2015	2014	2013
Employee terminations	4,119	9,260	19,544
Expired	1,375	12,702	-
Repurchased	-	713	-
Total	5,494	22,675	19,544

The weighted-average fair values of the options granted during 2015, 2014, and 2013 were $13.60, $13.40, and $28.80, respectively. Outstanding options of 217,002 as of December 31, 2015 had exercise prices that ranged from $9.20 to $105 and had a weighted-average remaining contractual life of 6.8 years. Exercisable options of 168,637 as of December 31, 2015 had exercise prices that ranged from $13.60 to $105 and had a weighted-average remaining contractual life of 6.3 years.

As of December 31, 2015, there was no aggregate intrinsic value associated with the outstanding and exercisable options. The closing price of the Company’s common stock at December 31, 2015, was $7.60 per share. The Company calculates the intrinsic value of stock options and warrants as the difference between the closing price of the Company’s common stock at the end of the reporting period and the exercise price of the stock options and warrants.

Stock Warrants

Warrant transactions during the years ended December 31, 2015, 2014 and 2013 were as follows:

	Number of Warrants	Weighted Average Exercise Price
Outstanding as of December 31, 2013	22,500	$100.00
Granted during 2014	180,000	$16.80
Outstanding as of December 31, 2014 and 2015	202,500	$26.20

In October 2014, the Company issued 180,000 warrants to purchase shares of common stock under the Company’s Financing of which 60,000 warrants had an exercise price of $0.20 per share and 120,000 warrants had an exercise price of $25.20 per share.

As of December 31, 2015, all warrants were exercisable and had a weighted average remaining contractual life of 5.7 years.

The aggregate intrinsic value associated with the warrants outstanding and exercisable as of December 31, 2015 was $444,000. The closing price of the Company’s common stock at December 31, 2015 was $7.60 per share.

TOWERSTREAM CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Note 13. Employee Benefit Programs

The Company has established a 401(k) retirement plan (“401(k) plan”) which covers all eligible employees who have attained the age of twenty-one and have completed 30 days of employment with the Company. The Company can elect to match up to a certain amount of employees’ contributions to the 401(k) plan. No employer contributions were made during the years ended December 31, 2015, 2014 and 2013.

Under the Company’s 2010 Employee Stock Purchase Plan (“ESPP Plan”), participants can purchase shares of the Company’s stock at a 15% discount. A maximum of 10,000 shares of common stock can be issued under the ESPP Plan of which 8,417 shares have been issued to date and 1,583 shares are available for future issuance. During the years ended December 31, 2015, 2014, and 2013, a total of 2,838, 1,248, and 1,563 shares were issued under the ESPP Plan with a fair value of $49,757, $46,928 and $80,718 respectively. The Company recognized $7,541, $7,020, and $12,038 of stock-based compensation related to the 15% discount for the years ended December 31, 2015, 2014, and 2013 respectively.

Note 14. Income Taxes

The provision for income taxes consists of the following:

	Years Ended December 31,
	2015	2014	2013
Current
Federal	$-	$-	$-
State	-	-	-
Total current	-	-	-
Deferred
Federal	(6,521,134)	(3,694,966)	(2,994,771)
State	(1,150,789)	(652,053)	(528,489)
Change in valuation allowance	7,634,360	4,425,551	3,601,792
Total deferred	(37,562)	78,532	78,531
Provision for income taxes	$(37,562)	$78,532	$78,531

The provision for income taxes using the U.S. Federal statutory tax rate as compared to the Company’s effective tax rate is summarized as follows:

	Years Ended December 31,
	2015	2014	2013
U.S. Federal statutory rate	(34.0)%	(34.0)%	(34.0)%
State taxes	(6.0)%	(6.0)%	(6.0)%
Permanent differences	0.1%	0.1%	0.3%
Valuation allowance	39.8%	40.2%	40.0%
Effective tax rate	(0.1)%	0.3%	0.3%

The Company files income tax returns for Towerstream Corporation and its subsidiaries in the U.S. federal and various state principle jurisdictions. As of December 31, 2015, the tax returns for Towerstream Corporation for the years 2012 through 2015 remain open to examination by the Internal Revenue Service and various state authorities.

The Company’s deferred tax assets (liabilities) consisted of the effects of temporary differences attributable to the following:

	Years Ended December 31,
	2015	2014
Deferred tax assets
Net operating loss carryforwards	$56,202,470	$43,362,260
Stock-based compensation	2,426,886	2,094,946
Intangible assets	2,481,960	2,583,348
Debt discount	695,259	252,788
Allowance for doubtful accounts	37,145	23,710
Other	1,388,166	32,716
Total deferred tax assets	63,231,886	48,349,768
Valuation allowance	(61,340,847)	(45,195,445)
Deferred tax assets, net of valuation allowance	1,891,039	3,154,323

Deferred tax liabilities
Depreciation	(1,891,039)	(3,154,323)
Intangible assets	(363,774)	(401,337)
Total deferred tax liabilities	(2,254,813)	(3,555,660)
Net deferred tax liabilities	$(363,774)	$(401,337)

TOWERSTREAM CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Accounting for Uncertainty in Income Taxes

ASC Topic 740 clarifies the accounting and reporting for uncertainties in income tax law. ASC Topic 740 prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. The guidance also provides direction on derecogntion, classification, interest and penalties, accounting in interim periods, disclosure and transition.

As of December 31, 2015 and 2014, the Company has evaluated and concluded that there were no material uncertain tax positions requiring recognition in the Company’s financial statements. The Company’s policy is to classify assessments, if any, for tax related interest as interest expense and penalties as general and administrative expenses. No interest and penalties were recorded during the years ended December 31, 2015, 2014, and 2013. The Company does not expect its unrecognized tax benefit position to change during the next twelve months.

NOL Limitations

The Company’s utilization of net operating loss (“NOL”) carryforwards is subject to an annual limitation due to ownership changes that have occurred previously or that could occur in the future as provided in Section 382 of the Internal Revenue Code, as well as similar state provisions. Section 382 limits the utilization of NOLs when there is a greater than 50% change of ownership as determined under the regulations. Since its formation, the Company has raised capital through the issuance of capital stock and various convertible instruments which, combined with the purchasing shareholders’ subsequent disposition of these shares, has resulted in an ownership change as defined by Section 382, and also could result in an ownership change in the future upon subsequent disposition.

   As of December 31, 2015, 2014 and 2013, the Company had approximately $140,506,000, $108,398,000, and $84,417,000, respectively, of federal and state NOL carryovers. Federal NOLs will begin expiring in 2027. State NOLs began expiring in 2012.

Valuation Allowance

In assessing the realizability of deferred tax assets, the Company has considered whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. In making this determination, under the applicable financial reporting standards, the Company has considered the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies. Since both goodwill and the FCC licenses are considered to be assets with indefinite lives for financial reporting purposes, the related deferred tax liabilities cannot be used as a source of future taxable income for purposes of determining the need for a valuation allowance. Based upon this evaluation, a full valuation allowance has been recorded as of December 31, 2015 and 2014. The change in valuation allowance was $16,145,402 and $11,049,207, respectively, for the years ended December 31, 2015 and 2014 of which $8,511,042 and $6,623,656, respectively, pertains to discontinued operations.

Note 15.    Fair Value Measurement

Valuation Hierarchy

The FASB’s accounting standard for fair value measurements establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument. Level 3 inputs are unobservable inputs based on the Company’s own assumptions used to measure assets and liabilities at fair value. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

TOWERSTREAM CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Cash and cash equivalents are measured at fair value using quoted market prices and are classified within Level 1 of the valuation hierarchy. The carrying amounts of accounts receivable, accounts payable and accrued liabilities approximate their fair value due to their short maturities. The carrying value of the Company’s long-term debt is carried at cost as the related interest rate is at terms that approximate rates currently available to the Company. There were no changes in the valuation techniques during the year ended December 31, 2015.

	Total Carrying Value	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
December 31, 2015	$15,116,531	$15,116,531	$-	$-
December 31, 2014	$38,027,509	$38,027,509	$-	$-

Note 16.    Commitments

Operating Lease Obligations.

The Company has entered into operating leases related to roof rights, cellular towers, office space, and equipment leases under various non-cancelable agreements expiring through April 2025. Certain of these operating leases include extensions, at the Company's option, for additional terms ranging from 1 to 25 years. Amounts associated with the extension periods have not been included in the table below as it is not presently determinable which options, if any, the Company will elect to exercise. As of December 31, 2015, total future operating lease obligations were as follows:

Years Ending December 31,
2016	$19,885,917
2017	15,252,943
2018	8,286,819
2019	3,199,264
2020	741,907
Thereafter	368,486
$47,735,336

Rent expenses were as follows:

	Year Ended December 31 ,
	2015	2014	2013
Points of Presence	$8,180,389	$7,746,573	$7,128,778
Street level rooftops	16,707,445	13,183,209	11,067,316
Corporate offices	382,234	336,437	518,245
Other	414,618	362,281	437,718
	$25,684,686	$21,628,500	$19,152,057

Rent expenses related to Points of Presence, street level rooftops and other were included in cost of revenues in the Company’s consolidated statements of operations. Rent expense related to the Company’s corporate offices was included in general and administrative expenses in the Company’s consolidated statements of operations. The Company accrued $3,284,466 representing the estimated cost to settle lease obligations for street level rooftops in certain markets.

In September 2013, the Company entered into a new lease agreement for its corporate offices and new warehouse space. The lease commenced on January 1, 2014 and expires on December 31, 2019 with an option to renew for an additional five year term through December 31, 2024. The Company spent approximately $600,000 in leasehold improvements in connection with consolidating its corporate based employees from two buildings into one building. The Landlord agreed to contribute $380,000 in funding towards qualified leasehold improvements and made such payment to the Company in February 2014. Total annual rent payments begin at $359,750 for 2014 and escalate by 3% annually reaching $416,970 for 2019.

In December 2014, the Company entered into a new lease agreement in Florida, primarily for a second sales center. The lease commenced in February 2015 for 38 months with an option to renew for an additional 60 month period. Total annual rent payments begin at $53,130 and escalate by 3% annually.

TOWERSTREAM CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Capital Lease Obligations

The Company has entered into capital leases to acquire property and equipment expiring through June 2018. As of December 31, 2015, total future capital lease obligations were as follows:

Years Ending December 31,
2016	1,110,428
2017	837,811
2018	143,796
$2,092,035
Less: Interest expense	166,519
Total capital lease obligations	$1,925,516
Current	$992,690
Long-Term	$932,826

TOWERSTREAM CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Note 17. Quarterly Financial Information (unaudited)

Quarterly financial information for each quarter for the years ended December 31, 2015, 2014 and 2013 is set forth below. Additional information regarding the net loss from discontinued operations for the quarter ended December 31, 2015 is included in Note 5.

	Three Months Ended
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015
Revenues	$7,172,467	$7,030,908	$6,947,467	$6,754,181
Operating Expenses	10,168,913	10,014,564	9,837,277	10,474,243
Operating Loss	(2,996,446)	(2,983,656)	(2,889,810)	(3,720,062)
Other income (expense), net	(1,664,264)	(1,670,428)	(1,665,682)	(1,652,412)
Net Loss from continuing operations	(4,660,710)	(4,654,084)	(4,555,493)	(5,372,473)
Net Loss from discontinued operations	(4,262,356)	(4,196,727)	(3,953,933)	(8,864,588)

Loss per share
Continuing Operations	$(1.37)	$(1.37)	$(1.34)	$(1.58)
Discontinued Operations	$(1.26)	$(1.24)	$(1.16)	$(2.61)

Weighted averagecommon shares outstanding	3,392,839	3,396,219	3,398,313	3,398,876

	Three Months Ended
	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014
Revenues	$7,639,557	$7,526,478	$7,507,640	$7,262,506
Operating Expenses	10,097,304	9,709,394	9,539,442	9,871,273
Operating Loss	(2,457,747)	(2,182,916)	(2,031,802)	(2,608,767)
Other income (expense), net	(63,052)	(59,488)	(43,970)	(1,506,336)
Net Loss from continuing operations	(2,520,799)	(2,242,404)	(2,075,772)	(4,115,103)
Net Loss from discontinued operations	(3,989,008)	(4,152,202)	(4,178,301)	(4,239,629)

Loss per share
Continuing Operations	$(0.76)	$(0.67)	$(0.62)	$(1.22)
Discontinued Operations	$(1.20)	$(1.25)	$(1.25)	$(1.25)

Weighted average common shares outstanding	3,321,953	3,323,934	3,332,190	3,382,103

	Three Months Ended
	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013
Revenues	$8,140,747	$8,015,667	$7,864,728	$7,871,442
Operating Expenses	10,834,621	10,348,511	10,228,784	10,260,756
Operating Loss	(2,693,874)	(2,332,844)	(2,364,056)	(2,389,314)
Other income (expense), net	905,843	3972	(59,613)	(63,844)
Net Loss from continuing operations	(1,788,031)	(2,328,872)	(2,423,668)	(2,453,160)
Net Loss from discontinued operations	(3,838,275)	(3,902,278)	(3,719,725)	(4,242,750)

Net Loss per common share – basic and diluted
Continuing Operations	$(0.58)	$(0.70)	$(0.73)	$(0.74)
Discontinued Operations	$(1.25)	$(1.18)	$(1.12)	$(1.28)

Weighted average number of shares outstanding - basic and diluted	3,073,235	3,318,539	3,320,125	3,320,969

Note 18. Subsequent Events

On March 9, 2016, the Company completed a sale and transfer of certain assets pursuant to an Asset Purchase Agreement (the "Agreement") with a large cable company (the "Buyer"). Under the terms of the Agreement, the Buyer assumed certain rooftop leases and acquired ownership of and the right to operate the WiFi access point and related equipment associated with such leases. The Company retained ownership of all backhaul and related equipment, and the parties entered into a three year agreement under which the Company will provide backhaul services to the Buyer. The previous access agreement between the parties was terminated. The net effect of the Buyer (i) assuming certain rooftop leases, (ii) entering into a backhaul services agreement, and (iii) terminating the access agreement is projected to result in a net reduction in cash requirements of approximately $6 million annually.

Note 19. Reverse Stock Split

On July 7, 2016, the Company effected a 1 for 20 reverse stock split of its shares of common stock. Consequently, all appropriate equity related balances, number of shares, per share figures, and other related amounts appearing in these financial statements have been retrospectively adjusted for that action.

TOWERSTREAM CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2016 (Unaudited)	December 31, 2015
Assets
Current Assets
Cash and cash equivalents	$9,977,495	$15,116,531
Accounts receivable, net	410,560	308,551
Prepaid expenses and other current assets	756,240	474,029
Current assets of discontinued operations	238,050	1,248,569
Current assets held for sale	-	5,315,107
Total Current Assets	11,382,345	22,462,787

Property and equipment, net	18,545,590	21,235,384

Intangible assets, net	4,488,256	1,273,030
Goodwill	1,674,281	1,674,281
Other assets	388,930	384,357
Total Assets	$36,479,402	$47,029,839

Liabilities and Stockholders’ (Deficit) Equity

Current Liabilities
Accounts payable	$334,523	$877,134
Accrued expenses	1,321,816	1,629,218
Deferred revenues	1,144,970	1,486,754
Current maturities of capital lease obligations	980,389	992,690
Current liabilities of discontinued operations	3,007,180	3,907,368
Deferred rent	62,883	63,012
Total Current Liabilities	6,851,761	8,956,176

Long-Term Liabilities
Long-term debt, net of debt discount and deferred financing costs of $2,868,708 and $3,744,941, respectively	34,627,096	33,003,962
Capital lease obligations, net of current maturities	453,194	932,826
Other	1,019,078	1,591,188
Total Long-Term Liabilities	36,099,368	35,527,976
Total Liabilities	42,951,129	44,484,152

Commitments (Note 15)

Stockholders' (Deficit) Equity
Preferred stock, par value $0.001; 5,000,000 shares authorized; none issued	-	-
Common stock, par value $0.001; 200,000,000 shares authorized; 4,102,577 and 3,340,508 shares issued and outstanding, respectively	4,103	3,341
Additional paid-in-capital	161,466,749	158,761,077
Accumulated deficit	(167,942,579)	(156,218,731)
Total Stockholders' (Deficit) Equity	(6,471,727)	2,545,687
Total Liabilities and Stockholders' (Deficit) Equity	$36,479,402	$47,029,839

The accompanying notes are an integral part of these condensed consolidated financial statements.

TOWERSTREAM CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Revenues	$6,872,342	$7,030,907	$13,606,432	$14,203,374

Operating Expenses
Infrastructure and access	2,631,114	2,490,508	5,182,841	5,049,484
Depreciation and amortization	3,044,132	2,393,254	5,571,778	4,741,127
Network operations	1,298,590	1,370,126	2,589,778	2,704,558
Customer support	484,664	653,534	1,027,855	1,326,417
Sales and marketing	883,961	1,545,366	2,378,881	2,876,048
General and administrative	1,604,542	1,561,775	3,584,335	3,485,842
Total Operating Expenses	9,947,003	10,014,563	20,335,468	20,183,476
Operating Loss	(3,074,661)	(2,983,656)	(6,729,036)	(5,980,102)
Other Income/(Expense)
Interest expense, net	(1,588,291)	(1,670,428)	(3,195,411)	(3,334,692)
Loss from continuing operations	(4,662,952)	(4,654,084)	(9,924,447)	(9,314,794)
Loss from discontinued operations
Operating loss	(67,576)	(4,196,727)	(2,977,143)	(8,459,083)
Gain on sale of assets	-	-	1,177,742	-
Total loss from discontinued operations	(67,576)	(4,196,727)	(1,799,401)	(8,459,083)
Net Loss	$(4,730,528)	$(8,850,811)	$(11,723,848)	$(17,773,877)

(Loss) gain per share – basic and diluted
Continuing	$(1.36)	$(1.39)	$(2.93)	$(2.79)
Discontinued
Operating loss	(0.02)	(1.26)	(0.88)	(2.54)
Gain on sale of assets	-	-	0.35	-
Total discontinued	(0.02)	(1.26)	(0.53)	(2.54)
Net loss per common share – Basic and diluted	$(1.38)	$(2.65)	$(3.46)	$(5.33)

Weighted average common shares outstanding – Basic and diluted	3,432,384	3,336,219	3,387,462	3,334,539

The accompanying notes are an integral part of these condensed consolidated financial statements.

TOWERSTREAM CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ (DEFICIT) EQUITY

For the Six Months Ended June 30, 2016

(UNAUDITED)

	Common Stock
	Shares	Amount	Additional Paid-In- Capital	Accumulated Deficit	Total
Balance at January 1, 2016	3,340,508	$3,341	$158,761,077	$(156,218,731)	$2,545,687
Proceeds from issuance of common stock and warrants, net of offering costs of $50,000	750,000	750	2,229,250		2,230,000
Issuance of common stock for consulting services	5,000	5	19,995	-	20,000
Issuance of common stock under employee stock purchase plan	7,069	7	19,568	-	19,575
Stock-based compensation for options	-	-	436,859	-	436,859
Net loss	-	-	-	(11,723,848)	(11,723,848)
Balance at June 30, 2016	4,102,577	$4,103	$161,466,749	$(167,942,579)	$(6,471,727)

The accompanying notes are an integral part of these condensed consolidated financial statements.

TOWERSTREAM CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

For the Six Months Ended June 30, 2016 and 2015

	2016	2015
Cash flows used in operating activities:

Net loss	$(11,723,848)	$(17,773,877)
Loss from discontinued operations	(1,799,401)	(8,459,083)
Loss from continuing operations	(9,924,447)	(9,314,794)
Adjustments to reconcile loss from continuing operations to net cash used in continuing operating activities:
Provision for doubtful accounts	-	100,000
Depreciation for property and equipment	4,949,222	4,544,991
Amortization of intangibles	622,556	196,136
Amortization of debt issuance costs	395,755	493,950
Amortization of debt discount	480,479	599,695
Capitalized interest	746,900	713,402
Stock-based compensation - Options	436,859	422,079
Stock-based compensation - Stock issued for services	20,000	-
Stock-based compensation - Employee stock purchase plan	2,936	3,115
Deferred rent	(129)	127,860
Loss on write off of property and equipment	528,364	-
Changes in operating assets and liabilities:
Accounts receivable	(102,009)	198,977
Prepaid expenses and other current assets	(282,211)	(380,462)
Other assets	(4,573)	249,024
Accounts payable	(542,611)	112,796
Accrued expenses	(274,516)	517,952
Deferred revenues	(341,784)	(116,404)
Other liabilities	(572,110)	124,515
Net cash used in continuing operating activities	(3,861,319)	(1,407,168)
Net cash used in discontinued operating activities	(1,872,023)	(6,015,462)
Net cash used in operating activities	(5,733,342)	(7,422,630)

Cash flows used in investing activities:

Acquisitions of property and equipment	(1,160,400)	(3,827,552)
Payments of security deposits	-	(2,189)
Deferred acquisition payments	-	(5,492)
Net cash used in continuing investing activities	(1,160,400)	(3,835,233)
Net cash used in discontinued investing activities	- .	(174,693)
Net cash used in investing activities	(1,160,400)	(4,009,926)

Cash flows provided by (used in) financing activities:

Payments on capital lease obligations	(491,933)	(496,226)
Net proceeds from the issuance of common stock and warrants	2,230,000	-
Proceeds from the issuance of common stock under employee stock purchase plan	16,639	18,407
Net cash provided by (used in) continuing financing activities	1,754,706	(477,819)
Net cash used in discontinued financing activities	-	- .
Net cash provided by (used in) financing activities	1,754,706	(477,819)

Net decrease in cash and cash equivalents	(5,139,036)	(11,910,375)

Cash and cash equivalents - Beginning of period	15,116,531	38,027,509
Cash and cash equivalents - End of period	$9,977,495	$26,117,134

Supplemental disclosures of cash flow information:

Cash paid for:
Interest	$1,560,999	$1,559,200
Income taxes	$12,780	$21,900
Acquisition of property and equipment:
Under capital leases	$-	$810,026
Included in accrued expenses	$145,248	$317,393
Exchange of intangible assets - discontinued operations (Note 4)	$3,837,783	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

TOWERSTREAM CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and Nature of Business

Towerstream Corporation (referred to as “Towerstream” or the “Company”) was incorporated in Delaware in December 1999. During its first decade of operations, the Company's business activities were focused on delivering fixed wireless broadband services to commercial customers over a wireless network transmitting over both regulated and unregulated radio spectrum. The Company's fixed wireless service supports bandwidth on demand, wireless redundancy, virtual private networks, disaster recovery, bundled data and video services. The Company provides services to business customers in New York City, Boston, Chicago, Los Angeles, San Francisco, Seattle, Miami, Dallas-Fort Worth, Houston, Philadelphia, Las Vegas-Reno and Providence-Newport. The Company's “Fixed Wireless business” has historically grown both organically and through the acquisition of five other fixed wireless broadband providers in various markets.

In January 2013, the Company incorporated a wholly-owned subsidiary, Hetnets Tower Corporation (“Hetnets”), to operate a new business designed to leverage its fixed wireless network in urban markets to provide other wireless technology solutions and services. Hetnets built a carrier-class network which offered a shared wireless infrastructure platform, primarily for (i) co-location of customer owned antenna and related equipment and (ii) Wi-Fi access and offloading. The Company referred to this as its “Shared Wireless Infrastructure” or “Shared Wireless” business. During the fourth quarter of 2015, the Company determined to exit this business and curtailed activities in its smaller markets. The remaining network, located in New York City (or “NYC”), was the largest and had a lease access contract with a major cable company. As a result, the Company explored opportunities during the fourth quarter of 2015 and continuing into the first quarter of 2016 to sell the New York City network. On March 9, 2016, the Company completed a sale and transfer of certain assets pursuant to an Asset Purchase Agreement (the "Agreement") with a large cable company (the "Buyer"). Under the terms of the Agreement, the Buyer assumed certain rooftop leases and acquired ownership of and the right to operate the Wi-Fi access point and related equipment associated with such leases. The Company retained ownership of all backhaul and related equipment, and the parties entered into an agreement under which the Company provides backhaul services to the Buyer. The agreement is for a three-year period with two one-year renewals and is cancellable by the Buyer on sixty-days notice. During the first quarter of 2016, the Company determined that it would not be able to sell the remainder of the New York City network, and accordingly, all remaining assets were redeployed into the fixed wireless network or written off. The operating results and cash flows for Hetnets have been reclassified and presented as discontinued operating results for all periods presented in these condensed consolidated financial statements.

Note 2. Liquidity and Management Plans

The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of June 30, 2016, the Company had cash and cash equivalents of approximately $10.0 million and working capital of approximately $4.5 million. The Company incurred significant operating losses since inception and continues to generate losses from operations and as of June 30, 2016, the Company has an accumulated deficit of $167.9 million. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Historically, the Company has financed its operation through private and public placement of equity securities, as well as debt financing and capital leases. The Company’s ability to fund its longer term cash requirements is subject to multiple risks, many of which are beyond its control. The Company intends to raise additional capital, either through debt or equity financings or through the potential sale of the Company’s assets in order to achieve its business plan objectives. Management believes that it can be successful in obtaining additional capital; however, no assurance can be provided that the Company will be able to do so. There is no assurance that any funds raised will be sufficient to enable the Company to attain profitable operations or continue as a going concern. To the extent that the Company is unsuccessful, the Company may need to curtail or cease its operations and implement a plan to extend payables or reduce overhead until sufficient additional capital is raised to support further operations. There can be no assurance that such a plan will be successful.

Note 3. Summary of Significant Accounting Policies

Basis of Presentation. The condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial statements and Article 10 of Regulation S-X of the United States Securities and Exchange Commission. Accordingly, they do not contain all information and footnotes required by GAAP for annual financial statements. The condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. In the opinion of the Company’s management, the accompanying unaudited condensed consolidated financial statements contain all the adjustments necessary (consisting only of normal recurring accruals) to present the financial position of the Company as of June 30, 2016 and the results of operations and cash flows for the periods presented. The results of operations for the three and six months ended June 30, 2016 are not necessarily indicative of the operating results for the full fiscal year or for any future period.

These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes thereto included in the Company’s Audited Financial Statements for the year ended December 31, 2015, included elsewhere in this Registration Statement. The Company’s accounting policies are described in the Notes included elsewhere in this Registration Statement for the year ended December 31, 2015, and updated, as necessary, in these Interim Financial Statements.

Retroactive Adjustment For Reverse Stock Split - On July 7, 2016, the Company effected a one-for-twenty reverse stock split of its Common Stock. Consequently, all earnings per share and other share related amounts and disclosures have been retroactively adjusted for that action.

Use of Estimates. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the amounts of revenues and expenses. Actual results could differ from those estimates. Key estimates include fair value of certain financial instruments, carrying value of intangible assets, reserves for accounts receivable and accruals for liabilities.

Concentration of Credit Risk. Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash and cash equivalents. At times, our cash and cash equivalents may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance limits. As of June 30, 2016, the Company had cash and cash equivalent balances of approximately $9,700,000 in excess of the federally insured limit of $250,000.

Accounts Receivable. Accounts receivable are stated at cost less an allowance for doubtful accounts which reflects the Company’s estimate of balances that will not be collected. The allowance is based on the history of past write-offs, the aging of balances, collections experience and current credit conditions. Additions include provisions for doubtful accounts and deductions include customer write-offs. Changes in the allowance for doubtful accounts were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Beginning of period	$81,949	$71,343	$92,863	$59,273
Additions	-	70,000	-	100,000
Deductions	(21,771)	(23,595)	(32,685)	(41,525)
End of period	$60,178	$117,748	$60,178	$117,748

Revenue Recognition. The Company normally enters into contractual agreements with its customers for periods ranging between one to three years. The Company recognizes the total revenue provided under a contract ratably over the contract period, including any periods under which the Company has agreed to provide services at no cost. The Company applies the revenue recognition principles set forth under the United States Securities and Exchange Commission Staff Accounting Bulletin 104, (“SAB 104”) which provides for revenue to be recognized when (i) persuasive evidence of an arrangement exists, (ii) delivery or installation has been completed, (iii) the customer accepts and verifies receipt, and (iv) collectability is reasonably assured.

Deferred Revenues. Customers are billed monthly in advance. Deferred revenues are recognized for that portion of monthly charges not yet earned as of the end of the reporting period. Deferred revenues are also recognized for certain customers who pay for their services in advance.

Intrinsic Value of Stock Options and Warrants. The Company calculates the intrinsic value of stock options and warrants as the difference between the closing price of the Company’s common stock at the end of the reporting period and the exercise price of the stock options and warrants.

Reclassifications. Certain accounts in the prior year’s condensed consolidated financial statements have been reclassified for comparative purposes to conform to the presentation in the current year’s condensed consolidated financial statements. These reclassifications have no effect on the previously reported net loss.

Segments. The Company determined that the Shared Wireless Infrastructure and Fixed Wireless businesses represented separate business segments. In addition, the Company established a Corporate Group so that centralized operating and administrative activities which supported both businesses could be reported separately. During the fourth quarter of 2015, the Company determined to exit the Shared Wireless Infrastructure business. As a result, its operating results for all periods presented are being reported as discontinued operations in these financial statements. The operating results of the Fixed Wireless business are being reported as continuing operations.

Recent Accounting Pronouncements. In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which requires an entity to recognize revenue at an amount that reflects the consideration to which the entity expects to be entitled in exchange for transferring goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in GAAP when it becomes effective. The new standard is effective in the annual period ending December 31, 2017, including interim periods within that annual period. Early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. The Company is currently evaluating the impact of its pending adoption of this standard on its condensed consolidated financial statements and related disclosures.

In March 2016, the Financial Accounting Standards B issued ASU No. 2016-09, “Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.” The new standard involves several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities and classification on the statement of cash flows. The new standard will be effective for the Company on January 1, 2017. The Company is currently evaluating the impact of its pending adoption of this standard on its condensed consolidated financial statements and related disclosures

In April 2016, the FASB issued ASU No. 2016-10 (“ASU 2016-10”), “Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing.” ASU 2016-10 will affect all entities that enter into contracts with customers to transfer goods or services (that are an output of the entity’s ordinary activities) in exchange for consideration.  The amendments in this update affect the guidance in ASU 2014-09 which is not yet effective, the amendments in this update clarify the following two aspects of Topic 606: identifying performance obligations and the licensing implementation guidance, while retaining the related principles for those areas. The effective date and transition requirements for the amendments in this update are the same as the effective date and transition requirements for ASU 2014-09. The Company is currently evaluating the effect that ASU 2016-10 will have on the Company’s consolidated financial position and results of operations.

In May 2016, the FASB issued ASU No. 2016-12 (“ASU 2016-12”), “Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients.” ASU 2016-12 will affect all entities that enter into contracts with customers to transfer goods or services (that are an output of the entity’s ordinary activities) in exchange for consideration.  The amendments in this update affect the guidance in ASU 2014-09 which is not yet effective, the amendments in this update affect narrow aspects of Topic 606 including among others: assessing collectability criterion, noncash consideration, and presentation of sales taxes and other similar taxes collected from customers. The effective date and transition requirements for the amendments in this update are the same as the effective date and transition requirements for ASU 2014-09. The Company is currently evaluating the effect that ASU 2016-12 will have on the Company’s consolidated financial position and results of operations.

Subsequent Events. Subsequent events have been evaluated through the date of this filing.

Note 4.    Discontinued Operations

During the fourth quarter of 2015, the Company determined to exit the business conducted by Hetnets and curtailed activities in its smaller markets. The remaining network, located in New York City (or “NYC”), was the largest and had a lease access contract with a major cable company. As a result, the Company explored opportunities during the fourth quarter of 2015 and continuing into the first quarter of 2016 to sell the New York City network. On March 9, 2016, the Company completed a sale and transfer of certain assets pursuant to an Asset Purchase Agreement (the "Agreement") with a large cable company (the "Buyer"). Under the terms of the Agreement, the Buyer assumed certain rooftop leases and acquired ownership of and the right to operate the Wi-Fi access point and related equipment associated with such leases. The Company retained ownership of all backhaul and related equipment, and the parties entered into an agreement under which the Company provides backhaul services to the Buyer. The agreement is for a three-year period with two one-year renewals and is cancellable by the Buyer on sixty days notice. In connection with the Agreement, the Company transferred to the Buyer a net book value of network assets aggregating $2,660,041 in exchange for the backhaul agreement valued at $3,837,783. The backhaul agreement has been recorded as an intangible asset in the accompanying condensed consolidated balance sheet. As a result, during the first quarter of 2016, the Company recognized a gain of $1,177,742 in its discontinued operations.

The Company has determined that it will not be able to sell the remaining network locations in New York City. As a result, the Company recognized charges totaling $1,585,319 in the first quarter of 2016 which included $453,403 representing the estimated cost to settle lease obligations, $528,364 to write off network assets which could not be redeployed into the fixed wireless network, $110,500 related to security deposits which are not expected to be recovered, and $493,052 related to the accelerated expensing of deferred acquisition costs. These costs were partially offset by a $1,244,284 reduction in the accrual for terminated lease obligations that was recorded in the fourth quarter of 2015. This reduction reflects the outcome of settlements negotiated in the first quarter of 2016 with certain landlords. The operating results and cash flows for Hetnets have been reclassified and presented as discontinued operations in these condensed consolidated financial statements for all periods presented.

Discontinued Operations

A more detailed presentation of loss from discontinued operations is set forth below. There has been no allocation of consolidated interest expense to discontinued operations.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues	$-	$826,226	$553,302	$1,613,854
Operating expenses:
Infrastructure and access	-	3,662,021	2,523,222	7,359,177
Depreciation	-	1,015,859	638,681	2,047,369
Network operations	9,364	195,640	192,947	391,034
Customer support services	-	106,134	69,804	188,446
Sales and marketing	-	43,299	246	86,911
General and administrative	58,212	-	105,545	-
Total operating expenses	67,576	5,022,953	3,530,445	10,072,937
Net operating loss	(67,576)	(4,196,727)	(2,977,143)	(8,459,083)
Gain on sale of assets	-	-	1,177,742	-
Net Loss	$(67,576)	$(4,196,727)	$(1,799,401)	$(8,459,083)

The components of the balance sheet accounts presented as discontinued operations were as follows:

	June 30, 2016	December 31, 2015
Assets:
Accounts receivable, net	$6,072	$715,993
Prepaid expenses and other current assets	231,978	278,891
Deferred acquisitions costs	-	253,685
Total Current Assets	$238,050	$1,248,569

Liabilities:
Accounts payable	$628,522	$556,800
Accrued expenses	-	66,101
Accrued expenses - leases	2,378,658	3,284,467
Total Current Liabilities	$3,007,180	$3,907,368

Note 5. Property and Equipment

Property and equipment is comprised of:

	June 30, 2016	December 31, 2015
Network and base station equipment	$41,259,646	$38,351,119
Customer premise equipment	33,291,213	30,910,874
Information technology	4,851,736	4,810,865
Furniture, fixtures and other	1,713,430	1,713,722
Leasehold improvements	1,629,100	1,623,559
	82,745,125	77,410,139
Less: accumulated depreciation	64,199,535	56,174,755
Property and equipment, net	$18,545,590	$21,235,384

Depreciation expense for the three months ended June 30, 2016 and 2015 was $2,626,249 and $2,295,186, respectively. Depreciation expense for the six months ended June 30, 2016 and 2015 was $4,949,222 and $4,544,991, respectively.

Property acquired through capital leases included within the Company’s property and equipment consists of the following:

	June 30, 2016	December 31, 2015
Network and base station equipment	$2,620,898	$2,620,898
Customer premise equipment	669,792	669,792
Information technology	1,860,028	1,860,028
	5,150,718	5,150,718
Less: accumulated depreciation	3,622,432	3,114,968
Property acquired through capital leases, net	$1,528,286	$2,035,750

Note 6. Intangible Assets

Intangible assets consist of the following:

	June 30, 2016	December 31, 2015
Customer relationships	$11,856,126	$11,856,126
Backhaul agreement	3,837,782	-
FCC licenses	750,000	750,000
	16,443,908	12,606,126
Less: accumulated amortization	11,955,652	11,333,096
Intangible assets, net	$4,488,256	$1,273,030

Amortization expense for the three months ended June 30, 2016 and 2015 was $417,883 and $98,068, respectively. Amortization expense for the six months ended June 30, 2016 and 2015 was $622,556 and $196,136, respectively. The fair value of the backhaul agreement acquired in the transaction with a large cable company, as described in Note 4, is being amortized over the 36 month term of the agreement in quarterly amounts of $319,815 ending in March 2019. The customer contracts acquired in the Delos Internet acquisition are being amortized over a 50 month period in quarterly amounts of $98,068 ending April 2017.  The Company’s licenses with the Federal Communications Commission (the “FCC”) are not subject to amortization as they have an indefinite useful life.

Note 7. Accrued Expenses

Accrued expenses consist of the following:

	June 30, 2016	December 31, 2015
Payroll and related	$423,804	$551,448
Professional services	243,844	427,932
Other	414,139	339,680
Property and equipment	145,248	176,614
Network	94,781	133,544
Total	$1,321,816	$1,629,218

Network represents costs incurred to provide services to the Company’s customers including tower rentals, bandwidth, troubleshooting and gear removal.

Note 8. Other Long-Term Liabilities

Other long-term liabilities consist of the following:

	June 30, 2016	December 31, 2015
Deferred rent	$655,304	$1,227,414
Deferred taxes	363,774	363,774
Total	$1,019,078	$1,591,188

Note 9. Long-Term Debt

In October 2014, the Company entered into a loan agreement (the "Loan Agreement") with Melody Business Finance, LLC (the "Lender") which provided the Company with a $35 million term loan (the "Financing" or "Note") which matures in October 2019. The Note was issued at a 3% discount totaling $1,050,000 which is being amortized over the term of the Note. The Company recognized interest expense of $69,537 and $87,466 in connection with the amortization of this discount for the three months ended June 30, 2016 and 2015, respectively. The Company recognized interest expense of $143,601 and $179,231 in connection with the amortization of this discount for the six months ended June 30, 2016 and 2015, respectively. The unamortized balance totaled $470,135 at June 30, 2016 and $613,736 at December 31, 2015.

The Note bears interest payable in cash at a rate equal to the greater of (i) the sum of the one month Libor rate on each payment date plus 7% or (ii) 8% per annum, and additional paid in kind (“PIK”), or deferred, interest that accrues at 4% per annum.  The Company paid $750,659 and $720,892 of interest and accrued $375,329 and $360,446 of PIK interest for the three months ended June 30, 2016 and 2015, respectively. The Company paid $1,493,803 and $1,426,803 of interest and accrued $746,900 and $713,402 of PIK interest for the six months ended June 30, 2016 and 2015, respectively.

The Loan Agreement contains several financial and non-financial covenants, the most significant of which is the maintenance of a minimum balance of $6.5 million in cash and cash equivalents. As of June 30, 2016, the Company was in compliance with all of the debt covenants.

In connection with the Loan Agreement and pursuant to a Warrant and Registration Rights Agreement, the Company issued warrants (the “Warrants”) to purchase 180,000 shares of common stock of which two-thirds have an exercise price of $25.20 and one-third have an exercise price of $0.20, subject to customary adjustments under certain circumstances. The Warrants have a term of seven and a half years. The fair value of the warrants granted to the Lender of $2,463,231 was calculated using the Black-Scholes option pricing model and recorded as a debt discount. The debt discount is being amortized over the term of the Note using the effective interest rate. The Company recognized interest expense of $163,130 and $205,190 in connection with the amortization of this discount for the three months ended June 30, 2016 and 2015, respectively. The Company recognized interest expense of $336,878 and $420,464 in connection with the amortization of this discount for the six months ended June 30, 2016 and 2015, respectively. The unamortized balance totaled $1,102,907 at June 30, 2016 and $1,439,785 at December 31, 2015.

The Company incurred costs, primarily professional services, of approximately $2,900,000 related to the Loan Agreement. These costs were recorded as a reduction to the note payable in the Company’s condensed consolidated balance sheet and are being amortized over the term of the Loan Agreement using the effective interest rate. Amortization expense totaled $191,641 and $241,051 for the three months ended June 30, 2016 and 2015, respectively. Amortization expense totaled $395,755 and $493,950 for the six months ended June 30, 2016 and 2015, respectively. The unamortized balance totaled $1,295,666 at June 30, 2016 and $ 1,691,421 at December 31, 2015.

Note 10. Capital Stock

On June 17, 2016, the Company entered into securities purchase agreements with certain accredited investors pursuant to which the Company raised $2,280,000 in a registered direct offering for a total of 750,000 shares (a “Share”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”). Each Share was sold as a unit (each, a “Unit”, and collectively, the “Units”) at a purchase price of $3.04 per Unit, with each Unit consisting of one Share and an unregistered warrant to purchase one share of Common Stock (collectively, the “Warrants”).  The Common Stock and the Warrants are immediately separable and were issued separately.  Expenses associated with this direct offering totaled $50,000 resulting in net proceeds to the Company of $2,230,000.

Such net proceeds were allocated to the shares and the warrants issued in the amounts of $1,672,500 and $557,500, respectively, in proportion to their relative fair value on the date of issuance.

Note 11. Stock Options and Warrants

Stock Options

The Company uses the Black-Scholes option pricing model to value options issued to employees, directors and consultants. Compensation expense, including the estimated effect of forfeitures, is recognized over the period of service, generally the vesting period. Stock compensation expense and the weighted average assumptions used to calculate the fair values of stock options granted during the periods indicated were as follows:

	Three Months Ended June 30,				Six Months Ended June 30,
	2016			2015	2016			2015
Risk-free interest rate	1.1%	-	1.2%	1.6%	1.1%	-	1.4%	1.6%
Expected volatility	80%	-	83%	59%	78%	-	83%	59%
Expected life (in years)		4.2		4.1		4.2		4.1
Expected dividend yield		-		-		-		-
Weighted average per share grant date fair value		$0.11		$0.95		$0.12		$0.95
Stock-based compensation		$140,474		$209,089		$436,859		$418,298

The risk-free interest rate was based on rates established by the Federal Reserve. The expected volatility was based upon the historical volatility for the Company’s common stock. The Company utilized historical data to determine the expected life of stock options. The dividend yield reflected the fact that the Company has not historically paid dividends, and does not expect to pay dividends in the foreseeable future. Stock-based compensation is included in general and administrative expenses in the accompanying condensed consolidated statements of operations. The unamortized amount of stock options expense totaled $280,428 as of June 30, 2016 which will be recognized over a weighted-average period of 2.2 years.

Option transactions under the stock option plans during the six months ended June 30, 2016 were as follows:

	Number	Weighted Average Exercise Price
Outstanding as of January 1, 2016	217,002	$52.20
Granted during 2016	112,750	4.00
Exercised	-	-
Cancelled /expired	34,860	67.18
Outstanding as of June 30, 2016	294,892	$31.79
Exercisable as of June 30, 2016	189,456	$45.36

Grants under the stock option plans during the six months ended June 30, 2016 were as follows:

Number
Consultant grants	11,000
Executive grants	40,000
Employee grants	51,750
Annual grants to outside directors	10,000
Total	112,750

Options granted during the reporting period had terms ranging from five to ten years. All options were issued at an exercise price equal to the fair value on the date of grant. Consultant grants vesting periods range from vesting immediately upon issuance to vesting monthly over a one-year period from the date of issuance. Executive grants vesting periods range from vesting immediately upon issuance to vesting quarterly over a two-year period from the date of issuance. Employee grants vest annually over a three-year period from the date of issuance. Director grants vest over a one-year period from the date of issuance. The aggregate fair value of the options granted was $271,444 for the six months ended June 30, 2016.

Cancellations for the six months ended June 30, 2016 related to employee terminations.

The weighted average remaining contractual life of the outstanding options as of June 30, 2016 was 5.1 years.

The intrinsic value associated with the options outstanding and exercisable was $3,900 and $1,900, respectively, as of June 30, 2016. The closing price of the Company’s common stock at June 30, 2016 was $3.40 per share.

Stock Warrants

Stock warrants during the six months ended June 30, 2016 were as follows:

	Number	Weighted Average Exercise Price
Outstanding as of January 1, 2016	202,500	$26.20
Granted during 2016	750,000	5.00
Outstanding as of June 30, 2016	952,500	$9.49
Exercisable as of June 30, 2016	202,500	$26.20

In connection with the June 17, 2016 offering, the Company issued 750,000 warrants. Each Warrant expires five years from the date of issuance, has an exercise price of $5.00 per share, and is exercisable six months from the date of issuance. The Company utilized the Black-Scholes model to value these warrants and attributed a value to them of $791,290 which was accounted for as an addition to additional paid-in capital. Assumptions included an interest rate of 1.17%, a term of 5 years, expected volatility of 81%, and a dividend yield of zero. The risk-free interest rate was based on rates established by the Federal Reserve. The expected volatility was based upon the historical volatility for the Company’s common stock. The Company utilized safe harbor guidelines allowed by the Securities and Exchange Commission to estimate the expected life of the warrants. The dividend yield reflected the fact that the Company has not historically paid dividends, and does not expect to pay dividends in the foreseeable future.

The weighted average remaining contractual life of the warrants was five years.

The aggregate intrinsic value associated with the warrants outstanding and exercisable as of June 30, 2016 was $192,000.

Cashless Exercises

The number of shares issuable upon the exercise of an option or a warrant will be lower if a holder exercises on a cashless basis. Under a cashless exercise, the holder uses a portion of the shares that would otherwise be issuable upon exercise, rather than cash, as consideration for the exercise. The amount of net shares issuable in connection with a cashless exercise will vary based on the exercise price of the option or warrant compared to the market price of the Company’s common stock on the date of exercise.

Note 12. Employee Stock Purchase Plan

Under the Company’s 2010 Employee Stock Purchase Plan (“ESPP Plan”), participants can purchase shares of the Company’s stock at a 15% discount. In April 2016, shareholders approved an increase in the number of shares of common stock issuable under the ESPP Plan from 200,000 to 500,000 shares of common stock. During the three and six months ended June 30, 2016, a total of 2,610 and 7,069 shares were issued under the ESPP Plan with a fair value of $8,874 and $19,575, respectively. The Company recognized $1,152 and $2,936 of stock-based compensation related to the 15% discount for the three and six months ended June 30, 2016, respectively. The Company recognized $1,167 and $3,115 of stock-based compensation related to the 15% discount for the three and six months ended June 30, 2015, respectively.

Note 13. Fair Value Measurement

Valuation Hierarchy

The accounting standard of the FASB for fair value measurements establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument. Level 3 inputs are unobservable inputs based on the Company’s own assumptions used to measure assets and liabilities at fair value. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their fair value due to their short maturities. There were no changes in the valuation techniques during the three and six months ended June 30, 2016.

 Note 14. Net Loss Per Common Share

Basic and diluted net loss per share has been calculated by dividing net loss by the weighted average number of common shares outstanding during the period. For the three and six months ended June 30, 2016 and 2015, the following common stock equivalents were excluded from the computation of diluted net loss per common share because they were anti-dilutive. The exercise or issuance of these common stock equivalents outstanding at June 30, 2016 and 2015 would dilute earnings per share if the Company becomes profitable in the future.

	As of June 30,
	2016	2015
Stock options	294,892	185,602
Warrants	952,500	142,500
Total	1,247,392	328,102

 Note 15. Commitments

Operating Lease Obligations

The Company has entered into operating leases related to roof rights, cellular towers, office space, and equipment leases under various non-cancelable agreements expiring through April 2025. Certain of these operating leases include extensions, at the Company's option, for additional terms ranging from one to twenty-five years. Amounts associated with the extension periods have not been included in the table below as it is not presently determinable which options, if any, the Company will elect to exercise. As of June 30, 2016, total future operating lease obligations were as follows:

Remainder of 2016	$7,450,265
2017	8,829,245
2018	4,389,155
2019	2,721,992
2020	623,067
Thereafter	95,371
$24,109,095

Rent expenses were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Points of Presence	$2,166,062	$2,009,366	$4,241,720	$4,095,064
Corporate offices	88,651	96,669	237,798	188,861
Other	113,066	100,605	234,555	188,940
	$2,367,779	$2,206,640	$4,714,073	$4,472,865

Rent expenses related to Points of Presence and other were included in infrastructure and access in the Company’s condensed consolidated statements of operations. Rent expense related to our corporate offices was included in general and administrative expenses in the Company’s condensed consolidated statements of operations.

In September 2013, the Company entered into a new lease agreement for its corporate offices and new warehouse space. The lease commenced on January 1, 2014 and expires on December 31, 2019 with an option to renew for an additional five-year term through December 31, 2024. The Company spent approximately $600,000 in leasehold improvements in connection with consolidating its corporate based employees from two buildings into one building. The Landlord agreed to contribute $380,000 in funding towards qualified leasehold improvements and made such payment in February 2014. Total annual rent payments began at $359,750 for 2014 and escalate by 3% annually reaching $416,970 for 2019.

In December 2014, the Company entered into a new lease agreement in Florida, primarily for a second sales center. The lease commenced in February 2015 for 38 months with an option to renew for an additional five-year period. Total annual rent payments started at $53,130 and escalated by 3% annually. In April 2016, the Company terminated the Florida lease. Under the terms of the agreement, the Company forfeited its security deposit of $26,648 and agreed to make a termination payment of $25,000.

Capital Lease Obligations

The Company has entered into capital leases to acquire property and equipment expiring through June 2018. As of June 30, 2016, total future capital lease obligations were as follows:

Remainder of 2016	$550,567
2017	837,811
2018	143,796
$1,532,174
Less: interest expense	98,591
Total capital lease obligations	$1,433,583
Current	$980,389
Long-term	$453,194

Note 16. Subsequent Events

On July 5, 2016, the Company filed a certificate of amendment (the “Amendment”) to its Certificate of Incorporation with the Secretary of State of the State of Delaware in order to effectuate a reverse stock split of the Company’s issued and outstanding common stock, par value $0.001 per share, on a one for twenty basis (the “Reverse Stock Split”). As a result of the Reverse Stock Split, every twenty shares of the Company’s pre-reverse split common stock will be combined and reclassified into one share of the Company’s common stock. No fractional shares of common stock will be issued. Stockholders who otherwise would be entitled to a fractional share shall receive the next higher number of whole shares. The par value and other terms of Company’s common stock were not affected by the Reverse Stock Split. The Reverse Stock Split was effective July 7, 2016.

On July 6, 2016, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with an accredited investor pursuant to which the Company raised $1,250,000 in a private placement offering 892,857 units of the Company’s securities (the “Units”) at a price of $1.40 per Unit. As adjusted for the Reverse Stock Split, each Unit consists of (i) one share of Series B Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock”), with each share of Preferred Stock convertible into one half of a share of common stock, and (ii) one fourth of a warrant (a “Warrant”), with each Warrant exercisable into common stock at an exercise price equal to $3.00 per share of common stock. The transaction closed on July 7, 2016. On July 21 and 26, 2016, the holder converted all of the shares of the preferred stock into 446,429 shares of common stock.

On July 7, 2016, the Company entered into a First Amendment (the “Amendment”) to those certain Securities Purchase Agreements, dated June 17, 2016 (the “June Purchase Agreements”), pursuant to which the Company agreed to amend the June Purchase Agreements entered into by and between certain investors and the Company. Pursuant to the terms of the Amendment and as adjusted for the Reverse Stock Split, the June Warrants were amended and restated to change the exercise price of the warrants to $3.80 from $5.00 and to include a mandatory exercise right of the Company to force exercise of the June Warrants if the Company’s common stock trades at or above $7.60 for any ten consecutive trading days out of a thirty consecutive trading day period (subject to certain equity conditions, a 9.99% beneficial ownership limitation and applicable NASDAQ shareholder approval rules, if any). All other terms of the June Warrants, including cash exercise if registered for resale within 90 days of closing, remain unchanged.

On August 3 and 19, 2016, the Company's Board of Directors approved the adoption of the 2016 Equity Incentive Plan and the 2016 Non-Executive equity Incentive Plan, respectively (the “Plans”). The Plans are intended to aid the Company in attracting and retaining qualified employees, and rewarding those individuals who have contributed to the success of the Company. Collectively, these Plans provide for the issuance of options for the purchase of up to 931,500 shares of the Company's common stock. In that connection, on August 3, 2016, the Board approved the issuance of options to the Company's directors and management for the purchase of up to 681,500 shares of the Company's common stock at $2.25 per share for a period of ten years vesting quarterly over a one year period. Additionally, on August 19, 2016, the Board reserved 250,000 shares of the Company stock for issuance under the Plan awards to non-executive employees and consultants and delegated the authority to issue option awards up to that amount to the Chief Executive Officer. All awards described herein are contingent upon shareholder approval prior to the one-year anniversary of the issuance of such awards.

On September 14, 2016, in connection with obtaining the required approval of the investors in the June 2016 financing to this offering, the Company entered into separate exchange agreements with the holders of all of the warrants issued in June 2016 and July 2016. Under the terms of the exchange agreements, each investor exchanged its respective warrants (an aggregate of 973,214 warrants), without the payment of any exercise price therefore, and relinquished any and all other rights it may have under the warrants, for an aggregate of 680,000 shares of the Company’s newly authorized shares of Series C Convertible Preferred Stock.

Shares

 Common Stock

 PROSPECTUS

Sole Book Running Manager

Laidlaw & Company (UK) Ltd.

[Alternate Page for Selling Stockholder Prospectus]

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED SEPTEMBER 15, 2016

805,000 Shares

Common Stock

Th is prospectus relates to the offer for sale of 805,000 shares of common stock, par value $0.001 per share, by the existing holders of the securities named in this prospectus, referred to as selling stockholders throughout this prospectus. We will not receive any of the proceeds from the sale of common shares by the selling stockholders named in this prospectus.

The distribution of securities offered hereby may be effected in one or more transactions that may take place on The NASDAQ Capital Market, including ordinary brokers’ transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders. Our common stock is presently quoted on The Nasdaq Capital Market under the symbol “TWER”. On September 12, 2016, the last reported sale price for our common stock on The Nasdaq Capital Market was $2.13 per share.

The selling stockholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

On            , 2016, a registration statement under the Securities Act of 1933, as amended, with respect to our public offering underwritten by Laidlaw & Company (UK) Ltd., as the underwriter, of $5 million of our common stock was declared effective by the Securities and Exchange Commission. We received approximately $5.0 million in net proceeds from the offering (assuming no exercise of the underwriters’ over-allotment option) after payment of underwriting discounts and commissions and estimated expenses of the offering (the “Laidlaw Offering”).

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 13 of this prospectus for a discussion of information that should be considered in connection with an investment in our common stock.

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2016.

[Alternate Page for Selling Stockholder Prospectus]

SHARES REGISTERED FOR RESALE

Overview

June 2016 Financing

On June 17, 2016, we entered into securities purchase agreements with certain accredited investors pursuant to which the Company agreed to sell in a registered direct offering a total of 750,000 shares of common stock. Each share was sold as a unit at a purchase price of $3.04 per unit, with each unit consisting of one share of common stock and an unregistered warrant to purchase one share of common stock.  The securities purchase agreement provided that the Company must obtain the lead investor’s consent to all future financings through December 20, 2016 (the “Lead Investor’s Consent”).

Each warrant was to expire five years from the date of issuance and was exercisable immediately after the date of issuance, or six months from the date of issuance if required by the listing rules of The Nasdaq Capital Market (“NASDAQ”) or the shareholder approval rules of NASDAQ. The warrants were exercisable for cash and were registered for resale pursuant to an effective registration statement. The warrants also provide for certain rights upon fundamental transactions and adjustments to the exercise price of the warrants based on stock dividends, stock splits and similar corporate actions.  The Company was prohibited from effecting the exercise of a holder’s warrant to the extent that, as a result of such exercise, such holder would beneficially own more than 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of such Warrant.

On July 7, 2016, the Company amended and restated the warrants to change the exercise price of the warrants to $3.80 from $5.00 and to include a mandatory exercise right of the Company to force exercise of the warrants if the Company’s common stock trades at or above $7.60 for any ten consecutive trading days out of a thirty consecutive trading day period (subject to certain equity conditions, a 9.99% beneficial ownership limitation and applicable NASDAQ shareholder approval rules, if any). All other terms of the warrants remain unchanged.

July 2016 Financing

On July 6, 2016, we entered into a securities purchase agreement with an accredited investor pursuant to which the Company agreed to sell in a private placement 892,857 units of the Company’s securities at an aggregate purchase price of $1,250,000. Each unit consisted of (i) one share of Series B Convertible Preferred Stock, with each share of Series B Convertible Preferred Stock convertible into one half of a share of common stock, and (ii) one fourth of a warrant, with each warrant exercisable into common stock at an exercise price equal to $3.00 per share of common stock, subject to adjustment as provided therein.  446,428 shares of Series B Convertible Preferred Stock and warrants to purchase 223,214 shares of common stock were issued in this transaction. The transaction closed on July 7, 2016.

Each warrant was to expire five years from the date of issuance and was exercisable immediately after the date of issuance. The warrants were exercisable for cash and were registered for resale pursuant to an effective registration statement.  The warrants also provided for certain rights upon fundamental transactions and adjustments to the exercise price of the warrants based on stock dividends, stock splits and similar corporate actions.  The Company was prohibited from effecting the exercise of a holder’s warrant to the extent that, as a result of such exercise, such holder would beneficially own more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon exercise of such warrant.  The Company was also prohibited from issuing shares underlying the warrants if such issuance would violate the shareholder approval rules of NASDAQ.

Consultant Shares

In August 2016, the Company issued a selling stockholder 125,000 shares of common stock as compensation for services. Such shares are being registered for resale in this prospectus.

September 2016 Warrant Exchange

On September 14, 2016, in connection with obtaining the Lead Investor’s Consent to the Laidlaw Offering, the Company exchanged the 750,000 warrants issued in June 2016 and the 223,214 warrants issued in July 2016 for an aggregate of 680,000 newly authorized shares of Series C Convertible Preferred Stock pursuant to an exchange agreement. Each share of Series C Convertible Preferred Stock has a liquidation value of $0.001 and is convertible into one share of common stock, subject to adjustments for stock dividends, stock splits and similar corporate actions. The Company is prohibited from effecting the conversion of a holder’s Series C Convertible Preferred Stock to the extent that, as a result of such exercise, such holder would beneficially own more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon such conversion. The Series C Convertible Preferred Stock shall rank senior to the Series A Preferred Stock and the Company’s Common Stock.

The Company agreed to register the shares of common stock underlying the Series C Convertible Preferred Stock for resale and to keep the related registration statement continuously effective until the earlier of the date that is one year from the date such registration statement is declared effective or all of the shares issuable upon the conversion of our term loans have been sold thereunder or pursuant to Rule 144 or may be sold pursuant to Rule 144 without volume or manner-of-sale restrictions and without the requirement for us to be in compliance with the current public information requirement under Rule 144. In the event we are unable to register all such shares in the registration statement contemplated by the registration rights agreement, we agreed to use our commercially reasonable efforts to file amendments to the initial registration statement to cover any such unregistered shares. We agreed to pay all fees and expenses related to the filing of such registration statements.

[Alternate Page for Selling Stockholder Prospectus]

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of common stock by the selling stockholders named in this prospectus. All proceeds from the sale of the conversion shares will be paid directly to the selling stockholders.

[Alternate Page for Selling Stockholder Prospectus]

SELLING STOCKHOLDERS

The following table sets forth information with respect to our common stock known to us to be beneficially owned by the selling stockholders as of September 14, 2016. To our knowledge, the selling stockholders have sole voting and investment power over the common stock listed in the table below. Except as otherwise disclosed herein, the selling stockholders, to our knowledge, have not had a material relationship with us during the three years immediately preceding the consummation of the private placement.

	Beneficial Ownership of Common Stock Prior to the Offering			Common Stock Saleable Pursuant	Beneficial Ownership of Common Stock After the Offering (1)
Name of Selling Stockholder	Number of Shares		Percent of Class (2)	to This Prospectus	Number of Shares			Percent of Class (2)
GRQ Consultants, Inc. Roth 401K FBO Barry Honig (3)	84,500	(4)	1.8%	84,500	0			-
GRQ Consultants, Inc. Roth 401K FBO Renee Honig (5)	84,500	(6)	1.8%	84,500	0			-
Barry Honig	276,315	(7)	5.6%	107,315	169,000	(4)	(6)	2.6%
John Stetson	211,025	(8)	4.3%	38,025	173,000	(9)		3.6%
Melechdavid, Inc. (10)	33,800	(11)	*	33,800	0			-
Jonathan Honig	136,623	(12)	2.8%	136,623	0			-
ATG Capital, LLC (13)	22,237	(14)	*	22,237	0			-
HS Contrarian Investments, LLC (15)	173,000	(9)	3.2%	173,000	0			-
Paradox Capital Partners, LLC (16)	127,614	(17)	2.7%	125,000	2,614	(18)		*

* Less than 1%

(1)

Assumes that all of the shares held by the selling stockholders covered by this prospectus are sold and that the selling stockholders acquire no additional shares of common stock before the completion of this offering. However, as the selling stockholders can offer all, some, or none of their common stock, no definitive estimate can be given as to the number of shares that the selling stockholders will ultimately offer or sell under this prospectus.

(2)	Calculated based on 4,675,796 shares of common stock outstanding as of September 14, 2016.

(3)	Barry Honig is the Trustee of GRQ Consultants, Inc. Roth 401K FBO Barry Honig (“Roth 401K”). In such capacity he is deemed to hold voting and dispositive power over the securities held by such entity.

(4)	Includes 84,500 shares of common stock underlying 84,500 shares of Series C Convertible Preferred Stock held by Roth 401K.

(5)

 Renee Honig is the Trustee of GRQ Consultants, Inc. Roth 401K FBO Renee Honig (“Renee Roth 401K”). In such capacity she is deemed to hold voting and dispositive power over the securities held by such entity. Ms. Honig is Mr. Honig’s spouse.

(6)	Includes 84,500 shares of common stock underlying 84,500 shares of Series C Convertible Preferred Stock held by Renee Roth 401K.

(7)

Includes (i) 107,315 shares of common stock underlying 107,315 shares of Series C Convertible Preferred Stock held by Mr. Honig, (ii) 84,500 shares of common stock underlying 84,500 shares of Series C Convertible Preferred Stock held by Roth 401K and (iii) 84,500 shares of common stock underlying 84,500 shares of Series C Convertible Preferred Stock held by Renee Roth 401K.

(8)

Includes (i) 38,025 shares of common stock underlying 38,025 shares of Series C Convertible Preferred Stock held by Mr. Stetson and (ii) 173,000 shares of common stock underlying 173,000 shares of Series C Convertible Preferred Stock held by HS Contrarian Investments, LLC. John Stetson is the Managing Member of HS Contrarian Investments, LLC and in such capacity, is deemed to hold voting and dispositive power of the securities held by HS Contrarian Investments, LLC.

(9)	Includes 173,000 shares of common stock underlying 173,000 shares of Series C Convertible Preferred Stock held by HS Contrarian Investments, LLC.

(10)	Mark Groussman is the President of Melechdavid, Inc. In such capacity, he has voting and dispositive control over the securities held by such entity.

(11)	Includes 33,800 shares of common stock underlying 33,800 shares of Series C Convertible Preferred Stock held by Melechdavid, Inc.

(12)	Includes 136,623 shares of common stock underlying 136,623 shares of Series C Convertible Preferred Stock held by Jonathan Honig.

(13)	John O’Rourke is the Managing Member of ATG Capital, LLC. In such capacity he has voting and dispositive control over the securities held by such entity.

(14)	Includes 22,237shares of common stock underlying 22,237shares of Series C Convertible Preferred Stock held by ATG Capital, LLC.

(15)	John Stetson is the Managing Member of HS Contrarian Investments, LLC. In such capacity he has voting and dispositive control over the securities held by such entity.

(16)	Harvey Kesner is the Manager of Paradox Capital Partners, LLC. In such capacity he has voting and dispositive control over the securities held by such entity.

(17)

Includes (i) 189 shares held by trusts for the benefit of Mr. Kesner's children, of which he is the trustee and in such capacity has voting and dispositive control over the securities held by such entity, (ii) 126,725 shares held by Paradox Capital Partners, LLC, (iii) 1,725 shares held by the Harvey and Renee Kesner JTWROS, of which Mr. Kesner is the trustee and in such capacity has voting and dispositive control over the securities held by such entity and (iv) 700 shares held by Harvey Kesner IRA, of which Mr. Kesner is the trustee and in such capacity has voting and dispositive control over the securities held by such entity.

(18)

Includes (i) 189 shares held by trusts for the benefit of Mr. Kesner's children, of which he is the trustee and in such capacity has voting and dispositive control over the securities held by such entity, (ii) 1,225 shares held by Paradox Capital Partners, LLC, (iii) 1,725 shares held by the Harvey and Renee Kesner JTWROS, of which Mr. Kesner is the trustee and in such capacity has voting and dispositive control over the securities held by such entity and (iv) 700 shares held by Harvey Kesner IRA, of which Mr. Kesner is the trustee and in such capacity has voting and dispositive control over the securities held by such entity.

[Alternate Page for Selling Stockholder Prospectus]

PLAN OF DISTRIBUTION

Each selling stockholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the Nasdaq Capital Markets or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, they will be subject to the prospectus delivery requirements of the Securities Act of 1933, as amended, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without the requirement to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144 or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act of 1933, as amended).

[Alternate Page for Selling Stockholder Prospectus]

LEGAL MATTERS

The validity of the shares offered by this prospectus will be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York. Members of the firm beneficially own 127,614 shares of common stock of the Company.

[Alternate Page for Selling Stockholder Prospectus]

Through and including            , 2016, (the 25th day after the date of this prospectus), all dealers effecting transactions in the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

805,000 Shares

Common Stock

P R O S P E C T U S

           , 2016

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the Registrant, other than estimated underwriters' fees and commissions, in connection with our public offering. All amounts shown are estimates except for the SEC registration fee:

SEC registration fee	$2,014
FINRA filing fee	$3,500
Legal fees and expenses	$125,000
Accounting fees and expenses	$40,000
Transfer agent and registrar fees	$10,000
Printing and engraving expenses	$10,000
Miscellaneous fees and expenses	$184,500
Total	$375,000

* To be filed by amendment.

Item 14. Indemnification of Directors and Officers

Section 145 of the DGCL provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our certificate of incorporation and bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the DGCL would permit indemnification.

Item 15. Recent Sales of Unregistered Securities

October 2014 Loan Agreement

On October 16, 2014, we and our subsidiaries, Towerstream I, Inc. and Hetnets Tower Corporation entered into a loan agreement with Melody Business Finance, LLC pursuant to which Melody Business Finance, LLC provided us with a five-year $35 million secured term loan. The loan bears interest at a rate equal to the greater of (i) the sum of the most recently effective one month Libor as in effect on each payment date plus 7% or (ii) 8% per annum, and additional paid in kind (“PIK”), or deferred, interest that shall accrue at 4% per annum.

In connection with the loan agreement and pursuant to a warrant and registration rights agreement, as amended on March 9, 2016, the Company issued warrants to purchase 180,000 shares of common stock of which two-thirds have an exercise price of $25.20 and one-third have an exercise price of $0.20 subject to customary adjustments under certain circumstances. The warrants have a term of seven and a half years. Warrant holders have piggyback and demand registration rights and may exercise the warrants on a cash or cashless basis at any time.

The Company issued the warrants in reliance upon the exemption from registration provided under Section 4(a)(2) of the Securities Act of 1933, as amended.

June 2016 Private Placement

On June 17, 2016, we issued certain accredited investors warrants to purchase an aggregate of 750,000 shares of common stock. As amended and restated, each warrant was to expire five years from the date of issuance, have an exercise price of $3.80 per share and will be exercisable immediately after the date of issuance, or six months from the date of issuance if required by the listing rules of The Nasdaq Capital Market or the shareholder approval rules of Nasdaq. The warrants included a mandatory exercise right of the Company to force exercise of the warrants if the Company’s common stock trades at or above $7.60 for any ten consecutive trading days out of a thirty consecutive trading day period (subject to certain equity conditions, a 9.99% beneficial ownership limitation and applicable NASDAQ shareholder approval rules, if any). The warrants were exercisable for cash if there was an effective registration statement registering the warrant shares for resale. Otherwise the warrants were exercisable on a cashless basis. The warrant shares were registered for resale pursuant to an effective registration statement. The warrants also provided for certain rights upon fundamental transactions and adjustments to the exercise price based on stock dividends, stock splits and similar corporate actions. We were prohibited from effecting the exercise of a holder’s warrant to the extent that, as a result of such exercise, such holder would beneficially own more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon exercise of such warrant.

The warrants and underlying warrant shares were offered and sold only to “accredited investors” (as defined in Rule 501(a) of the Securities Act) pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act and/or Regulation D of the Securities Act.

July 2016 Private Placement

On July 6, 2016, we entered into a securities purchase agreement with an accredited investor pursuant to which the Company agreed to sell in a private placement 892,857 units of the Company’s securities at an aggregate purchase price of $1,250,000. Each unit consisted of (i) one share of Series B Convertible Preferred Stock, with each share of Series B Convertible Preferred Stock convertible into one half of a share of common stock, and (ii) one fourth of a warrant, with each warrant exercisable into common stock at an exercise price equal to $3.00 per share of common stock, subject to adjustment as provided therein.  The transaction closed on July 7, 2016.

The Company filed a Certificate of Designations, Preferences and Rights of the Series B Convertible Preferred Stock with the Delaware Secretary of State on July 7, 2016. Each preferred share has a liquidation value of $0.001. The Company is prohibited from effecting the conversion of a holder’s Series B Convertible Preferred Stock to the extent that, as a result of such exercise, such holder would beneficially own more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon such conversion.

The warrants were exercisable into 223,214 shares of common stock at an exercise price equal to $3.00 per share of common stock, subject to adjustment as provided therein. Each warrant was to expire five years from the date of issuance and be exercisable immediately after the date of issuance. The warrants were exercisable for cash if there was an effective registration statement registering the warrant shares for resale. Otherwise the warrants were exercisable on a cashless basis. The warrant shares were registered for resale pursuant to an effective registration statement. The warrants also provided for certain rights upon fundamental transactions and adjustments to the exercise price of the warrants based on stock dividends, stock splits and similar corporate actions. We were prohibited from effecting the exercise of a holder’s warrant to the extent that, as a result of such exercise, such holder would beneficially own more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon exercise of such warrant.

These securities were offered and sold only to “accredited investors” (as defined in Rule 501(a) of the Securities Act) pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act and/or Regulation D of the Securities Act.

September 2016 Warrant Exchange Agreement

On September 14, 2016, in connection with obtaining the consent of the June 2016 warrant holders to this offering, the Company entered into separate exchange agreements with the holders of all of the warrants issued in June 2016 and July 2016. Under the terms of the exchange agreements, each investor exchanged its respective warrants (an aggregate of 973,214 warrants), without the payment of any exercise price therefore, and relinquished any and all other rights it may have under the warrants, for an aggregate of 680,000 shares of the Company’s newly authorized shares of Series C Convertible Preferred Stock. Each share of Series C Convertible Preferred Stock has a liquidation value of $0.001 and is convertible into one share of common stock, subject to adjustments for stock dividends, stock splits and similar corporate actions. The Company is prohibited from effecting the conversion of a holder’s Series C Convertible Preferred Stock to the extent that, as a result of such exercise, such holder would beneficially own more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon such conversion. The Series C Convertible Preferred Stock shall rank senior to the Series A Preferred Stock and the Company’s common stock. The Company has agreed to register for resale the 680,000 shares of common stock issuable upon conversion of Series C Convertible Preferred Stock.

The securities issued pursuant to the exchange agreements were issued as exempt securities pursuant to the provisions of Section 3(a)(9) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

 (a) Exhibits.

Exhibit No.	Description

1.1	Form of Underwriting Agreement*
2.1

Agreement of Merger and Plan of Reorganization, dated January 12, 2007, by and among University Girls Calendar, Ltd., Towerstream Acquisition, Inc. and Towerstream Corporation (Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on January 19, 2007)

3.1

Certificate of Incorporation of University Girls Calendar, Ltd. (Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of University Girls Calendar, Ltd. filed with the Securities and Exchange Commission on January 5, 2007)

3.2

Certificate of Amendment to Certificate of Incorporation of University Girls Calendar, Ltd., changing the Company’s name to Towerstream Corporation (Incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2007)

3.3

Amendment No. 1 to the Certificate of Incorporation of Towerstream Corporation (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 8, 2012)

3.4

Certificate of Amendment to the Certificate of Incorporation of Towerstream Corporation (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 25, 2015)

3.5

Certificate of Amendment to the Certificate of Incorporation of Towerstream Corporation (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on July 6, 2016)

3.6	By-laws (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Commission on January 19, 2007)
3.7	Amendment No. 1 to By-laws (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on August 30, 2007)
3.8

Certificate of Designation of Rights, Preferences and Privileges of Series A Preferred Stock (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on November 12, 2010)

3.9

Certificate of Designation of Rights, Preferences and Privileges of Series B Convertible Stock (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on July 8, 2016)

3.10	Certificate of Designation of Rights, Preferences and Privileges of Series C Convertible Preferred Stock *
4.1	Rights Agreement (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on November 12, 2010)
5.1	Opinion of Sichenzia Ross Friedman Ference LLP*
10.1

Towerstream Corporation 2007 Equity Compensation Plan (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2007)

10.2

Form of 2007 Equity Compensation Plan Incentive Stock Option Agreement (Incorporated by reference to Exhibit 10.18 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2007)

10.3

Form of 2007 Equity Compensation Plan Non-Qualified Stock Option Agreement (Incorporated by reference to Exhibit 10.19 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2007)

10.4

Form of Directors and Officers Indemnification Agreement (Incorporated by reference to Exhibit 10.17 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2007)

10.5

Towerstream Corporation 2007 Incentive Stock Plan (Incorporated by reference to Exhibit B to the Company’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on September 6, 2012)

10.6

Employment Agreement, dated December 21, 2007, between Towerstream Corporation and Jeffrey M. Thompson (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 31, 2007)

10.7

Office Lease Agreement dated March 21, 2007 between Tech 2, 3, & 4 LLC (Landlord) and Towerstream Corporation (Tenant) (Incorporated by reference to Exhibit 10.9 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 18, 2009)

10.8

First Amendment to Office Lease dated August 8, 2007, amending Office Lease Agreement dated March, 21 2007 (Incorporated by reference to Exhibit 10.10 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 18, 2009)

10.9

2008 Non-Employee Directors Compensation Plan (Incorporated by reference to Exhibit B to the Company’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on September 14, 2010).

10.10	Amendment to Employment Agreement of Jeffrey M. Thompson (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 9, 2011)
10.11	Amendment to Employment Agreement of Jeffrey M. Thompson (Incorporated by reference to the Company’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on January 13, 2012)
10.12	2010 Employee Stock Purchase Plan (Incorporated by reference to Exhibit A to the Company’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on September 14, 2010)
10.13

Second Amendment to Office Lease Agreement dated September 12, 2013, amending Office Lease Agreement dated March, 21 2007 (Incorporated by reference to Exhibit 10.15 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2014)

10.14

Loan Agreement dated October 16, 2014 by and among Towerstream Corporation, Towerstream I, Inc. and Hetnets Tower Corporation, as Borrowers, the financial institutions named therein as Lenders and Melody Business Finance, LLC, as Administrative Agent (Incorporated by reference to Exhibit 10.14 to the Company’s Annual Report on Form 10-K of Towerstream Corporation filed with the Securities and Exchange Commission on March 12, 2015)

10.15

Security Agreement dated October 16, 2014 by and among Towerstream Corporation, Towerstream I, Inc., Hetnets Tower Corporation, Alpha Communications Corp., Omega Communications Corp., and Towerstream Houston, Inc., as Grantors, in favor of Melody Business Finance LLC, as Administrative Agent (Incorporated by reference to Exhibit 10.14 to the Company’s Annual Report on Form 10-K of Towerstream Corporation filed with the Securities and Exchange Commission on March 12, 2015)

10.16

Warrant Registration Rights Agreement by and between Towerstream Corporation and the Warrant Holders Set Forth on Schedule A Attached thereto dated October 16, 2014 (Incorporated by reference to Exhibit 10.16 to the Company’s Annual Report on Form 10-K filed with the Commission on March 12, 2015)

10.17	Form of A Warrant (Incorporated by reference to Exhibit 10.17 to the Company’s Annual Report on Form 10-K filed with the Commission on March 12, 2015)
10.18	Form of B Warrant (Incorporated by reference to Exhibit 10.18 to the Company’s Annual Report on Form 10-K filed with the Commission on March 12, 2015)
10.19

Second Amendment to Employment Agreement of Jeffrey M. Thompson (Incorporated by reference to Exhibit 10.14 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2015)

10.20

Office Lease Agreement dated December 12, 2014 between 6800 Broken Sound LLC (Landlord) and Towerstream Corporation (Incorporated by reference to Exhibit 10.14 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2015)

10.21

Third Amendment to Employment Agreement of Jeffrey M. Thompson (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 29, 2015)

10.22

Separation Agreement by and between Jeffrey M. Thompson and Towerstream Corporation (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 17, 2016)

10.23

Asset Purchase Agreement dated March 9, 2016, by and among Towerstream Corporation, Towerstream I, Inc. and Time Warner Cable Enterprises, LLC (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 15, 2016)

10.24

Backhaul Agreement dated March 9, 2016, dated March 9, 2016, by and among Towerstream Corporation, Towerstream I, Inc. and Time Warner Cable Enterprises, LLC (Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 15, 2016)

10.25

Mutual Termination Agreement dated March 9, 2016 by and between Time Warner Cable Enterprises, LLC and Hetnets Tower Corporation (Incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 15, 2016)

10.26

Consent and Release dated March 9, 2016, by and among Towerstream Corporation, Towerstream I, Inc., Hetnets Tower Corporation, Alpha Communications Corp., Omega Communications Corp., Towerstream Houston, Inc., and Melody Business Finance, LLC (Incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 15, 2016)

10.27

Amendment No. 1 to Warrant and Registration Rights Agreement dated March 9, 2016, by and between Towerstream Corporation and Melody Business Finance, LLC (Incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 15, 2016)

10.28

Separation Agreement by and between Joseph P. Hernon and Towerstream Corporation (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 9, 2016)

10.29

Engagement Letter, dated June 8, 2016, between Towerstream Corporation and Frederick Larcombe (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 9, 2016)

10.30

Form of Securities Purchase Agreement by and among Towerstream Corporation and the Signatories thereto dated June 17, 2016 (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 20, 2016)

10.31	Form of Warrant Issued June 20, 2016 (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on June 20, 2016)
10.32

Form of Registration Rights Agreement by and among Towerstream Corporation and the Signatories thereto dated June 17, 2016 (Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Commission on June 20, 2016)

10.33

Form of Securities Purchase Agreement by and among Towerstream Corporation and the Signatory thereto dated July 6, 2016 (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on July 8, 2016)

10.34	Form of Warrant issued July 7, 2016 (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on July 8, 2016)
10.35

Form of Registration Rights Agreement by and among Towerstream Corporation and the Signatories thereto dated July 7, 2016 (Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Commission on July 8, 2016)

10.36

Amendment No. 1, dated July 7, 2016, to Securities Purchase Agreement by and among Towerstream Corporation and the Signatories thereto dated June 17, 2016 (Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the Commission on July 8, 2016)

10.37	Form of Amended and Restated Warrant (Incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the Commission on July 8, 2016)
10.38	Form of Warrant Exchange Agreement dated September 14, 2016*
10.39	Registration Rights Agreement by and among Towerstream Corporation and the Signatories thereto dated September 14, 2016 *
10.40	2016 Equity Incentive Plan (Incorporated by reference to Appendix A to the Company’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on August 18, 2016)
10.41	Consulting Agreement with Earnest Ortega, dated September 14, 2016 (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on September 15, 2016)
14.1

Code of Ethics and Business Conduct (Incorporated by reference to Exhibit 14.1 to the Company’s Annual Report on Form 10-K of Towerstream Corporation filed with the Securities and Exchange Commission on March 17, 2011)

21.1

Subsidiaries of the Registrant (Incorporated by reference to Exhibit 10.15 to the Company’s Annual Report on Form 10-K of Towerstream Corporation filed with the Securities and Exchange Commission on March 17, 2014)

23.1	Consent of Marcum LLP*
23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)*
24.1	Power of Attorney (set forth on the signature page of the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 8, 2016)

101.INS	XBRL Instance Document *
101.SCH	XBRL Taxonomy Extension Schema Document *
101.CAL	XBRL Taxonomy Calculation Linkbase Document *
101.LAB	XBRL Taxonomy Labels Linkbase Document *
101.PRE	XBRL Taxonomy Presentation Linkbase Document *
101.DEF	XBRL Definition Linkbase Document *

* Filed herewith.

Item 17.   Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Middletown, Rhode Island, on the 15th day of September, 2016.

TOWERSTREAM CORPORATION

By:	/s/ Philip Urso
Philip Urso
Interim Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Frederick Larcombe
Frederick Larcombe
Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Philip Urso
Philip Urso	Director, Chairman and Interim Chief Executive Officer	September 15, 2016
(Principal Executive Officer)
/s/ Frederick Larcombe
Frederick Larcombe	Chief Financial Officer	September 15, 2016
(Principal Financial Officer and Principal Accounting Officer)
/s/ *
Howard L. Haronian, M.D.	Director	September 15, 2016

/s/ *
William J. Bush	Director	September 15, 2016

/s/ *
Paul Koehler	Director	September 15, 2016

  * By executing his name hereto, Philip Urso is signing this document on behalf of the persons indicated above pursuant to the powers of attorney duly executed by such persons and filed with the Securities and Exchange Commission.

By:	/s/ Philip Urso
Philip Urso
September 15, 2016